Exhibit 10.1

$12,000,000 Revolving Loan Facility

$15,000,000 Term A Loan

$15,000,000 Term B Loan

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

among

FIREARMS TRAINING SYSTEMS, INC. and FATS, INC.,

as Borrowers

and

CAPITALSOURCE FINANCE LLC,

as Agent and Lender

Dated as of

September 30, 2004

i

	3.6	Letter of Credit Fee	23

	3.7	Acknowledgement of Joint and Several Liability, Cross-Guaranty and Contribution Rights; Guaranty Enforcement	24

IV.	CONDITIONS PRECEDENT		27

	4.1	Conditions to Initial Advance, Funding the Term Loans and Closing	27

	4.2	Conditions to Each Advance and Funding of the Term Loans	31

V.	REPRESENTATIONS AND WARRANTIES		32

	5.1	Organization and Authority; Security Interest	32

	5.2	Loan Documents	33

	5.3	Subsidiaries, Capitalization and Ownership Interests	33

	5.4	Properties	34

	5.5	Other Agreements	34

	5.6	Litigation	34

	5.7	Hazardous Materials	35

	5.8	Tax Returns; Governmental Reports	35

	5.9	Financial Statements and Reports	35

	5.10	Compliance with Law; Business	36

	5.11	Intellectual Property	37

	5.12	Licenses and Permits; Labor	37

	5.13	No Default; Solvency	38

	5.14	Disclosure	38

	5.15	Existing Indebtedness; Investments, Guarantees and Certain Contracts	38

	5.16	Affiliated Agreements	39

	5.17	Insurance	39

	5.18	Foreign Assets Control Regulations and Anti-Money Laundering.	39

	5.19	Non-Subordination	40

	5.20	Collateral	40

	5.21	Intentionally Omitted	41

	5.22	Intentionally Omitted	41

	5.23	Legal Investments; Use of Proceeds	41

	5.24	Broker’s or Finder’s Commissions	41

	5.25	Survival	41

VI.	AFFIRMATIVE COVENANTS		41

	6.1	Financial Statements, Reports and Other Information	41

	6.2	Conduct of Business and Maintenance of Existence and Assets	46

	6.3	Compliance with Legal and Other Obligations	46

	6.4	Insurance	46

	6.5	True Books	47

	6.6	Inspection; Periodic Audits	47

	6.7	Further Assurances; Post Closing	48

	6.8	Payment of Indebtedness	48

	6.9	Lien Searches	48

	6.10	Use of Proceeds	49

	6.11	Collateral Documents; Security Interest in Collateral	49

	6.12	Taxes and Other Charges	50

	6.13	Foreign Currency Hedge Arrangements	51

VII.	NEGATIVE COVENANTS		51

	7.1	Financial Covenants	51

	7.2	Indebtedness	51

	7.3	Liens	52

	7.4	Investments and Investment Property; Subsidiaries	53

	7.5	Dividends; Redemptions; Equity	54

	7.6	Transactions with Affiliates	55

	7.7	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Taxes; Trade Names	56

	7.8	Transfer of Assets	56

	7.9	Contingent Obligations and Risks	57

	7.10	Truth of Statements	57

	7.11	Payment on Certain Indebtedness.	57

	7.12	Negative Pledge	57

	7.13	Deposit Accounts	58

	7.14	Modifications of Agreements	58

VIII.	EVENTS OF DEFAULT		59

IX.	RIGHTS AND REMEDIES AFTER DEFAULT		62

	9.1	Rights and Remedies	62

	9.2	Application of Proceeds	64

	9.3	Rights to Appoint Receiver	65

	9.4	Attorney in Fact	66

	9.5	Blocked Accounts	66

	9.6	Rights and Remedies not Exclusive	66

X.	WAIVERS AND JUDICIAL PROCEEDINGS		66

	10.1	Waivers	66

	10.2	Delay; No Waiver of Defaults	67

	10.3	Jury Waiver	67

	10.4	Amendment and Waivers	67

	10.5	Waivers of Claims; Consequential and Punitive Damages	68

	10.6	No Third Party Beneficiaries	69

XI.	EFFECTIVE DATE AND TERMINATION		69

	11.1	Effectiveness and Termination	69

	11.2	Survival	70

XII.	AGENCY PROVISIONS		70

	12.1	Agent	70

	12.2	Consents	75

	12.3	Set Off and Sharing of Payments	75

	12.4	Disbursement of Funds	76

	12.5	Settlements; Payments and Information	76

	12.6	Dissemination of Information	78

XIII.	MISCELLANEOUS		78

	13.1	Governing Law; Jurisdiction; Service of Process; Venue	78

	13.2	Successors and Assigns; Assignments and Participations	79

	13.3	Application of Payments	82

	13.4	Indemnity	82

	13.5	Notice	83

	13.6	Severability; Captions; Counterparts; Facsimile Signatures	83

	13.7	Expenses	84

	13.8	Entire Agreement	84

	13.9	Approvals and Duties	85

	13.10	Confidentiality and Publicity	85

	13.11	Release of Collateral	86

13.12	Senior Debt	87

13.13	No Consequential Damages	87

13.14	Conflict	87

v

APPENDICES
Appendix A	Definitions
ANNEXES

Annex I	Financial Covenants
EXHIBITS

Exhibit A	Borrowing Certificate
SCHEDULES

Schedule A	Lenders/Commitments
Schedule 2.4	Borrowers’ Accounts
Schedule 5.1	Jurisdictions of Qualification
Schedule 5.3	Subsidiaries, Capitalization and Ownership Interests
Schedule 5.4	Properties
Schedule 5.6	Litigation
Schedule 5.11	Intellectual Property
Schedule 5.12	Permits
Schedule 5.16	Affiliated Agreements
Schedule 5.17	Insurance
Schedule 5.20A	Names
Schedule 5.20B	Location of Offices, Records and Collateral
Schedule 5.20C	Deposit Accounts and Investment Property
Schedule 5.24	Broker’s Fees
Schedule 6.7	Further Assurances and Post-Closing Deliverables
Schedule 7.2	Permitted Indebtedness
Schedule 7.3	Permitted Liens
Schedule 7.4	Investment Property

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of September 30, 2004, is entered into by and among FIREARMS TRAINING SYSTEMS, INC., a Delaware corporation (“Parent”), FATS, INC., a Delaware corporation (“FATS,” and, together with Parent, individually a “Borrower” and collectively, “Borrowers”), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“CapitalSource”), as administrative, payment and collateral agent for Lenders (in such capacities, the “Agent”), and Lenders.

WHEREAS, Borrowers have requested that Lenders (as defined herein) make available to Borrowers a revolving credit facility (the “Revolving Facility”) in a maximum principal amount at any time outstanding of up to the Facility Cap (as defined herein), a term A loan facility (the “Term A Loan”) in an aggregate maximum principal amount of Fifteen Million Dollars ($15,000,000), and a term B loan facility (the “Term B Loan”) in an aggregate maximum principal amount of Fifteen Million Dollars ($15,000,000), the proceeds of each of which shall be used by Borrowers to refinance existing indebtedness, in the purchase or generation of additional inventory and receivables in the future, for payments to Agent and Lenders hereunder, and for other purposes in connection with the Business, in each case, not prohibited hereunder; and

WHEREAS, Lenders are willing to make the Revolving Facility, the Term A Loan and the Term B Loan available to Borrowers upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency and adequacy of which hereby are acknowledged, Credit Parties, Agent and Lenders hereby agree as follows:

I. DEFINITIONS

1.1 General Terms

(a) For purposes of the Loan Documents and all Annexes thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in Appendix A hereto shall have the meanings given such terms in Appendix A, which is incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, this Agreement and any agreement or contract referred to herein or in Appendix A shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and

Borrowers, Agent or Requisite Lenders shall so request, Agent, Requisite Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

II. LOANS, PAYMENTS AND INTEREST

2.1 The Revolving Facility

Subject to the provisions of this Agreement, each Revolving Lender agrees to make available its Pro Rata Share of Advances to Borrowers under the Revolving Facility from time to time during the Term; provided, that (i) the amount of the Pro Rata Share of the Advances of any Revolving Lender shall not at any time exceed its separate Commitment with respect to the Revolving Facility, (ii) the aggregate amount of all Advances at any time outstanding under the Revolving Facility shall not exceed the Facility Cap minus the Letter of Credit Usage, and (iii) the Senior Leverage Ratio requirements of Section 4.2(d) shall have been met. The obligations of Revolving Lenders hereunder shall be several, and not joint or joint and several, up to the amount of the Commitments. The Revolving Facility is a revolving credit facility which may be drawn, repaid and redrawn from time to time as permitted under this Agreement. Unless otherwise permitted by Agent, each Advance shall be in an amount of at least One Hundred Thousand Dollars ($100,000). Advances under the Revolving Facility automatically shall be made for the payment of interest on the Notes and other Obligations on the date when due to the extent available and as provided for in this Agreement. Borrowers may not at any time increase, reduce or otherwise adjust the Facility Cap.

2.2 The Revolving Notes; Maturity

(a) All Advances under the Revolving Facility shall be evidenced by the Revolving Notes, payable to the order of each Revolving Lender in the principal amount of the Commitment of such Revolving Lender, duly executed and delivered by Borrowers. The Revolving Notes shall evidence the aggregate Indebtedness of Borrowers to Revolving Lenders resulting from Advances under the Revolving Facility from time to time. Each Revolving Lender hereby is authorized, but is not obligated, to enter the amount of such Revolving Lender’s Pro Rata Share of each Advance under the Revolving Facility, and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to such Revolving Lender’s Revolving Note(s). Agent will provide to Borrowers a monthly statement of Advances under the Revolving Facility, and any charges and payments made pursuant to this Agreement, and such accounting rendered by Agent shall be deemed final, binding and conclusive unless Agent is notified by Borrowers in writing to the contrary within thirty (30) calendar days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(b) All amounts outstanding under the Revolving Notes and all other Obligations under the Revolving Facility shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date, and the Commitments under the Revolving Facility shall terminate in full, if not earlier in accordance with this Agreement, on the Maturity Date.

2.3 Interest on the Revolving Notes

Interest on the outstanding principal balance of all Advances under the Revolving Notes shall be payable in cash monthly in arrears on the first day of each calendar month at an annual rate equal to the greater of (i) the Prime Rate plus one-half of one percent (0.50%) and (ii) four and three-quarters of one percent (4.75%), calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance under the Revolving Notes shall be due and payable in accordance with the procedures provided for in Section 2.10, commencing on November 1, 2004 and continuing until the later of the expiration of the Term and the full performance and indefeasible payment in full in cash of the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) and termination of this Agreement.

2.4 Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

So long as no Default or Event of Default shall have occurred and be continuing, Borrowers may give Agent irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Agent not later than 12:00 noon (New York City time) at least one (1) but not more than four (4) Business Days before the proposed Business Day on which such requested Advance is to be made (the “Borrowing Date”), a completed Borrowing Certificate requesting such Advance, which shall (i) specify the proposed Borrowing Date of such Advance, which shall be a Business Day, (ii) specify the principal amount of such requested Advance, (iii) certify the matters contained in Section 4.2 (and, with respect to the Initial Advance, Section 4.1) and, to the extent applicable, provide calculations evidencing satisfaction of the conditions set forth in Section 4.2 (and, with respect to the Initial Advance, Section 4.1) (provided that such certification need not extend to Agent’s satisfaction with any condition) and (iv) specify the other items and information required in each Borrowing Certificate. On each Borrowing Date, Borrowers irrevocably authorize Agent and Lenders to disburse the proceeds of the requested Advance to the applicable account(s) of Borrowers specified in the applicable Borrowing Certificate, each of which accounts shall constitute one or more of the accounts set forth on Schedule 2.4, in all cases for credit to the applicable Borrower (or to such other account as to which such Borrower shall instruct Agent in writing) via Federal funds wire transfer no later than 3:00 p.m. (New York City time). Notwithstanding any provision to the contrary in this Agreement, Agent and Lenders shall be entitled to rely upon the authority of any Authorized Officer of any Borrower for communications with and instructions from Borrowers until Agent has actually received written notice from Borrowers that such officer no longer has such authority.

2.5 Collections; Repayment; Borrowing; Control Agreements and Lockbox

(a) The Credit Parties shall establish and maintain a lockbox together with a blocked account (each, individually and collectively, the “Blocked Account”) with one or more banks acceptable to Agent (each, a “Lockbox Bank”), and shall execute with each Lockbox Bank one or more control agreements acceptable to Agent in its Permitted Discretion (individually and collectively, the “Lockbox Agreement”), and such other agreements related thereto as Agent may require in its Permitted Discretion. Each Credit Party shall direct its Account Debtors to pay all collections of its respective Accounts and all other cash payments payable to such Credit Party directly from such Account Debtors and other Persons into the Blocked Account. The Lockbox Agreements shall provide that, upon the written request of Agent after the occurrence and during the continuance of an Event of Default, the Lockbox Banks will, on each Business Day, transfer all funds paid into the Blocked Accounts into a depository account or accounts maintained by Agent or an Affiliate of Agent at any such bank as Agent may direct from time to time (the “Concentration Account”). The Agent hereby agrees that, if following delivery of such request, such Event of Default is waived or cured, the Agent shall promptly deliver instructions to the Lockbox Banks permitting such Credit Party to direct the funds paid into the Blocked Accounts. Notwithstanding and without limiting any other provision of any Loan Document, upon the occurrence and during the continuance of an Event of Default Agent shall have the right to apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 2.5 to the Revolving Loans. Furthermore, under such circumstances, to the extent that any Account collections of any Credit Party or any other cash payments received by any Credit Party are not sent directly to the Blocked Account but are received by any Credit Party or any Affiliate of any Credit Party, such collections and proceeds shall be held in trust for the benefit of Agent and Lenders and immediately remitted (and in any event within two (2) Business Days), in the form received, to the Concentration Account or to the Blocked Account for immediate transfer to the Concentration Account in accordance with this Section 2.5.

(b) Notwithstanding the foregoing, and in addition thereto, on or prior to the Closing Date, or any time thereafter, Agent and each Credit Party shall enter into a deposit account control agreement, in a form acceptable to Agent in its Permitted Discretion (each such deposit account control agreement, a “Control Agreement”), with each financial institution with which such Credit Party maintains from time to time any deposit accounts (general or special). Pursuant to the Control Agreements and pursuant hereto, the applicable Credit party grants and shall grant to Agent control of, a continuing and first priority perfected lien upon, and first priority security interest in, all such accounts and all funds at any time paid, deposited, credited or held in such accounts (whether for collection, provisionally, or otherwise) or otherwise in possession of such financial institution, and each such financial institution shall act as Agent’s agent in connection therewith. Following the Closing Date, no Credit Party shall establish any deposit account with any financial institution unless, and prior thereto, Agent and such Credit Party shall have entered into a Control Agreement with such financial institution. The Agent shall not deliver instructions to a financial institution with which any Credit Party has entered into a Control Agreement preventing such Credit Party from directing dispositions of any funds in the applicable deposit accounts unless an Event of Default has occurred and is continuing. The Agent hereby agrees that, if following delivery of such instructions, such Event of Default is waived or cured, the Agent shall promptly deliver instructions to such financial institution authorizing such Credit Party to direct such dispositions. A Control Account Agreement shall not be required with respect to any Deposit Accounts maintained outside of the United States by a Credit Party provided that the aggregate value in U.S. Dollars of funds in all such accounts does not exceed $100,000.

(c) Credit Parties acknowledge and agree that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that nothing shall prevent Agent from considering any failure to comply with the terms of this Section 2.5 to be a Default or an Event of Default or from taking any action or exercising any right or remedy available to Agent or any Lender with respect to any Default or Event of Default. All funds transferred to the Concentration Account for application to the Obligations shall be applied as set forth in this Section 2.5 to reduce the Obligations hereunder. If as the result of collections of Accounts or any other cash payments received by Credit Parties pursuant to this Section 2.5 a credit balance exists in favor of any Credit Party with respect to the Concentration Account, such credit balance shall not accrue interest in favor of a Credit Party, but, unless an Event of Default shall have occurred and be continuing, shall be available to Credit Parties upon written request in accordance with the terms of this Agreement.

2.6 Term A Loan; Term A Notes

Subject to the terms and conditions set forth in this Agreement, each Term A Lender agrees to loan to Borrowers on the Closing Date its Pro Rata Share of the Term A Loan. The Term A Loan is not a revolving credit facility and may not be drawn, repaid and redrawn. Any repayments of principal on the Term A Loan shall be applied to permanently reduce such Term A Loan. The obligations of the Term A Lenders hereunder are several and not joint or joint and several. The Term A Loan shall be evidenced by Term A Notes, payable to the order of each Term A Lender in the principal amount of the Commitment of the applicable Term A Lender, duly executed and delivered by Borrowers. The Term A Notes shall evidence the aggregate Indebtedness of Borrowers to Term A Lenders under the Term A Loan. Each Term A Lender hereby is authorized, but is not obligated, to enter the amount of each payment or prepayment of principal and interest thereon on the reverse of or on an attachment to such Term A Lender’s Term A Note. On the Closing Date, Borrowers irrevocably authorize Agent and Term A Lenders to disburse the proceeds of the Term A Loan to the applicable account(s) of Borrowers set forth on Schedule 2.4, in all cases for credit to Borrowers (or to such other account as to which Borrowers shall instruct Agent in writing) via Federal funds wire transfer no later than 3:00 p.m. (New York City time). Four Term A Notes are being issued pursuant to this Agreement on the Closing Date, specifically Term A Note TA-1, Term A Note TA-2, Term A Note TA-3 and Term A Note TA-4. Notwithstanding any other provision of this Agreement or any other Loan Document, all payments of principal made on the Term A Loans shall be allocated first to the Term A Note TA-1 and the Term A Note TA-2 pro rata until paid in full, and second to the Term A Note TA-3 and Term A Note TA-4 pro rata until paid in full. Any Term A Lender holding a Term A Note may sell or assign in whole or in part its rights and obligations under such Term A Note, and may sell participations therein, as permitted under Section 13.2 of this Agreement, provided that the payment allocations described in the preceding sentence shall continue to apply to the Transferee or Participant, as the case may be, with respect to the interest sold or assigned.

2.7 Term B Loan; Term B Notes

Subject to the terms and conditions set forth in this Agreement, each Term B Lender agrees to loan to Borrowers on the Closing Date its Pro Rata Share of the Term B Loan. The Term B Loan is not a revolving credit facility and may not be drawn, repaid and redrawn. Any repayments of principal on the Term B Loan shall be applied to permanently reduce such Term B Loan. The obligations of the Term B Lenders hereunder are several and not joint or joint and several. The Term B Loan shall be evidenced by Term B Notes, payable to the order of each Term B Lender in the principal amount of the Commitment of the applicable Term B Lender, duly executed and delivered by Borrowers. The Term B Notes shall evidence the aggregate Indebtedness of Borrowers to Term B Lenders under the Term B Loans. Each Term B Lender hereby is authorized, but is not obligated, to enter the amount of each payment or prepayment of principal and interest thereon on the reverse of or on an attachment to such Term B Lender’s Term B Note. On the Closing Date, Borrowers irrevocably authorize Agent and Term B Lenders to disburse the proceeds of the Term B Loan to the applicable account(s) of Borrowers set forth on Schedule 2.4, in all cases for credit to Borrowers (or to such other account as to which Borrowers shall instruct Agent in writing) via Federal funds wire transfer no later than 3:00 p.m. (New York City time).

2.8 Interest on Term Loans

(a) Interest on the outstanding principal balance of the Term A Loan under the Term A Notes shall be payable in cash monthly in arrears on the first day of each calendar month at an annual rate equal to the greater of (i) the Prime Rate plus three percent (3.00%) and (ii) seven and one-quarter of one percent (7.25%), calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on the Term A Loan shall be due and payable commencing on November 1, 2004, and continuing until the full performance and indefeasible payment in full in cash of the Term A Loan and all Obligations related thereto (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending).

(b) Interest on the outstanding principal balance of the Term B Loan under the Term B Notes shall be payable in cash monthly in arrears on the first day of each calendar month at an annual rate equal to the greater of (i) the Prime Rate plus six percent (6.00%) and (ii) ten and one-quarter of one percent (10.25%), calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on the Term B Loan under this Section 2.8(b) shall be due and payable commencing on November 1, 2004, and continuing until the full performance and indefeasible payment in full in cash of the Term B Loan and all Obligations related thereto (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending).

(c) Advances under the Revolving Facility may be made automatically for the payment of interest on and principal of the Term Notes and other Obligations on the date when due to the extent available and as provided for herein.

(d) In addition to the interest payable pursuant to Section 2.8(b), Borrowers covenant and agree to pay interest payable-in-kind (“PIK Interest”) on the outstanding balance of the Term B Loan under the Term B Notes and the PIK Notes at an annual rate of one and one-half of one percent (1.50%), calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Such PIK Interest shall be related to the Term B Loan and shall accrue and be added and applied to the principal outstanding balance of the PIK Notes on a monthly basis on the first Business Day of each month commencing on November 1, 2004. Accrued PIK Interest shall be due and payable on the earlier of (i) Borrowers’ prepayment, redemption or termination of the entire Term B Loan and all Obligations related thereto (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending), (ii) Agent’s demand or acceleration, in either case upon the occurrence of an Event of Default, of the Term B Loan and all Obligations related thereto (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) pursuant to this Agreement, and (iii) the Maturity Date. PIK Interest shall be evidenced by the PIK Notes, payable to the order of each Term B Lender, duly executed and delivered by Borrowers. Each Term B Lender hereby is authorized, but is not obligated, to enter the amount of such Term B Lender’s Pro Rata Share of PIK Interest and the amount of each payment or prepayment of PIK Interest and interest thereon on the reverse of, or on an attachment to, such Term B Lender’s PIK Note. Notwithstanding anything to the contrary herein, the Borrowers may elect at any time to make payments of PIK Interest in cash.

2.9 Scheduled Repayment of Term Loans; Maturity

(a) Payment of the outstanding principal balance under the Term A Loan shall be made in cash quarterly in arrears on each of the quarterly payment dates indicated below in the amounts set forth below (as adjusted as a result of any prepayments):

Quarterly Payment Date	Quarterly Principal Payment
December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005	$531,250

December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008	$750,000

December 31, 2008, March 31, 2009 and June 30, 2009	$968,750

Maturity Date	$968,750

(b) The unpaid principal amount of the Term A Loan and all other Obligations under the Term A Loan shall be due and payable in full, and the Term A Notes shall mature, if not earlier in accordance with this Agreement, on the Maturity Date.

(c) The unpaid principal amount of the Term B Loan and all other Obligations under the Term B Loan (including, without limitation, all accrued and unpaid interest and all PIK Interest) shall be due and payable in full, and the Term B Notes and PIK Notes shall mature, if not earlier in accordance with this Agreement, on the Maturity Date.

2.10 Promise to Pay; Manner of Payment

Borrowers absolutely and unconditionally promise to pay, on a joint and several basis, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable hereunder or under any other Loan Document, without, except as expressly provided herein, any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Any payments made by Borrowers (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset, deduction or counterclaim, in Dollars, in immediately available funds to such account as may be indicated in writing by Agent to Borrowers from time to time. Any such payment received after 2:00 p.m. (New York City time) on any date shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

2.11 Repayment of Excess Advances

Any balance of Advances under the Revolving Facility outstanding at any time in excess of the Facility Cap minus the Letter of Credit Usage shall be immediately due and payable by Borrowers without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred or is continuing and in the manner specified in Section 2.10 and, notwithstanding any other provision of this Agreement, the failure to make such payment shall be an Event of Default.

2.12 Voluntary Payments

(a) Without limiting the requirements under this Section 2.12 and Section 3.3, Borrowers may prepay to Agent, for the ratable benefit of the applicable Term Lenders, a portion of the outstanding principal amount of the Term Loans and all other Obligations relating thereto in multiples of $100,000, unless a lesser amount is then outstanding, in which case Borrowers may prepay such lesser amount. In connection with any such prepayment of the Term Loans and as a condition thereto, to the extent required under Section 3.3, Borrowers shall pay to Agent, for the ratable benefit of the applicable Term Lenders, an amount equal to the applicable Termination Fee, if any.

(b) If Borrowers elect to make any prepayment pursuant to this Section 2.12, Borrowers shall give notice of such prepayment to Agent not less than five (5) days or more than sixty (60) days prior to the date fixed for prepayment, specifying (i) the date on which such prepayment is to be made, (ii) the total amount of the Obligations to be prepaid on such date, (iii) the Termination Fee, if any, and accrued interest applicable to the prepayment, and (iv) to the extent such payment is conditioned on the consummation of any transaction, the condition to be satisfied prior to such prepayment. Such notice shall be accompanied by a certificate of the chief financial officer, controller or chief executive officer of Borrowers that such payment is being made in compliance with this Section 2.12. Notice of prepayment having been so given, the aggregate principal amount of the applicable Term Loan, together with accrued interest and the applicable Termination Fee, if any, thereon shall become due and payable on the prepayment date set forth in such notice, provided that any transaction upon which the prepayment is conditioned as set forth in such notice has been consummated. All prepayments made pursuant to this Section 2.12 shall be made in accordance with Section 2.10 and shall be designated as a prepayment pursuant to this Section 2.12 on such wire; provided, that failure to so designate such prepayment shall not constitute an Event of Default. Any voluntary partial prepayment of the Term Loans made pursuant to this Section 2.12 shall be applied (A) first, to the prepayment of the Term A Loan (pro rata to the remaining installments thereof) together with accrued interest on amounts repaid, and all other amounts owing to Agent and Lenders under the Loan Documents with respect to the Term A Loan, and (B) second, to the prepayment of the Term B Loan (including the PIK Notes) together with accrued interest on amounts repaid (including the PIK Interest), and all other amounts owing to Agent and Lenders under the Loan Documents with respect to the Term B Loan.

2.13 Other Mandatory Prepayments

In addition to and without limiting any provision of any Loan Document:

(a) If a Change of Control occurs that has not been consented to in writing by Agent prior to the consummation thereof, then on or prior to the date of such Change of Control, Borrowers shall prepay the Loans and all other Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) in full in cash together with accrued interest thereon to the date of prepayment, the applicable Termination Fee and all other amounts owing to Agent and Lenders under the Loan Documents.

(b) If any Credit Party or any of its Subsidiaries, in any transaction or series of related transactions, (i) sells any material assets or other properties (other than (A) Permitted Assets Sales in an aggregate amount during the Term of $500,000, (B) sales of Inventory in the ordinary course of business for fair value and on an arm’s-length basis, (C) sales of obsolete or damaged Inventory in the ordinary course of business in an aggregate amount not to exceed $250,000 during the Term, and (D) other asset sales that are promptly (and in any event within 180 days) replaced (or a binding contract has been entered into for replacement) with similar assets or other useful assets), (ii) sells or issues any equity securities, capital stock or ownership interests (other than sales or issuances of Permitted Securities), including, but not limited to, any sale or issuance undertaken in connection with or as part of a Public Offering, (iii) receives any property damage insurance award or any other insurance proceeds of any kind (other than proceeds from liability or business interruption insurance) in excess of $500,000 in the aggregate that are not used promptly (and in any event within 180 days) after receipt to repair or replace (or a binding contract has been entered into for replacement of) the property or assets covered thereby with similar assets or other useful assets, or (iv) incurs any Indebtedness for Borrowed Money (other than, so long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom, Permitted Indebtedness), then it shall apply 100% (or such lesser amount as is required to irrevocably pay in cash in full the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending)) of the Net Proceeds thereof (A) first, to the prepayment of the Term A Loan (pro rata to the remaining installments thereof) together with accrued interest on amounts repaid, and all other amounts owing to Agent and Lenders under the Loan Documents with respect to the Term A Loan, and (B) second, to the prepayment of the Term B Loan (including the PIK Notes) together with accrued interest on amounts repaid (including the PIK Interest), and all other amounts owing to Agent and Lenders under the Loan Documents with respect to the Term B Loan.

(c) In addition to and notwithstanding any other provision of this Agreement or any Loan Document, fifty percent (50%) of Credit Parties’ Excess Cash Flow for the period from the Closing Date through March 31, 2005 and for each fiscal year thereafter shall be paid by Borrowers to Agent, for the benefit of the Term Lenders and shall be applied by Agent, first, to all then unpaid fees and expenses; second, to all accrued and unpaid interest on the Term A Loan; third, to the scheduled principal repayments of the Term A Loan set forth in Section 2.9 hereof on a pro rata basis; fourth, to all accrued and unpaid interest (other than PIK Interest) on the Term B Loan; and fifth, to the principal balance of the Term B Loan (including PIK Interest). Such payments shall be made ninety-five (95) calendar days after the end of the fiscal year to which such Excess Cash Flow relates; provided, however, that, to the extent that the Excess Availability of Credit Parties on such repayment date is less than $2,500,000, Borrowers shall not be required to pay the full amount of the Excess Cash Flow repayment required pursuant to this Section 2.13 on such date, but shall make partial payments on such date and on the last day of each calendar quarter succeeding such partial payment to the extent that the Excess Availability of Credit Parties on such repayment date after giving effect to any payment under this Section 2.13(c) on such date would not be less than $2,500,000, until such time as the Excess Cash Flow payment for such fiscal year has been paid in full.

Notwithstanding anything contained in this Section 2.13 to the contrary, if any balance of Advances under the Revolving Facility outstanding exceeds the Facility Cap minus the Letter of Credit Usage at the time a payment is due under this Section 2.13, such payment shall be applied first to eliminate such excess Advances and then shall be applied according to the provisions hereof.

2.14 Payments by Agent

Should any amount required to be paid under any Loan Document be unpaid beyond any applicable cure period, such amount may be paid by Agent, for the account of Lenders, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrowers irrevocably authorize disbursement of any such funds to Agent, for the benefit of Lenders, by way of direct payment of the relevant amount, interest or Obligations without necessity of any demand in accordance with Section 2.10 whether or not a Default or Event of Default has occurred or is continuing. No payment or prepayment of any amount by Agent, Lenders or any other Person shall entitle any Person to be subrogated to the rights of Agent or Lenders under any Loan Document unless and until the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) have been fully performed and paid indefeasibly in cash and this Agreement has been terminated. Any sums expended or amounts paid by Agent or Lenders as a result of any Credit Party’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrowers’ account as an Advance under the Revolving Facility and added to the Obligations.

2.15 Grant of Security Interest; Collateral

(a) To secure the payment and performance of the Obligations, each Credit Party hereby grants to Agent, for the benefit of itself and Lenders, a valid, perfected, continuing first priority (subject, with respect to property or assets covered by Priority Permitted Liens, to such Priority Permitted Liens) security interest in and Lien upon, and pledges to Agent, for the benefit of itself and Lenders, all of its right, title and interest in and to and upon all of such Credit Party’s assets, now owned or hereafter acquired, including, without limitation, all of the following property and interests in property of such Credit Party:

(i) all of such Credit Party’s tangible personal property, including without limitation all present and future Goods, Inventory and Equipment (including items of equipment which are or become Fixtures), Computer Hardware and Software, now owned or hereafter acquired;

(ii) all of such Credit Party’s intangible personal property, including without limitation all present and future Accounts, securities, Contract Rights, Permits, General Intangibles, Chattel Paper, Investment Property, Intellectual Property, Documents, Instruments, Deposit Accounts, Letter-of-Credit Rights and Supporting Obligations, rights to the payment of money or other forms of consideration of any kind, tax refunds, insurance proceeds (including, without limitation, proceeds of any life insurance policy), now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing;

(iii) all of such Credit Party’s interests in owned and leased real property (the “Real Property Collateral”);

(iv) all of such Credit Party’s present and future Government Contracts and rights thereunder and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by such Credit Party; provided, however, that Agent shall not have a security interest in any rights under any Government Contract of such Credit Party or in the related Government Account where the taking of such security interest would be a violation of an express prohibition contained in the Government Contract (for purposes of this limitation, the fact that a Government Contract is subject to, or otherwise refers to, Title 31, § 203 or Title 41, § 15 of the United States Code shall not be deemed an express prohibition against assignment thereof) or is prohibited by applicable law; and

(v) any and all additions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.

(b) Notwithstanding the foregoing provisions of this Section 2.15, such grant of a security interest shall not extend to, and the term “Collateral” shall not include (i) the Equity Interests of any CFC to the extent that such Equity Interests constitute more than sixty-five percent (65%) of the voting power of all classes of the Equity Interests of such CFC that are entitled to vote, (ii) any Intellectual Property for which the grant of a security interest would terminate, invalidate, void or abandon such Intellectual Property, and (iii) any General Intangibles, leased Equipment, Intellectual Property, contracts or any other property of a Credit Party to the extent that (but only to the extent that) (A) they are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (B) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term “Collateral” shall include, each of the following: (1) any General Intangible, Intellectual Property, contracts or any other property which is in the nature of an Account or a right to the payment of money or a proceed of, or otherwise related to the enforcement or collection of, any Account or right to the payment of money, or goods which are the subject of any Account or right to the payment of money, (2) any and all proceeds of any General Intangible, leased Equipment, Intellectual Property, contract and/or other property that is otherwise excluded to the extent that the assignment, pledge or encumbrance of such proceeds is not so restricted, and (3) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded General Intangible, leased Equipment, Intellectual Property, contract and/or other property, such General Intangible, leased Equipment, Intellectual Property, contract and/or other property as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the term “Collateral.”

(c) Each Credit Party shall pledge to Agent, for its benefit and the benefit of the Lenders, all of the securities it owns in any Subsidiary, subject to clause (b) above.

2.16 Collateral Administration

(a) All Collateral (except Deposit Accounts and Collateral in the possession of Agent and Inventory sold in the ordinary course of business) will at all times be kept by the Credit Parties at the locations set forth on Schedule 5.20B hereto or in transit to and from such locations (other than immaterial property, as determined by Agent in its Permitted Discretion, whose nature and use reasonably requires its location at other sites), and shall not be moved therefrom other than to another location set forth on Schedule 5.20B hereto or previously (or in the next monthly report) disclosed to Agent pursuant to Section 6.1(b)(i), and in any case shall not be moved outside the continental United States; provided, however, that Equipment required for demonstration purposes (“Demonstration Equipment”) may be moved outside the continental United States provided that at no time shall the fair value of such Demonstration Equipment exceed $1,000,000. After the occurrence and during the continuance of an Event of Default, any of Agent’s officers, employees, representatives or agents shall have the right, at any time during normal business hours, in the name of Agent, or any designee of Agent or the Credit Parties, to verify the validity, amount or any other matter relating to the Collateral. The Credit Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. In addition to and notwithstanding any provision of any Loan Document,

Agent shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify Persons owing Accounts to any Credit Party that their Accounts have been assigned to Agent and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorneys’ fees, to the Credit Parties. The Credit Parties shall endeavor in the first instance to make collection of their respective Accounts for Agent, for the account of Lenders.

(b) As and when determined by Agent in its Permitted Discretion, Agent will perform the searches described in clauses (i) and (ii) below against the Credit Parties (the results of which are to be consistent with the Credit Parties’ representations and warranties under this Agreement), all at Borrowers’ expense on up to four occasions per year unless an Event of Default has occurred and is continuing (in which case all shall be at Borrowers’ expense without limitation as to frequency): (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where any Credit Party is organized and/or (ii) UCC, judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction where each Credit Party maintains its respective executive offices, a place of business or assets.

(c) Credit Parties shall notify Agent of the existence of, and promptly deliver to Agent upon its request, all items for which Agent must receive possession to obtain a perfected Lien and security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar Instruments constituting Collateral, in each case to the extent not already in possession of Agent.

(d) Credit Parties shall, and shall cause their Subsidiaries to, keep records of the Collateral and all payments and collections thereon that are accurate and complete in all material respects and after the occurrence and during the continuance of an Event of Default shall submit such records to Agent on such periodic bases as Agent may request in its Permitted Discretion. If requested by Agent upon or at any time after the occurrence and during the continuation of an Event of Default, Credit Parties shall execute and deliver to Agent, and shall cause each of their Subsidiaries to execute and deliver, formal written assignments of all of their respective Accounts as Agent may request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and other information related thereto. To the extent that collections from such assigned Accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Credit Parties.

2.17 Power of Attorney

Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for the Credit Parties (without requiring Agent to act as such) with full power of substitution and said appointment shall create in Agent, for its benefit and the benefit of Lenders, a power coupled with an interest, to do the following: (i) endorse the name of any such Person upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to such Person and constitute collections on such Person’s Accounts, (ii) execute and/or file in the name of any Credit Party any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof (and such Credit Party hereby waives any right to file any of the foregoing until the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) are indefeasibly paid in full in cash and this Agreement is terminated or with prior written consent of Agent, in its Permitted Discretion), (iii) execute and/or file in the name of each Credit Party assignments, instruments, documents, schedules and statements that it is obligated to give Agent under any of the Loan Documents (but, unless an Event of Default has occurred and is continuing, only to the extent such Credit Party fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent’s request or the time when such Credit Party is obligated to do so), (iv) execute and/or file such documents as may be necessary to register and/or otherwise perfect Agent’s (for the benefit of Lenders) Lien on any of such Credit Party’s owned motor vehicles having fair value in excess of $50,000, and (v) do such other and further acts and deeds in the name of any Credit Party that Agent may deem necessary or desirable in its Permitted Discretion to enforce, make, create, maintain, continue or enforce or perfect Agent’s, for the benefit of itself and Lenders, security interest or lien or rights in any Collateral. In addition, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, after the occurrence and during the continuance of an Event of Default, by the signature or other act of any of Agent’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the Concentration Account.

2.18 Notes

Upon Agent’s or any Lender’s request, and in any event within three (3) Business Days after any such request, Borrowers shall execute and deliver to Agent new Notes or split or divide the Notes in exchange for then existing Notes (which then existing Notes shall thereafter be cancelled) in such smaller amounts or denominations as Agent or such Lender shall specify in their respective sole and absolute discretion, provided that the aggregate principal amount of such new, split or divided Notes does not exceed the aggregate principal amount of the existing Notes so exchanged at the time such request is made.

2.19 Replacement of Lost Notes

Upon receipt of evidence reasonably satisfactory to Borrowers of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, Borrowers shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to Borrowers after Agent’s receipt of the replacement Notes; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish Borrowers with an indemnity in writing reasonably acceptable to Borrowers to hold them harmless for all costs, losses, expenses and claims in respect of such replaced Notes.

2.20 Credit Party Representation; Reliance

Each Credit Party irrevocably appoints FATS as its agent for all purposes relevant to this Agreement and all other Loan Documents, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein and therein and all modifications hereto and thereto. Notwithstanding any other provision of this Agreement or any other Loan Document, any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given, taken or received by all Credit Parties acting singly, shall be valid and effective if given, taken or received only by an Authorized Officer of FATS, whether or not any of the other Credit Parties joins therein, and Agent and Lenders shall have no duty or obligation to make further inquiry with respect to the authority of FATS under this Section 2.20, provided that nothing in this Section 2.20 shall limit the effectiveness of, or the right of Agent and Lenders to require and rely upon, any notice, document, instrument, certificate, acknowledgment, consent, direction, certification, or other action to be delivered by an Authorized Officer of any Credit Party pursuant to this Agreement or the other Loan Documents. With respect to any action hereunder, Agent and Lenders may conclusively rely upon, and shall incur no liability to any Credit Party in acting upon, any request or other communication that Agent or any Lender reasonably believes to have been given or made by an Authorized Person on such or any Credit Party’s behalf, whether or not such Person is listed on the incumbency certificate delivered pursuant to this Agreement. In each such case, each Credit Party hereby waives the right to dispute Agent’s and Lenders’ actions based upon such request or other communication absent manifest error.

2.21 Letters of Credit

(a) Subject to the terms and conditions of this Agreement, Agent agrees to cause the L/C Issuer from time to time during the Term to issue standby letters of credit or documentary letters of credit which comply with the provisions of this Section 2.21 for the account of Borrowers (each such standby letter of credit or documentary letter of credit, as applicable, a “Letter of Credit”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to documentary letters of credit which comply with the provisions of this Section 2.21 issued by an Underlying Issuer for the account of Borrowers (each Letter of Credit or L/C Undertaking, as the context requires, constituting or relating to a documentary letter of credit is referred to in this Agreement as a “Documentary Letter of Credit” and each Letter of Credit or L/C Undertaking, as the context requires, constituting or relating to a standby letter of credit is referred to in this Agreement as a “Standby Letter of Credit”); provided, however, that the L/C Issuer will not be required to issue, purchase or execute a requested Documentary Letter of Credit or a requested Standby Letter of Credit if any of the following would result after giving effect thereto: (i) the Letter of Credit Usage would exceed the Facility Cap minus the amount of Advances then outstanding or (ii) the aggregate face amount of all Documentary Letters of Credit and all Standby Letters of Credit then outstanding would exceed $5,000,000. If the L/C Issuer is obligated to advance funds under a Documentary Letter of Credit or a Standby Letter of Credit, Borrowers shall reimburse such L/C Disbursement to the L/C Issuer by paying to Agent an amount equal to such L/C Disbursement not later than 1:00 p.m. (New York City time) on the date that such L/C Disbursement is made, if Borrowers shall have received written or telephonic notice of such L/C Disbursement prior to 12:00 p.m. (New York City time) on such date, or, if such notice has not been received by Borrowers prior to such time on such date, then not later than 1:00 p.m. (New York City time), on the first Business Day that Borrowers have received such notice prior to 12:00 p.m. (New York City time), and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an

Advance hereunder and, thereafter, shall bear interest at the Applicable Rate for Revolving Notes. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. The Documentary Letters of Credit and Standby Letters of Credit that have not been drawn upon shall not bear interest.

(b) Borrowers may from time to time upon notice not later than (i) 12:00 noon (New York City time), at least five (5) Business Days in advance, request L/C Issuer to assist Borrowers in establishing or opening a Standby Letter of Credit by delivering to the L/C Issuer with a copy to Agent, at the Payment Office, the L/C Issuer’s standard form of standby letter of credit application (a “Standby Letter of Credit Application”) completed to the satisfaction of the L/C Issuer, and such other certificates, documents and other papers and information as Agent or the L/C Issuer may reasonably request, and (ii) 12:00 noon (New York City time) at least five (5) Business Days in advance, request L/C Issuer to assist Borrowers in establishing a Documentary Letter of Credit by delivering to the L/C Issuer, with a copy to Agent, at the Payment Office, the L/C Issuer’s standard form of documentary letter of credit application (a “Documentary Letter of Credit Application”) completed to the satisfaction of the L/C Issuer, and such other certificates, documents and other papers and information as Agent or the L/C Issuer may reasonably request. If requested by Agent or L/C Issuer, Borrowers also shall be applicants under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking.

(c) Each Documentary Letter of Credit and each Standby Letter of Credit (and, in each case, each corresponding Underlying Letter of Credit) shall, among other things, (i) be in form and substance acceptable to the L/C Issuer (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars, (ii) provide for the payment of sight or time drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, (iii) in the case of a Documentary Letter of Credit, have an expiry date not later than one hundred and twenty (120) days after such Documentary Letter of Credit’s date of issuance and in no event later than 30 days prior to the last day of the Term, and (iv) in the case of a Standby Letter of Credit, have an expiry date not later than twelve (12) months after such Standby Letter of Credit’s date of issuance and in no event later than 30 days prior to the last day of the Term. Each Standby Letter of Credit Application and each Standby Letter of Credit shall be subject to the International Standby Practices (1998) issued by the Institute for International Banking Law and Practice, Inc., and any amendments or revisions thereof.

(d) In connection with the issuance of any Documentary Letter of Credit or Standby Letter of Credit, each Borrower shall jointly and severally indemnify, save and hold Agent, each Lender and each L/C Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Lender or any L/C Issuer, and reasonable expenses and reasonable attorneys’ fees incurred by Agent, any Lender or any L/C Issuer arising out of, or in connection with, any Documentary Letter of Credit or Standby Letter of Credit issued or to be issued for the account of Borrowers, provided, however, that no Borrower shall be liable for any such losses resulting from Agent’s, any Lender’s or any L/C Issuer’s gross negligence or willful misconduct. Borrowers shall be bound by the L/C Issuer’s regulations and good faith interpretations of any Documentary Letter of Credit or Standby Letter

of Credit issued or created for Borrowers’ account, although this interpretation may be different from Borrowers’ own; and, neither Agent nor any Lender, any L/C Issuer, nor any of their respective correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrowers’ instructions or those contained in any Documentary Letter of Credit or Standby Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Documentary Letter of Credit or Standby Letter of Credit, except for, and solely to the extent of, Agent’s, any Lender’s, such L/C Issuer’s or such correspondents’ gross negligence or willful misconduct.

(e) Borrowers shall authorize and direct the L/C Issuer and each Underlying Issuer to name Borrowers as the “Account Parties” therein and to accept and rely upon the L/C Issuer’s instructions and agreements with respect to all matters arising in connection with the Documentary Letters of Credit and the Standby Letters of Credit and the applications therefor.

(f) In connection with all Documentary Letters of Credit issued or caused to be issued by the L/C Issuer under this Agreement, each Borrower hereby appoints Agent, L/C Issuer and each Underlying Issuer, or the respective designee(s) of any of them, as its attorney, with full power and authority (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower, L/C Issuer, Underlying Issuer, Agent or Agent’s, L/C Issuer’s or Underlying Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; (iv) to complete in the name of Agent, L/C Issuer, Underlying Issuer or Agent’s, L/C Issuer’s or Underlying Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof; (v) to clear and resolve any questions of non-compliance of documents; (vi) to give any instructions as to acceptance or rejection of any documents or goods; (vii) to execute any and all applications for steamship or airways guarantees, indemnities or delivery orders; (viii) to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (ix) to agree to any amendments, renewals, extensions, modifications, changes or cancellation of any of the terms or conditions of any of the applications, Documentary Letters of Credit, drafts or acceptances; all in Agent’s, L/C Issuer’s or Underlying Issuer’s sole name, and the L/C Issuer shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from Agent, all without notice to or consent from Borrowers. Agent, L/C Issuer, Underlying Issuer and their agents or attorneys will not be liable for any acts or omissions or for any error of judgment or mistakes of fact or law, except for its gross negligence or willful misconduct. This power, being coupled with an interest, may only be exercised by Agent, an Underlying Issuer or L/C Issuer if a Default or an Event of Default has occurred and is continuing and is irrevocable as long as any Documentary Letters of Credit remain outstanding. Borrowers hereby authorize and direct any Underlying Issuer to deliver to the L/C Issuer all instruments, documents, and such other writings and property received by such Underlying Issuer pursuant to such Underlying Letters of Credit and to accept and rely upon the L/C Issuer’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(g) Neither Agent, L/C Issuer, any Lender nor any Underlying Issuer shall be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent, or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Documentary Letters of Credit or documents; any deviation from instructions, delay, default, or fraud by the shipper and/or any one else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and any Borrower; provided, however, that nothing herein shall adversely affect the right of Borrowers to commence any proceeding against any L/C Issuer or any Underlying Issuer for any wrongful disbursement made by such L/C Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such L/C Issuer.

(h) Borrowers must ensure that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral or the financing thereof will have been promptly and fully complied with in all material respects; and any certificates in that regard that Agent and/or L/C Issuer may at any time request will be promptly furnished. Each Borrower warrants and represents that all shipments made under any such Documentary Letters of Credit are in accordance in all material respects with the governmental laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such law and regulations. Borrowers assume all risk, liability and responsibility for, and agree to pay and discharge all present and future local, state, federal or foreign taxes, duties, or levies in respect of the Collateral and/or the applicable Documentary Letter of Credit. Any embargo, restriction, laws, customs or regulations of any country, state, city or other political subdivision where the Collateral is or may be located or wherein payments are to be made or wherein drafts may be drawn, negotiated, accepted, or paid shall be solely at Borrowers’ risk, liability and responsibility.

(i) Each Revolving Lender shall, to the extent of its Pro Rata Share of the aggregate amount of all disbursements made with respect to the Documentary Letters of Credit and the Standby Letters of Credit, be deemed to have irrevocably purchased an undivided participation in each L/C Disbursement and each Advance made as a consequence of such disbursement. If at the time an L/C Disbursement is made the unpaid balance of Advances exceeds or would exceed, with the making of such L/C Disbursement, the maximum amounts permitted under this Agreement and if such L/C Disbursement is not reimbursed by Borrowers within one (1) Business Day, then Agent shall promptly notify each Revolving Lender, and upon Agent’s demand each Revolving Lender shall pay to Agent such Revolving Lender’s Pro Rata Share of such unreimbursed disbursement together with such Revolving Lender’s Pro Rata Share of Agent’s unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from Borrowers of any amount disbursed by Agent for which Agent had already been reimbursed by the Lenders, Agent shall deliver to each of the Revolving Lenders that Revolving Lender’s Pro Rata Share of such repayment. Each Revolving Lender’s participation commitment shall continue until the last to occur of any of the following events: (i)

L/C Issuer ceases to be obligated to issue or to cause the issuance of Documentary Letters of Credit or Standby Letters of Credit hereunder; (ii) no Documentary Letter of Credit or Standby Letter of Credit issued hereunder remains outstanding and uncancelled; or (iii) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to all Documentary Letters of Credit and all Standby Letters of Credit.

(j) The obligations of a Revolving Lender to make payments to the Agent for the account of the Agent or the L/C Issuer with respect to a Documentary Letters of Credit or Standby Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the Loan Documents;

(ii) the existence of any claim, setoff, defense or other right that any Borrower may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for which any such transferee may be acting), the Agent, L/C Issuer, any Lender, or any other person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any related transactions (including any underlying transactions between a Borrower or any other party and the beneficiary named in such Letter of Credit);

(iii) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or any of the Loan Documents;

(v) any failure by the Agent or the L/C Issuer to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(vi) any payment by the L/C Issuer under any of the Documentary Letters of Credit or Standby Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Documentary Letter of Credit or Standby Letter of Credit, as the case may be (if, in the good faith opinion of the L/C Issuer, such prepayment is deemed to be appropriate); or

(vii) the occurrence and continuation of any Default or Event of Default;

provided, however, that after paying in full their reimbursement obligations hereunder, nothing herein shall adversely affect the right of Borrowers or any Lender, as the case may be, to commence any proceeding against such L/C Issuer for any wrongful disbursement made by such L/C Issuer under a Documentary Letter of Credit or Standby Letter of Credit as a result or solely to the extent of acts or omissions constituting gross negligence or willful misconduct on the part of such L/C Issuer.

(k) If by reason of (A) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (B) compliance by any Underlying Issuer or any Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority, including Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Documentary Letter of Credit or Standby Letter of Credit issued hereunder, or

(ii) there shall be imposed on any Underlying Issuer, Lender or Agent any other condition regarding any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to any Underlying Issuer, Lender or Agent of issuing, making, guaranteeing, or maintaining any Documentary Letter of Credit or Standby Letter of Credit or to reduce the amount receivable in respect thereof by any Underlying Issuer, Lender or Agent (excluding any costs or reduced receipts with respect to taxes, to the extent such taxes are (A) imposed on the net income of such Underlying Issuer, any Lender or Agent, (B) franchise taxes or similar taxes (in each case imposed in lieu of net income taxes), (C) any United States withholding taxes in effect on the Closing Date and (iv) interest, penalties or similar amounts related to clauses (A), (B) and (C)), then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate Agent and Lenders for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Applicable Rate for Revolving Notes. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(l) Each Borrower acknowledges and agrees that certain of the Documentary Letters of Credit and Standby Letters of Credit may provide for the presentation of time drafts to the Underlying Issuer. If an Underlying Issuer accepts such a time draft that is presented under an Underlying Letter of Credit, it is acknowledged and agreed that (i) the Documentary Letter of Credit or Standby Letter of Credit will require the L/C Issuer to reimburse the Underlying Issuer for amounts paid on account of such time draft on or after the maturity date thereof, (ii) the pricing provisions hereof (including Section 3.6(a)) shall continue to apply, until payment of such time draft on or after the maturity date thereof, as if the Underlying Letter of Credit were still outstanding, and (iii) on the date on which L/C Issuer makes payment to the Underlying Issuer of the amounts paid on account of such time draft, Borrowers immediately shall reimburse such amount to L/C Issuer and such amount shall constitute an L/C Disbursement hereunder.

(m) If any portion of the Letter of Credit Usage, whether or not then due and payable, remains unpaid or outstanding on the Termination Date, Borrowers shall: (i) provide cash collateral therefor in the manner described in Section 3.6(b); or (ii) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned; or (iii) deliver a stand-by letter

(or letters) of credit in guarantee of such portion of the Letter of Credit Usage, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to at least 105% of the aggregate maximum amount then available to be drawn under, such Letters of Credit to which such outstanding Letter of Credit Usage relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Agent in its sole discretion. As used in this Section 2.21(m), the phrase “Termination Date” shall mean any of the following: (i) the Maturity Date or (ii) the date of the termination of this Agreement by Borrowers under Section 11.1.

(n) With respect to each Letter of Credit, Agent shall make notations in the Register in accordance with Agent’s standard business practice.

III. FEES AND OTHER CHARGES

3.1 Commitment and Syndication Fees

On or before the Closing Date, Borrowers shall pay to Agent the commitment and syndication fees set forth in the Fee Letter. The fees payable thereunder shall be fully earned when due and non-refundable when paid.

3.2 Unused Line, Collateral Management, and Float Day Fees

(a) Borrowers shall pay to Agent, for the ratable benefit of Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.0417% per month of the difference derived by subtracting (a) the daily average amount of the Revolving Loans outstanding during the preceding month (including any Letter of Credit Usage) from (b) the Facility Cap. The Unused Line Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with November 1, 2004), shall be fully earned when due and non-refundable when paid.

(b) Borrowers shall pay Agent for its own account a monthly collateral management fee (the “Collateral Management Fee”) in an amount equal to 0.0417% per month of the daily average amount of the Revolving Loans outstanding during the preceding month. The Collateral Management Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with November 1, 2004), shall be fully earned when due and non-refundable when paid.

(c) Borrowers shall pay Agent for its own account a monthly float day fee (the “Float Day Fee”) in an amount equal to (i) the Applicable Rate under the Revolving Facility in effect during the preceding month, (ii) divided by 120, and (iii) multiplied by the net sales of the Credit Parties on a consolidated basis during the month immediately prior to the preceding month (determined in accordance with GAAP). The Float Day Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with December 1, 2004), shall be fully earned when due and non-refundable when paid.

3.3 Termination Fee

If the Term Loans are prepaid by Borrowers in whole or in part on or before the second anniversary of the Closing Date either (i) voluntarily by Borrowers (whether due to a termination by Borrowers under Section 11.1 or pursuant to Section 2.12) or (ii) as the result of or in connection with a Change of Control (including without limitation under Section 2.13(a)), then Borrowers shall pay Agent, for the ratable benefit of Lenders (in addition to the outstanding principal, accrued interest and other Obligations owing pursuant to the terms of this Agreement and any other Loan Document), a termination fee (the “Termination Fee”) for the loss of bargain and not a penalty, shall be due and payable simultaneously with the voluntary or mandatory prepayment of the Term Loan to which such Termination Fee relates and shall be calculated as follows (it being understood and agreed that no Termination Fee is payable in connection with any other event, including, without limitation, in connection with any mandatory prepayment made pursuant to Sections 2.13(b) or (c) hereof):

(a) In the event of a Change of Control that occurs on or prior to the first anniversary of the Closing Date, (i) 2.0% of the amount of the Term A Loan prepaid and (ii) a Yield Maintenance Fee on the amount of the Term B Loan prepaid;

(b) In the event of a Change of Control that occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, (i) 1.0% of the amount of the Term A Loan prepaid and (ii) 2.0% of the amount of the Term B Loan prepaid; or

(c) In the event of any voluntary prepayment of the Term Loans by Borrowers in whole or in part on or before the second anniversary of the Closing Date (due to a termination by Borrowers under Section 11.1 or pursuant to Section 2.12), (i) 2.0% of the amount of the Term A Loan prepaid and (ii) a Yield Maintenance Fee on the amount of the Term B Loan prepaid.

3.4 Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of Lenders, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrowers hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.4 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.5 Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by two percent (2.00%) per annum (the “Default Rate”) upon written notice of such increase given by Agent to Borrowers; provided that no such notice need be given in the case of an Event of Default under Section 8(g) or (h) in which case the Default Rate shall automatically apply. In all such events, and notwithstanding the date on which application of the Default Rate is communicated to Borrowers, the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived in writing in accordance with the terms hereof and shall be payable upon demand. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate any Commitments or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

3.6 Letter of Credit Fee

(a) Borrowers shall pay to Agent, for the ratable benefit of Revolving Lenders, a Letter of Credit fee equal to three percent (3.00%) per annum of the aggregate undrawn face amount of all outstanding Documentary Letters of Credit and Standby Letters of Credit issued for the account of any Borrower (the “Letter of Credit Fee”), which fees shall be due and payable monthly in arrears on each day that interest under the Revolving Facility is payable hereunder. Upon the occurrence and during the continuance of an Event of Default, the Letter of Credit Fee shall be payable on demand at a rate equal to the Letter of Credit Fee plus two percent (2.00%) per annum, in each case on the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of any Borrower. Borrowers shall also pay on demand the normal and customary administrative charges for issuance, amendment, negotiation, renewal or extension of any Standby Letter of Credit or Documentary Letter of Credit imposed by the L/C Issuer.

(b) On demand by Agent at any time during the continuance of an Event of Default, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Letter of Credit Usage, and Borrowers hereby irrevocably authorize Agent, in its Permitted Discretion, on Borrowers’ behalf and in Borrowers’ name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrowers, in the amounts required to be made by Borrowers, out of the proceeds of Accounts or other Collateral or out of any other funds of Borrowers coming into any Lender’s possession at any time. Agent will invest such cash collateral in such short-term money-market items as to which Agent in its Permitted Discretion may determine and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrowers may not withdraw amounts credited to any such account except upon payment and performance in full in cash of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) and termination of this Agreement. If Borrowers have provided cash collateral pursuant to this Section 3.6(b) in connection with the occurrence and continuation of any Event of Default and such Event of Default shall have been cured and/or waived in writing by Agent and no Event of Default shall have occurred and then be continuing, then Agent shall return all cash collateral (to the extent the same has not been applied to the Obligations in accordance with this Agreement) to Borrowers upon Borrowers’ written demand therefor.

3.7 Acknowledgement of Joint and Several Liability, Cross-Guaranty and Contribution Rights; Guaranty Enforcement

(a) Each Credit Party acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents, and any amendment, modification, waiver, consent or other agreement which affects the Obligations shall be deemed to affect the Obligations of all Credit Parties on a joint and several basis unless expressly specified otherwise. Each Credit Party expressly understands, agrees and acknowledges that (i) the Credit Parties are all Affiliates, (ii) each Credit Party desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Credit Party has requested that Credit Parties and Lenders extend such a common credit facility on the terms herein provided, (iv) Lenders will be lending against, and relying on a Lien upon, all of Credit Parties’ assets even though the proceeds of any particular loan made hereunder may not be advanced directly to a particular Credit Party, (v) each Credit Party will nonetheless benefit by the making of all such loans by each Lender and the availability of a single credit facility of a size greater than each could independently warrant, (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Credit Party, and (vii) Borrowers have each executed the Notes as co-makers of the Notes and that Borrowers would not be able to obtain the credit provided by Lenders hereunder without the financial support provided by the other Credit Parties.

(b) Each Credit Party hereby guarantees the prompt payment and performance in full of all Obligations. Such guarantee constitutes a guarantee of payment and not of collection. Each Credit Party’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Credit Party or of any promissory note or other document evidencing all or any part of the Obligations of any other Credit Party, (ii) the absence of any attempt to collect the Obligations from any other Credit Party, and any other Guarantor, if any, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Credit Party or other Guarantor, if any, or any part thereof, or any other agreement now or hereafter executed by any other Credit Party or other Guarantor, if any, and delivered to Agent or any Lender, (iv) the failure by Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Credit Party or other Guarantor, if any, (v) Agent’s or any Lender’s election, in any proceeding instituted under the United States Bankruptcy Code (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Credit Party, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Credit Party under Section 502 of the

Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Credit Party (other than actual payment in full in cash). With respect to any Credit Party’s Obligations arising as a result of the joint and several liability of Credit Parties hereunder with respect to Advances or other extensions of credit made to any of the other Credit Parties hereunder, such Credit Party waives, until the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) shall have been indefeasibly paid in full in cash and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent and/or any Lender now has or may hereafter have against any other Credit Party, any endorser or any guarantor, of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent and/or any Lender to secure payment of the Obligations or any other liability of any Credit Party to Agent and/or any Lender. During any Event of Default, Agent may proceed directly and at once, without notice, against any Credit Party to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Credit Party or any other Person, or against any security or collateral for the Obligations. Each Credit Party consents and agrees that Agent shall be under no obligation to marshal any assets in favor of any Credit Party or against or in payment of any or all of the Obligations.

(c) Each Credit Party is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Credit Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Advances made to another Credit Party hereunder or other Obligations incurred directly and primarily by any other Credit Party (an “Accommodation Payment”), then the Credit Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and to be reimbursed by, each of the other Credit Parties in an amount, for each of such other Credit Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Credit Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all Credit Parties. As of any date of determination, the “Allocable Amount” of each Credit Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Credit Party hereunder without (i) rendering such Credit Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Credit Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Credit Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section 3.7 shall be subordinate in right of payment to the prior payment in full of the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending). The provisions of this Section 3.7 shall, to the extent inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

(d) If (i) any court holds that the Credit Parties are guarantors and not jointly and severally liable or (ii) bankruptcy or reorganization proceedings at any time are instituted by or against any Credit Party under any Debtor Relief Law, each Credit Party hereby: (A) until indefeasible payment in full of the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending), expressly and irrevocably waives, to the fullest extent possible, on behalf of such Credit Party, any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of a claim against any Person, and which such Credit Party may have or hereafter acquire against any Person in connection with or as a result of such Credit Party’s execution, delivery and/or performance of this Agreement, or any other documents to which such Credit Party is a party or otherwise; (B) until indefeasible payment in full of the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending), expressly and irrevocably waives any “claim” (as such term is defined in the Bankruptcy Code) of any kind against any other Credit Party, and further agrees that it shall not have or assert any such rights against any Person (including any surety), either directly or as an attempted set off to any action commenced against such Credit Party by Agent or a Lender or any other Person; and (C) acknowledges and agrees (I) that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of this Agreement, and (II) that Agent and Lenders and their successors and assigns are intended beneficiaries of this waiver and the agreements set forth in this Section 3.7 and their rights under this Section 3.7 shall survive payment in full of the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending).

(e) This Agreement shall in all respects be continuing, absolute and unconditional, and shall remain in full force and effect with respect to each Credit Party until all Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) shall have been indefeasibly fully paid. No compromise, settlement, release or discharge of, or indulgence with respect to, or failure, neglect or omission to enforce or exercise any right against, any one or more Credit Parties shall release or discharge the other Credit Parties.

(f) EACH CREDIT PARTY WAIVES THE FILING OF A CLAIM WITH A COURT IN THE EVENT OF RECEIVERSHIP OR BANKRUPTCY OF ANY CREDIT PARTY, AND WAIVES EVERY DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH ANY CREDIT PARTY MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY AGENT OR ANY LENDER IN ENFORCING THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, EVERY DEFENSE, COUNTERCLAIM OR SETOFF WHICH SUCH CREDIT PARTY MAY NOW HAVE, OR HEREAFTER MAY HAVE, AGAINST ANOTHER CREDIT PARTY. AS FURTHER SECURITY, ANY AND

ALL DEBTS AND LIABILITIES NOW OR HEREAFTER ARISING AND OWING TO ANY CREDIT PARTY BY ANY OTHER CREDIT PARTY, OR TO ANY OTHER PARTY LIABLE TO AGENT OR ANY LENDER, ARE HEREBY SUBORDINATED TO AGENT’S AND ANY SUCH LENDER’S CLAIMS AND UPON THE OCCURRENCE AND CONTINUANCE OF AN EVENT OF DEFAULT ARE ASSIGNED TO AGENT FOR THE BENEFIT OF THE LENDERS. EACH CREDIT PARTY HEREBY AGREES THAT IT MAY BE JOINED AS A PARTY DEFENDANT IN ANY LEGAL PROCEEDING (INCLUDING, BUT NOT LIMITED TO, A FORECLOSURE PROCEEDING) INSTITUTED BY AGENT OR ANY LENDER AGAINST ANY OTHER CREDIT PARTY.

(g) Should a claim be made upon Agent or any Lender at any time for repayment of any amount received by Agent or any Lender in payment of the Obligations, or any part thereof, whether received from any Credit Party or received by Agent or any Lender as the proceeds of Collateral, by reason of: (1) any judgment, decree or order of any court or administrative body having jurisdiction over Agent or any Lender or any of their property, or (2) any settlement or compromise of any such claim effected by Agent or any Lender, in its sole discretion, with the claimant (including a Credit Party), each Credit Party shall remain liable to Agent or any such Lender for the amount so repaid to the same extent as if such amount had never originally been received by Agent or any such Lender, notwithstanding any termination hereof or the cancellation of any note or other instrument evidencing any of the Obligations. To the extent Agent is required to repay any such amount, each Lender shall, to the extent Agent previously paid to such Lender a portion of the amount which must be repaid, upon demand of Agent, return to Agent the amount which had previously been paid by Agent to such Lender.

(h) To the extent that any payment to, or realization by, any Lender or Agent on the Obligations exceeds the limitations of this Section 3.7 and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Credit Party. This Section 3.7 is intended solely to reserve the rights of Lenders and Agent hereunder against each Credit Party, in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and neither the Credit Parties, any Guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section 3.7 that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.

IV. CONDITIONS PRECEDENT

4.1 Conditions to Initial Advance, Funding the Term Loans and Closing

The obligations of Lenders to consummate the transactions contemplated herein to be consummated on the Closing Date and to make the initial Advance under the Revolving Facility (the “Initial Advance”) and fund the Term Loans, and/or the obligation of Agent and the L/C Issuer to issue or become obligated on the Closing Date with respect to any Documentary Letter of Credit or any Standby Letter of Credit, are subject, in each case, to the satisfaction of Agent in its Permitted Discretion, of the following:

(a) each Credit Party shall have delivered to Agent (i) the Loan Documents to which it is a party, each duly executed by an Authorized Officer of such Credit Party and the other parties thereto and (ii) a Borrowing Certificate for the Initial Advance, executed by an Authorized Officer of each Borrower;

(b) all in form and substance satisfactory to Agent, Agent shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien and similar searches performed with respect to Credit Parties in each jurisdiction determined by Agent and such report shall show no Liens on the Collateral (other than Permitted Liens and Liens to be terminated at Closing), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement or similar statements in other jurisdictions and Control Agreements) required by any Loan Document or under law or requested by Agent to be filed, registered or recorded to create, in favor of Agent, for the benefit of Lenders, a first priority (other than with respect to property or assets covered by Priority Permitted Liens) and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Credit Parties of any necessary fee, tax or expense relating thereto;

(c) Agent shall have received (i) the Charter and Good Standing Documents, all in form and substance acceptable to Agent, (ii) a certificate of the corporate secretary or assistant secretary of each Credit Party dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of such Credit Party, all in form and substance acceptable to Agent, (iii) the written legal opinions of counsel or special counsel for the Credit Parties, all in form and substance acceptable to Agent and its counsel, and (iv) a certificate executed by an Authorized Officer of each Credit Party, which shall constitute a representation and warranty by such Credit Party as of the Closing Date, the Borrowing Date for the Initial Advance and the date of funding of the Term Loans that the conditions contained in this Agreement have been satisfied (provided that such certification need not extend to Agent’s satisfaction with any condition);

(d) Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of each Credit Party in form and substance acceptable to Agent (each, a “Solvency Certificate”), certifying (i) the solvency of such Credit Party after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to such Credit Party’s financial resources and anticipated ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date and the Borrowing Date for the Initial Advance and the date of funding of the Term Loans, and after giving effect to such transactions and Indebtedness and the issuance of any Letters of Credit on the Borrowing Date for the Initial Advance: (A) the assets and business of such Credit Party, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Credit Party, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to such Credit Party;

(e) Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Agent, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Credit Party, and each Credit Party shall have demonstrated to Agent’s satisfaction in its Permitted

Discretion that (i) its operations comply, in all respects deemed material by Agent in its Permitted Discretion, with applicable federal, state, provincial, foreign and local laws, statutes and regulations, and (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Agent, in its Permitted Discretion;

(f) Agent shall have received (or shall be satisfied that it will receive simultaneously with the funding of the Term Loans or Initial Advance, as applicable) all fees, charges and expenses due and payable to Agent and Lenders on or prior to the Closing Date pursuant to the Loan Documents;

(g) all in form and substance satisfactory to Agent in its Permitted Discretion, Agent shall have received such consents, approvals and agreements from such third parties as Agent and its counsel shall determine in their Permitted Discretion are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, (ii) claims against any Credit Party and/or the Collateral, or (iii) agreements, documents or instruments to which a Credit Party is a party or by which any of its properties or assets are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to each property leased by any Credit Party;

(h) each Credit Party shall be in compliance with Sections 6.4 and 7.7, and Agent shall have received original certificates of all such required insurance policies and confirmation that they are in effect and that the premiums due and owing with respect thereto have been paid in full and naming only Agent, for the benefit of itself and Lenders, as beneficiary or loss payee and additional insured, as appropriate;

(i) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of the Credit Parties) shall be satisfactory to Agent;

(j) no material default shall exist under any Material Contract that could reasonably be expected to be, have or result in a Material Adverse Effect;

(k) no Credit Party or principal or key management personnel of any Credit Party shall have been indicted or, to the knowledge of any Credit Party, under active investigation by a U.S. Attorney for a felony crime;

(l) the Credit Parties shall have caused to be delivered to Agent fully executed Control Agreements and Lockbox Agreements under which, among other things, the financial institutions at which Credit Parties’ Deposit Accounts are maintained acknowledge Agent’s, for its benefit and the benefit of Lenders, first priority perfected security interest in such Deposit Accounts;

(m) Agent shall have received copies of all Permits required for each Credit Party to conduct the business in which it is currently engaged or is contemplated pursuant to the Loan Documents the absence of which would reasonably be expected to be, have or result in a Material Adverse Effect;

(n) Agent shall have completed its due diligence examinations of the Credit Parties, including, without limitation, (i) an examination of the terms and conditions of all obligations owed by the Credit Parties and their Subsidiaries deemed material by Agent, the results of which shall be satisfactory in form and substance to Agent and (ii) customer reference checks and calls, credit checks, and background checks with respect to the relevant key management and principals of each Credit Party;

(o) all in form and substance satisfactory to Agent, Agent shall have received evidence (i) of repayment in full and termination of all liabilities and obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) of the Credit Parties to the Prior Lenders and all related documents, agreements and instruments and of all Liens and Uniform Commercial Code financing statements covering or relating to any assets or properties of the Credit Parties, (ii) of release and termination of, or Agent’s authority to release and terminate, any and all Liens and/or Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens), and (iii) that any and all existing lockbox arrangements are terminated;

(p) there shall not have occurred any Material Adverse Change or Material Adverse Effect from that which was reflected on the financial statements, dated March 31, 2004, provided to Agent or any liabilities or obligations of any nature with respect to any Credit Party which would reasonably be expected to have a Material Adverse Effect;

(q) Agent shall have received final internal unaudited financial statements of the Credit Parties and their Subsidiaries on a consolidated basis for and as of August 31, 2004;

(r) Agent shall have received (i) copies of all other intercompany agreements, management agreements, documents relating to Indebtedness for Borrowed Money, Capital Leases, occupancy leases and other material contracts, and (ii) such other documents or materials as Agent shall deem necessary or appropriate, in form and substance satisfactory to Agent;

(s) Agent shall have received executed Subordination Agreements from such parties as Agent deems necessary or desirable in its Permitted Discretion, and all of the documents relating to any Subordinated Debt shall be in form and substance satisfactory to Agent in its Permitted Discretion;

(t) The Certificate of Incorporation of Parent shall have been amended to create a new class of Series C Preferred Stock and all of the holders of Series B Preferred Stock of Parent shall have exchanged their shares of Series B Preferred Stock for shares of Series C Peferred Stock, all in a manner acceptable to Agent in its sole discretion;

(u) Agent shall have received copies of all registered intellectual property and a list of all material licenses, consents, authorizations and permits required for each Credit Party to conduct the business in which it is currently engaged and/or is contemplated under the Loan Documents;

(v) after giving effect to the Initial Advance, the funding of the Term Loans and the issuance of any Letters of Credit on the Closing Date, the Excess Availability shall be not less than $2,500,000;

(w) Agent shall have received satisfactory evidence (in its Permitted Discretion) that all taxes and assessments due and owing by any Credit Party have been paid in full; and

(x) each outstanding letter of credit issued for the account of any Borrower or any Subsidiary of any Borrower by any third party (including without limitation by any Prior Lender) shall either be (i) cancelled or (ii) cash collateralized in an amount equal to 105% of the stated face amount thereof pursuant to a cash collateral agreement in form and substance satisfactory to Agent in its Permitted Discretion.

4.2 Conditions to Each Advance and Funding of the Term Loans

The obligations of Lenders to make any Advance under the Revolving Facility (including, without limitation, the Initial Advance) and/or to fund the Term Loans, and/or the obligation of Agent and the L/C Issuer to issue or become obligated with respect to any Documentary Letter of Credit or any Standby Letter of Credit, are subject to the satisfaction, in the Permitted Discretion of Agent, of the following additional conditions precedent:

(a) Borrowers shall have delivered to Agent, in the case of an Advance, a Borrowing Certificate for the Advance and executed by an Authorized Officer of Borrowers, which shall constitute a representation and warranty by all Borrowers as of the Borrowing Date that the conditions contained in this Section 4.2 and, in the case of the Initial Advance, in Section 4.1 have been satisfied;

(b) each of the representations and warranties made by the Credit Parties in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to funding of the Term Loans and/or making such Advance and/or issuing or becoming obligated with respect to any Documentary Letter of Credit or any Standby Letter of Credit (except for those representations and warranties made as of a specific date), the Credit Parties shall be in compliance with all covenants, agreements and obligations under the Loan Documents and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Advance, Term Loans, Documentary Letter of Credit or Standby Letter of Credit on such date;

(c) immediately after giving effect to the requested Advance, Documentary Letter of Credit or Standby Letter of Credit, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed the Facility Cap minus the Letter of Credit Usage;

(d) immediately after giving effect to the requested Advance, Documentary Letter of Credit or Standby Letter of Credit (the “Request”), the Senior Leverage Ratio shall not exceed the Maximum Senior Leverage Ratio set forth in Annex I hereto for the period in which the Request occurs; provided, however, that for purposes of this Section 4.2(d) only, (i) the Senior Leverage Ratio shall be measured as of the date of the Request and (ii) EBITDA of the

Credit Parties shall be EBITDA for the 12 months ending on the last day of the month immediately preceding the date of the Request for which financial statements have been, or are required to have been, delivered under Section 6.1(a);

(e) Agent shall have received all fees, charges and expenses due and payable to Agent or Lenders on or prior to such date pursuant to the Loan Documents;

(f) there shall not have occurred and be continuing any Material Adverse Change or Material Adverse Effect; and

(g) Agent shall have received such other documents, certificates or information related to the calculations and conditions required by this Section 4.2 as Agent shall request in its Permitted Discretion.

V. REPRESENTATIONS AND WARRANTIES

Each Credit Party, jointly and severally, represents and warrants as of the date hereof, the Closing Date, and each Borrowing Date as follows:

5.1 Organization and Authority; Security Interest

(a) Each Credit Party is a corporation, partnership or limited liability company, as the case may be, duly organized or formed, validly existing and in good standing under the laws of its state of formation. Each Credit Party (a) has all requisite corporate, partnership or limited liability company power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents, (b) as of the Closing Date is duly qualified to do business in each jurisdiction set forth on Schedule 5.1, which, together with the jurisdictions listed on the updated list required to be delivered under Section 6.1(b), are all the jurisdictions in which failure to so qualify would reasonably be expected to have or result in a Material Adverse Effect, and (c) has all requisite corporate, partnership or limited liability company power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) with respect to Borrowers, to borrow hereunder and (iii) to consummate the transactions contemplated under the Loan Documents. No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an “investment company.”

(b) Each Credit Party has all requisite corporate, partnership or limited liability company power and authority and full right and power to grant to Agent, for the benefit of itself and Lenders, a perfected, first priority (other than with respect to property or assets covered by Priority Permitted Liens) security interest and Lien in the Collateral pursuant to this Agreement and the Security Documents. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing an equity interest, control and/or possession, as applicable, without any further action, Agent, for the benefit of itself and Lenders, will have a good, valid and first priority (other than with respect to property or assets covered by Priority Permitted Liens) and perfected (other than with respect to the Real Property Collateral unless Agent requires perfection with respect to any Real Property Collateral after the Closing Date)

Lien and security interest in the Collateral, subject to no Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Agent, for the benefit of itself and Lenders, and/or (ii) in connection with Permitted Liens. No Credit Party is party to any agreement, document or instrument that conflicts with this Section 5.1.

5.2 Loan Documents

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all requisite corporate, partnership or limited liability company action of such Credit Party and have been duly executed and delivered by or on behalf of such Credit Party; (b) do not violate in any material respect any provisions of (i) any applicable law, statute, rule, regulation, ordinance or tariff, (ii) any order of any Governmental Authority binding on such Credit Party or any of its properties or (iii) the certificate or articles of incorporation or bylaws (or any other equivalent governing agreement or document) of such Credit Party, or any agreement between such Credit Party and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which such Credit Party is a party, or by which the properties or assets of such Credit Party are bound, the effect of which would reasonably be expected to be, have or result in a Material Adverse Effect; (d) except as set forth herein or in any other Loan Document, will not result in the creation or imposition of any Lien (other than Permitted Liens) of any nature upon any of the properties or assets of any Credit Party; and (e) except for filings in connection with the perfection of Agent’s Liens do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person the failure of which to obtain would result in a Material Adverse Effect. When executed and delivered, each of the Loan Documents to which such Credit Party is a party will constitute the legal, valid and binding obligation of each Credit Party, enforceable against each Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

5.3 Subsidiaries, Capitalization and Ownership Interests

As of the Closing Date, no Credit Party has any Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3. Schedule 5.3 states the authorized capitalization of each Credit Party, and the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of such Credit Party and, with respect to each Credit Party other than Parent, the beneficial and record owners thereof (including options, warrants, convertible notes and other rights to acquire any of the foregoing), in each case, as of the Closing Date. The outstanding equity securities and/or ownership, voting or partnership interests of each Credit Party have been duly authorized and validly issued and are fully paid and nonassessable and each Person listed on Schedule 5.3 as of the Closing Date owns beneficially and of record all of the equity securities it is listed as owning free and clear of any Liens other than Permitted Liens and Liens created by the Loan Documents. Schedule 5.3 also lists the directors, members, managers or partners of each Credit Party as of the Closing Date. Except as listed on Schedule 5.3, as of the Closing Date no Credit Party (a) owns any Investment Property, (b) owns any interest or participates or engages in any joint venture, partnership or similar arrangements with any Person nor (c) is a party to or has knowledge of any agreements restricting the transfer of its equity securities.

5.4 Properties

Each Credit Party (a) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, license of, or right to use, all of its material properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (b) is in compliance with each lease or license to which it is a party or otherwise bound the noncompliance with which would have a Material Adverse Effect. Schedule 5.4 lists, as of the Closing Date, all real properties (and their locations) owned or leased by or to, and all other material assets or property that are leased or licensed by, any Credit Party and all leases (including leases of leased real property) covering or with respect to such properties and assets. Each Credit Party enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect. All tangible personal property and tangible assets of each Credit Party material to the operations and conduct of its business are in reasonable repair, working order and condition (normal wear and tear excepted) and are suitable and adequate for the uses for which they are being used or are intended.

5.5 Other Agreements

No Credit Party is (a) subject to any judgment, order or decree or a party to any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default would reasonably be expected to be, have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which would reasonably be expected to be, have or result in a Material Adverse Effect, or (c) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any service or management fee with respect to, the ownership of its assets or the operation of its business except as permitted under Section 7.5.

5.6 Litigation

Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to the knowledge of any Credit Party, threatened against any Credit Party that (a) questions or could reasonably be expected to prevent or affect the validity of any of the Loan Documents or the right of such Credit Party to enter into any Loan Document or to consummate the transactions contemplated thereby, (b) could reasonably be expected to be, have or result in, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect or (c) could reasonably be expected to result in any Change of Control. No Credit Party is aware of any basis for the foregoing. As of the Closing Date, no Credit Party is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. As of the Closing Date, there is no action, suit, proceeding or investigation initiated by any Credit Party currently pending. No Credit Party has any existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor except as permitted by Section 7.2.

5.7 Hazardous Materials

Each Credit Party is in compliance in all material respects with all applicable Environmental Laws, except where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. No Credit Party has been notified of any action, suit, proceeding or investigation (a) relating in any way to compliance by any Credit Party with, or liability of any Credit Party under, any Environmental Laws, (b) which otherwise deals with any Hazardous Substance or any Environmental Law, or (c) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance, that, in each case, could reasonably be expected to be, have or result in, either individually or in the aggregate, any Material Adverse Effect.

5.8 Tax Returns; Governmental Reports

Each Credit Party (a) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by such Credit Party, and (b) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that such Credit Party is currently contesting in good faith and for which adequate reserves have been established in accordance with GAAP.

5.9 Financial Statements and Reports

All financial statements and financial information relating to any Credit Party that have been or may hereafter be delivered to Agent by any Credit Party are (a) consistent in all material respects with the books of account and records of the Credit Parties, (b) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the consolidated financial condition, assets and liabilities and results of operations of the Credit Parties at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied, except that the unaudited financial statements contain no footnotes or year-end adjustments. The Credit Parties have no obligations or liabilities of any kind that are not disclosed in such financial information or statements or in the schedules hereto that could reasonably be expected to have a Material Adverse Effect, and since the date of the most recent financial statements submitted to Agent, there has not occurred any Material Adverse Change or Material Adverse Effect, or any other event or condition that could reasonably be expected to have a Material Adverse Effect.

5.10 Compliance with Law; Business

Each Credit Party (a) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to such Credit Party, the Business and/or such Credit Party’s assets or operations, including, without limitation, ERISA and any laws or regulations pertaining to the Business, and (b) is not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation would not reasonably be expected to be, have or result in a Material Adverse Effect. No Credit Party has received any notice that any Credit Party is not in material compliance in any respect with any of the requirements of any of the foregoing. No Credit Party has (i) engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Code, and the rules and regulations promulgated thereunder, (ii) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no such funding requirements have been postponed or delayed, (iii) knowledge of any event or occurrence which could reasonably be expected to cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any Credit Party’s employee benefit plans, (iv) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (v) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under Title IV of ERISA. With respect to each Credit Party, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(c)(2) and 4043(c)(3) thereof, for which the thirty (30) day notice period contained in the applicable regulations has not been waived. With respect to each scheme or arrangement mandated by a government other than the United States providing for post-employment benefits (each, a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Credit Party that is not subject to United States law providing for post-employment benefits (each, a “Foreign Plan”): (i) all employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the liability of each Credit Party with respect to a Foreign Plan is reflected in accordance with normal accounting practices on the financial statements of such Credit Party; (iii) each Foreign Plan is funded in accordance with applicable law; and (iv) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except, in each case, where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. Each Credit Party has maintained in all respects all records required to be maintained by any applicable Governmental Authority except where the failure to maintain such records could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Credit Party has engaged or does engage, directly or indirectly, in any business other than the Business.

5.11 Intellectual Property

Except as set forth on Schedule 5.11, as of the Closing Date, no Credit Party owns, licenses or utilizes any patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights or copyright applications, or software (other than “off the shelf” software), or is a party to any license agreements with respect to any of the foregoing. Each Credit Party owns directly, or is entitled to use by license or otherwise, all Intellectual Property of any Person used in, necessary for or material to the conduct of such Credit Party’s businesses. All such items listed on Schedule 5.11 as of the Closing Date are and, at all times after the Closing Date (except to the extent no longer deemed necessary for or material to the conduct of the businesses of the Credit Parties in the good faith business judgment of the Credit Parties) will be (except as could not reasonably be expected to have or result in a Material Adverse Effect): (a) subsisting and have not been adjudged invalid or unenforceable, in whole or part, (b) valid and enforceable, and (c) in full force and effect and not in known conflict with the rights of any Person. Each Credit Party has made all filings and recordations necessary in the exercise of reasonable and prudent business judgment to protect its interest in the material components of the Intellectual Property of such Credit Party in the United States Patent and Trademark Office, the United States Copyright Office and in corresponding offices throughout the world, as appropriate in the exercise of reasonable and prudent business judgment by the Credit Parties based on the Credit Parties’ operations. Each Credit Party has performed and will continue to perform all acts and has paid and will continue to pay all required fees and taxes to maintain each and every item of the Intellectual Property of such Credit Party in full force and effect throughout the world, as applicable, except such items of Intellectual Property as are no longer deemed necessary for or material to the conduct of the business of such Credit Party in the reasonable business judgment of such Credit Party. No litigation is pending or, to the knowledge of any Credit Party, threatened which contains allegations respecting the validity, enforceability, infringement or ownership of any of the Intellectual Property of any Credit Party that is necessary or otherwise material to the conduct of the Business that could reasonably be expected to be, have or result in, either individually or in the aggregate, any Material Adverse Effect. No Credit Party is in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which could reasonably be expected to be, have or result in a Material Adverse Effect.

5.12 Licenses and Permits; Labor

Each Credit Party is in compliance with and has all Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of its business as presently conducted and as proposed to be conducted except where noncompliance, violation or lack thereof could not reasonably be expected to have a Material Adverse Effect. Schedule 5.12 lists all Permits necessary or required by applicable law or Governmental Authority for the operation of the Credit Parties’ businesses as of the Closing Date and as proposed to be conducted except where non-compliance, violation or lack thereof could be reasonably expected to be, have or result in a Material Adverse Effect. All Permits necessary or required by applicable law or Governmental Authority for the operation of the Credit Parties’ businesses are in full force and effect and not in known conflict with the rights of others except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect. No Credit Party (a) is in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, could constitute or result in a conflict, breach, default or event of default under, any of the foregoing which could reasonably be expected to have a Material Adverse Effect, and (b) is, nor has been, involved in any labor dispute, strike, walkout or union organization that could reasonably be expected to be, have or result in any Material Adverse Effect.

5.13 No Default; Solvency

There does not exist any Default or Event of Default. Each Credit Party is and, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents and after the funding of each Advance and the Term Loans, will be solvent and able to meet its obligations and liabilities as they become due, and the assets and business (as a going concern) of such Credit Party, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Credit Party, and no unreasonably small capital base with which to engage in its anticipated business exists with respect to such Credit Party.

5.14 Disclosure

No Loan Document, nor any other agreement, document, certificate, or statement furnished to Agent or any Lender by or on behalf of any Credit Party in connection with the transactions contemplated by or pursuant to the Loan Documents, nor any representation or warranty made by any Credit Party in the Loan Documents, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which the statements were made. There is no fact known to any Credit Party that has not been disclosed to Agent in writing which could reasonably be expected to have a Material Adverse Effect.

5.15 Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except for Permitted Indebtedness or as otherwise expressly permitted under this Agreement, no Credit Party (a) has outstanding Indebtedness, (b) is subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, and/or (c) owns or holds any equity or long-term debt investments in, nor has any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any other Person. Each Credit Party has performed all obligations required to be performed by such Credit Party pursuant to or in connection with all Material Contracts and there has occurred no breach, default or event of default under any Material Contract or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder in each case except where noncompliance or violation could not reasonably be expected to be, have or result in a Material Adverse Effect. Except for Permitted Indebtedness and actions permitted under Section 7.4 and Section 7.9, no Credit Party, directly or indirectly, has made, and there do not exist, any loans, advances or guarantees by any Credit Party to or for the benefit of any Person or agreements by any Credit Party to assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person.

5.16 Affiliated Agreements

Except as set forth on Schedule 5.16, (i) as of the Closing Date there are no, and after the Closing Date except as permitted by Section 7.6 there will be no, existing or proposed agreements or transactions between any Credit Party and any of such Credit Party’s officers, membership interest holders, managers (in the case of any limited liability company), or Affiliates or any members of their respective immediate families, and (ii) as of the Closing Date, and after the Closing Date except as permitted by Section 7.6, to each Credit Party’s knowledge, none of the foregoing Persons controls any Person with which any Credit Party competes to any material extent or which competes to any material extent with any Credit Party. For purposes of this Section 5.16, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

5.17 Insurance

Each Credit Party has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.4 hereof. All such insurance policies as of the Closing Date are listed and described on Schedule 5.17.

5.18 Foreign Assets Control Regulations and Anti-Money Laundering.

(a) None of the Credit Parties or their respective Affiliates (collectively, “Transaction Persons”) is subject to sanctions of the United States government or in violation of any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or a Person similarly designated under any related enabling legislation or any other similar executive order (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

(b) None of the Transaction Persons is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury, and/or on any other similar list (the “Lists”) maintained by the such office pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person (a

“Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of the Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other similar Executive Orders.

(c) None of the Transaction Persons is knowingly or will knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to any Executive Order or the Patriot Act, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Executive Order or the Patriot Act.

(d) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.19 Non-Subordination

Except to the extent required by applicable law or due to actions by Lenders, and except as otherwise permitted or provided for in the Loan Documents, the Obligations are not subordinated in any way to any other obligations of any Credit Party or to the rights of any other Person.

5.20 Collateral

During the five (5) years prior to the Closing Date, none of the Credit Parties nor any of their respective predecessors, have conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.20A. Each Credit Party is (or such Credit Party’s predecessors were) the sole owner(s), until abandoned in the reasonable judgment of the Credit Parties, of all of its names listed on Schedule 5.20A and such additional names disclosed to Agent under Section 6.1(h), and any and all material sales made, business done and invoices issued in such names are such Credit Party’s (or any such predecessors’) sales, business and invoices. Each trade name of each Credit Party represents a division or trading style of such Credit Party. Each Credit Party maintains, and such Credit Party’s predecessors maintained, their respective places of business and chief executive offices only at the locations set forth on Schedule 5.20B or, after the Closing Date, as additionally disclosed to Agent in writing, and all Accounts of such Credit Party arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral are located and shall be only, in and at such locations. All of the Collateral is located only in the continental United States, except Demonstration Equipment as permitted by Section 2.16(a). Schedule 5.20C lists all of each Credit Party’s Deposit Accounts and Investment Property as of the Closing Date.

5.21 Intentionally Omitted

5.22 Intentionally Omitted

5.23 Legal Investments; Use of Proceeds

None of the Credit Parties is engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

5.24 Broker’s or Finder’s Commissions

Except as set forth on Schedule 5.24, no broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by any Credit Party or any of its officers, directors or agents with respect to the issue of the Notes or the transactions contemplated by this Agreement or the Loan Documents other than fees payable to Agent and Lenders. Each Credit Party, jointly and severally, agrees to indemnify Agent and Lenders and hold them harmless from against any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Credit Parties, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent or Lenders without the knowledge of the Credit Parties.

5.25 Survival

Each Credit Party agrees that the representations and warranties contained herein and in the other Loan Documents are made with the knowledge and intention that Agent and Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Revolving Advances and/or the funding of the Term Loans and/or the issuance of any Letters of Credit.

VI. AFFIRMATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) and termination of this Agreement:

6.1 Financial Statements, Reports and Other Information

(a) Financial Reports. The Credit Parties shall furnish to Agent and Lenders (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of the Credit Parties, (A) audited annual consolidated financial statements of the Credit Parties and their Subsidiaries, including the notes thereto, consisting of consolidated balance sheets at the end of such completed fiscal year and the related consolidated statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be certified without qualification by PricewaterhouseCoopers or any other independent certified public accounting firm satisfactory to Agent in its Permitted Discretion (provided that any of the “big 4” accounting firms shall be deemed acceptable for this purpose), and accompanied by related management letters, if available, and (B) unaudited annual consolidating financial statements of the Credit Parties and their Subsidiaries, consisting of consolidating balance sheets at the end of such completed fiscal year and the related consolidating statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, (ii) as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter of the Credit Parties, unaudited consolidated and consolidating financial statements of the Credit Parties and their Subsidiaries consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of the immediately preceding fiscal quarter, and (iii) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month (other than the last calendar month of a fiscal quarter), unaudited consolidated and consolidating financial statements of the Credit Parties and their Subsidiaries consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of the immediately preceding calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods except as noted therein (subject, as to interim statements, to lack of footnotes and year-end adjustments). With each quarterly financial statement for the months of March, June, September and December of each calendar year and with each annual financial statement, the Credit Parties shall also deliver a compliance certificate signed by their respective chief financial officers in a form satisfactory to Agent in its Permitted Discretion stating that (A) such persons have reviewed the relevant terms of the Loan Documents and the condition of the Credit Parties, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (C) whether the Credit Parties are in compliance with all financial covenants in this Agreement attached as Annex I hereto. Such certificate shall be accompanied by the calculations necessary to show compliance or noncompliance with the financial covenants in a form satisfactory to Agent in its Permitted Discretion.

(b) Other Materials. The Credit Parties shall furnish to Agent and Lenders (i) as soon as available, and in any event within thirty (30) calendar days after the preparation or issuance thereof, copies of any financial statements (including, without limitation, any pro forma financial statements) approved by the Board of Directors of any Credit Party (other than working drafts and those required to be delivered pursuant to Section 6.1(a)) prepared by, for or on behalf of the Credit Parties, and any other material notes and reports included therein, and any material information and notices that Parent shall send to its stockholders and/or other equity owners generally or by class at any time together with any and all supporting documentation included therewith, (ii) within thirty (30) calendar days after the end of each fiscal quarter, a report listing and describing material details about any and all new agreements for the purchase or lease of real property and all Material Contracts entered into by a Credit Party during the fiscal quarter then ended, (iii) within thirty (30) calendar days after the end of each calendar month, the monthly reporting package and a monthly operating report for each Credit Party, which report shall include (A) a list setting forth any new location at which any books and records and any other Collateral with a fair market value of more than $250,000, individually or in the aggregate, is located, and an updated list of jurisdictions in which any Credit Party is qualified to do business, and (B) a detailed comparison of the actual year-to-date operating results against (x) the projected operating budget for the current fiscal year, if any, and (y) the actual operating results for the same period during the prior calendar year, in each case inclusive of profit and loss statements, (iv) as soon as available and in any event within fifteen (15) days after the preparation or issuance thereof, (A) eight-quarter working projections, (B) a revenue forecast, and (C) copies of any reports submitted to the Credit Parties by their independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants, (v) within thirty (30) days after the end of each calendar quarter, a written description of any pending action, suit, proceeding or investigation initiated by any Credit Party that has not previously been disclosed in writing to Agent, (vi) upon Agent’s request, copies of any and all materials, documents, instruments and other items that evidence or give rise to the Collateral and (vii) such additional information, documents, statements, reports and other materials as Agent may request in its Permitted Discretion from time to time. The Credit Parties shall furnish to Agent not less than thirty (30) calendar days prior to the commencement of each fiscal year in the Term, a list setting forth the location of the Collateral.

(c) Notices. The Credit Parties shall promptly, and in any event within five (5) Business Days after any Credit Party or any authorized officer of any Credit Party obtains knowledge thereof, notify Agent in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated by or against any Credit Party or otherwise affecting or involving or relating to any Credit Party or any Credit Party’s property or assets to the extent (A) the amount in controversy exceeds $250,000 individually or $500,000 in the aggregate for all such events, or (B) any of the foregoing seeks material injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that is expected to be, have or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by any Credit Party from any Person obligated to make any payment to any Credit Party of a claim, suit or other action such Person has, claims or has filed against any Credit Party for an amount in excess of $250,000 individually or $500,000 in the aggregate, (v) any matter(s) in the amount of $250,000, individually or $500,000 in the aggregate, in existence at any one time affecting the value, enforceability or collectibility of any of the Collateral, (vi) any notice given by any Credit Party to any other lender of any Credit Party, and shall furnish to Agent a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority regarding any liability or claim of liability in the amount equal to or exceeding $250,000 individually or $500,000 in the aggregate, (viii) receipt of any notice by any Credit Party regarding termination of any material lease of real property (other than by expiration of the term) or any senior executive, (ix) if any Account or other Collateral becomes evidenced or secured by an Instrument or Chattel Paper, (x) the filing, recording or assessment of any federal, state, local or foreign tax liens, (xi) any action taken or threatened to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to any Credit Party which is expected to be, have or result in a Material Adverse Effect or with respect to any Collateral, (xii) any change in the corporate or legal name or the organization identification number of any Credit Party, (xiii) the loss, termination or expiration of any contract to which any

Credit Party is a party or by which its properties or assets are subject or bound, which is expected to be, have or result in a Material Adverse Effect, (xiv) any event or occurrence affecting any Foreign Government Scheme or Arrangement or Foreign Plan that is expected to be, have or result in a Material Adverse Effect. As soon as possible, and in any event within thirty (30) days after the Credit Parties know or have reason to know thereof, the Credit Parties shall notify Agent in writing of (A) the establishment by any Credit Party of any Plan subject to Title IV of ERISA, (B) the commencement by any Credit Party of contributions to a Multiemployer Plan (as defined in Section 3(37)(A) of ERISA), (C) any failure by any Credit Party or any Person that, together with any Credit Party, would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) to make contributions required by Section 302 of ERISA (whether or not such requirement is waived pursuant to Section 303 of ERISA), or (D) the occurrence of any Reportable Event (as defined in Section 4043 of ERISA and the regulations issued thereunder) with respect to any Plan or Multiemployer Plan for which the reporting requirement is not waived, together with a statement of an officer setting forth details as to such Reportable Event and the action which the Credit Parties propose to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation (the “PBGC”) if any such notice was provided by the Credit Parties. Promptly after receipt thereof, the Credit Parties shall provide Agent with (A) a copy of any notice the Credit Parties may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Multiemployer Plan, or to appoint a trustee to administer any Plan or Multiemployer Plan, and (B) a copy of any notice of withdrawal liability from any Multiemployer Plan.

(d) Consents. The Credit Parties shall obtain and deliver to Agent from time to time all consents, approvals and agreements from such third parties as Agent shall determine are necessary in its Permitted Discretion and that are satisfactory to Agent in its Permitted Discretion in order to effectuate Agent’s and the Lenders’ rights under the Loan Documents, to ensure repayment of the Obligations, and/or to create, perfect, protect or assert Agent’s, for its benefit and the benefit of the Lenders, rights in any Collateral (including, without limitation, Landlord Waivers and Consents with respect to leases).

(e) Operating Budget. The Credit Parties shall furnish to Agent and Lenders on or prior to the Closing Date and for each fiscal year of the Credit Parties thereafter not less than thirty (30) calendar days after the commencement of such fiscal year or, if earlier, within ten (10) days of the date on which the following is approved by the applicable Board of Directors, consolidated and consolidating month by month projected operating budgets, projections, profit and loss statements, income statements, balance sheets and cash flow reports of and for the Credit Parties for such upcoming fiscal year (including an income statement for and a balance sheet as at the end of each month), and, if prepared and approved by the Board of Directors of any Credit Party, annual projections for the fiscal years remaining in the Term, in each case prepared in all material respects in accordance with GAAP consistently applied with prior periods (subject to lack of footnotes and year-end adjustments); and within ten (10) days after any material update or amendment of any such plan or forecast is approved by the applicable Board of Directors, a copy of such update or amendment, including a description of and reasons for such update or amendment. Each such projection, update or amendment shall be accompanied by a written certificate signed by the chief financial officer of each Credit Party to the effect that except as described therein it has been prepared on a basis consistent in all material respects with the Credit Parties’ historical financial statements and records, together with the assumptions set forth in such projection and that it reflects expectations, after reasonable analysis, of the Credit Parties’ management as to the matters set forth therein.

(f) Shareholder/Partner Reports and Government Filings. Parent shall furnish to Agent and Lenders, concurrently with the sending or filing thereof, a copy of any proxy statements, financial statements or reports of shareholders or other equity owners as a class or series and a copy of any regular, periodic and special reports or registration statements, in each case which Parent files with the Securities and Exchange Commission or any stock exchange.

(g) Deposit Accounts, Other Accounts and Investment Property. The Credit Parties shall (i) promptly, and in any event no later than five (5) Business Days before any Credit Party (A) establishes any Deposit Account, securities account, money market account or any similar account, or (B) becomes the owner of any Investment Property, in each case, on and with respect to which Agent, for itself and the benefit of Lenders, does not have a perfected, first priority Lien, notify Agent of such, and (ii) prior to such establishment, or, with respect to any such Investment Property, promptly after such ownership, deliver to Agent a fully executed Control Agreement and/or other documentation to perfect Agent’s, for its benefit and the benefit of Lenders, Lien thereon, in each case in form and substance acceptable to Agent in its Permitted Discretion.

(h) Intellectual Property. The Credit Parties shall furnish to Agent within ten (10) Business Days after June 30 and December 31 of each year, a report specifying any material federally registered patents, trademarks and copyrights acquired by, obtained by, or licensed (other than non-material software licenses) to any Credit Party during the six (6)-month period then ending, and shall deliver to Agent, within ten (10) Business Days, documentation to perfect Agent’s, for its benefit and the benefit of Lenders, Lien in such Intellectual Property, in each case in form and substance acceptable to Agent in its Permitted Discretion. The Credit Parties shall furnish to Agent in writing within thirty (30) Business Days after the end of each calendar quarter a list of any trade or other names under which any Credit Party has conducted or is conducting business that are not listed on Schedule 5.20A and have not been previously disclosed to Agent in writing pursuant to this Section 6.1(h).

(i) Payroll Taxes. Without limiting or being limited by any other provision of any Loan Document, the Credit Parties shall retain and use Automatic Data Processing, Inc. or another third party acceptable to Agent in its Permitted Discretion to process, manage and pay the payroll taxes of the Credit Parties and shall cause to be delivered to Agent within ten (10) calendar days after the end of each calendar month, a report of such payroll taxes of the Credit Parties for the immediately preceding calendar month and evidence of payment thereof.

(j) Commercial Tort Claims. Each Credit Party shall notify Agent, on a monthly basis, of any Commercial Tort Claims involving a net amount in excess of $25,000 in which such Credit Party has an interest arising after the Closing Date and shall provide all necessary information concerning each such Commercial Tort Claim and make all necessary filings with respect thereto to perfect Agent’s (for its benefit and the benefit of Lenders) first priority security interest therein.

(k) Updates to Schedules. On or before the end of each calendar month, the Credit Parties shall give Agent written notice of each event or fact or circumstance that would require the revision of any Schedule to this Agreement in order to cause such Schedule (and any corresponding representations or warranties) to be, and to continue to be, true, accurate and complete at all times in all material respects, and, in the event and only in the event that Agent consents in writing to any such revisions to any Schedule, any such Schedule shall be deemed amended accordingly.

6.2 Conduct of Business and Maintenance of Existence and Assets

Each Credit Party shall (a) conduct its business in accordance with good business practices customary to its industry, (b) engage only in the Business, (c) endeavor to collect its Accounts in the ordinary course of business, (d) maintain all of its material properties, assets and equipment used or useful in its business in reasonable repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents), (e) from time to time make all reasonable and customary repairs, renewals and replacements thereof, (f) maintain, comply with and keep in full force and effect its existence all Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification would reasonably be expected to be, have or result in a Material Adverse Effect, (g) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to be, have or result in a Material Adverse Effect and (h) maintain, comply with and keep in full force and effect its existence and all Intellectual Property and Permits necessary to conduct the Business the loss of which or failure to maintain would reasonably be expected to be, have or result in a Material Adverse Effect.

6.3 Compliance with Legal and Other Obligations

Each Credit Party shall (a) comply in all respects with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves in accordance with GAAP and to the satisfaction of Agent have been established, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed with any Governmental Authority unless, in each case, failure to so comply, pay, perform or file, as applicable, would not reasonably be expected to have a Material Adverse Effect.

6.4 Insurance

Each Credit Party shall (a) keep all of its insurable properties and assets adequately insured against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or lines of business or owning similar assets or properties and at least the minimum amount required by this Agreement, applicable law and any agreement to which such Credit Party is a party or pursuant to which such Credit Party provides any services, including, without limitation, liability, property and business interruption insurance, as applicable, to the satisfaction of Agent; (b) maintain general liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of such Credit Party; and (c) maintain insurance under all applicable workers’ compensation laws; all of the foregoing insurance policies and coverage levels to (i) be satisfactory in form and substance to Agent in its Permitted Discretion, (ii) name Agent, for the benefit of itself and Lenders, as loss payee and, additional insured thereunder, as applicable, and (iii) expressly provide that they cannot be altered, amended, modified, canceled or terminated without thirty (30) calendar days’ prior written notice to Agent (or ten (10) calendar days’ prior written notice to Agent in connection with any termination resulting from nonpayment of premiums), and that they inure to the benefit of Agent, for the benefit of itself and Lenders, notwithstanding any action or omission or negligence of or by such Credit Party, or any insured thereunder.

6.5 True Books

Each Credit Party shall (a) keep true, complete and accurate in all material respects (in accordance with GAAP) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business.

6.6 Inspection; Periodic Audits

Each Credit Party shall permit the representatives of Agent, at the expense of Credit Parties up to two times per year unless a Default or Event of Default has occurred and is continuing (provided that the foregoing shall not restrict Agent from taking the actions described in this Section 6.6 more frequently in the absence of an Event of Default at its own expense), from time to time during normal business hours upon reasonable notice, to (a) visit and inspect any of such Credit Party’s offices or properties or any other place where Collateral is located to inspect the Collateral and to examine and conduct a customary (as determined by Agent in its Permitted Discretion) secured lender’s audit (which, without limiting the generality of the foregoing, may include an audit consistent with the initial audit performed by Agent prior to the Closing Date) all of such Credit Party’s books of account, records, reports and other papers, and make copies and extracts therefrom, and (b) discuss such Credit Party’s business, operations, prospects, properties, assets, liabilities, condition and Accounts with its officers and independent public accountants, provided that an officer of the Borrowers shall be entitled to participate in any such discussion with such independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing), provided, however, that no such notice shall be required to do any of the foregoing if an Event of Default has occurred and is continuing and in such event the cost of doing any of the foregoing shall be borne by the Credit Parties without limitation as to frequency or otherwise.

6.7 Further Assurances; Post Closing

At the Credit Parties’ cost and expense, each Credit Party shall (a) within five (5) Business Days after Agent’s demand take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Agent may request in its Permitted Discretion in order to carry out the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations and covenants, as are set forth on Schedule 6.7, and (c) upon the exercise by Agent, any Lender or any of their Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Without limiting the foregoing, upon the exercise by Agent, any Lender or any of their Affiliates of any right or remedy under any Loan Document which requires any consent, approval or registration with, consent, qualification or authorization by, any Governmental Authority or other Person (including, without limitation, transfers of licenses), each Credit Party shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Agent, any Lender or such Affiliate may be required to obtain for itself or on its behalf for such consent, approval, registration, qualification or authorization.

6.8 Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, the Credit Parties shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of their obligations and liabilities to the extent any failure to make such payments could reasonably be expected to be, have or result in a Material Adverse Effect, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as Agent may deem proper and necessary in its Permitted Discretion shall have been made.

6.9 Lien Searches

If Liens other than Permitted Liens exist at any time, the Credit Parties promptly shall take all actions and execute and deliver all agreements, documents and instruments necessary to release and terminate such Liens and upon request of Agent, shall provide evidence to Agent of such release and termination.

6.10 Use of Proceeds

Borrowers shall use the proceeds from Advances under the Revolving Facility and the Term Loans only for the purposes set forth in the recitals to this Agreement.

6.11 Collateral Documents; Security Interest in Collateral

(a) On demand of Agent in its Permitted Discretion, each Credit Party shall make available to Agent copies of any and all documents, instruments, materials and other items that secure, evidence, or give rise to Collateral, including, without limitation, Accounts of such Credit Party. Each Credit Party shall (i) execute, obtain, deliver, file, register and record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or are required by Agent in its Permitted Discretion and are requested by Agent to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Agent and Agent’s, for its benefit and the benefit of Lenders, first priority (other than with respect to (x) property or assets covered by Priority Permitted Liens and (y) the Real Property Collateral unless Agent requires perfection with respect to any Real Property Collateral after the Closing Date) Lien on the Collateral (and each Credit Party irrevocably grants Agent the right, at Agent’s option, to file any or all of the foregoing), (ii) maintain, or cause to be maintained, at all times, the pledge of the Collateral to Agent and Agent’s, for its benefit and the benefit of Lenders, first priority (other than with respect to property or assets covered by Priority Permitted Liens) and perfected Lien on the Collateral, (iii) immediately upon learning thereof, report to Agent any reclamation, return or repossession of goods in excess of $250,000 individually or $500,000 in the aggregate, and (iv) defend the Collateral and Agent’s, for its benefit and the benefit of Lenders, first priority (other than with respect to property or assets covered by Priority Permitted Liens) and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent (except for any Person claiming by, through or on behalf of Agent), and pay all reasonable costs and expenses (including, without limitation, in-house documentation and diligence fees and legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may in Agent’s Permitted Discretion be added to the Obligations.

(b) If, after the date hereof, any Credit Party shall (i) obtain any registered Trademark, Patent or Copyright, or apply for any such registration in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or in any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, or (ii) becomes the owner of any Trademark, Patent or Copyright registrations or applications for Trademark, Patent or Copyright registration used in the United States or any State thereof, political subdivision thereof or in any other country, the provisions of Section 6.1 hereof shall automatically apply thereto and Credit Parties shall promptly give Agent notice thereof. Credit Parties shall promptly execute and deliver to Agent upon its request any and all assignments, agreements, instruments, documents and such other papers as may be requested by Agent in its Permitted Discretion to evidence the security interest in such Trademark, Patent or Copyright, as the case may be, in favor of Agent (for the benefit of Lenders). The Credit Parties shall (i) prosecute diligently any Trademark, Patent or Copyright application at any time pending as reasonably deemed appropriate by the Credit Parties; (ii) make application for registration or issuance of all new Trademarks, Patents and Copyrights as reasonably deemed appropriate by the Credit Parties; (iii) preserve and maintain all rights in such Trademarks, Patents and Copyrights (except such Trademarks, Patents and Copyrights as are no longer deemed necessary for or material to the conduct of the business of the Credit Parties in the reasonable business judgment of the Credit Parties); and (iv) use commercially reasonable efforts to obtain any consents, waivers or agreements necessary to enable Agent to exercise its remedies with respect to such Trademarks, Patents and Copyrights. Credit Parties shall not abandon any right to file such Trademark, Patent or Copyright applications nor shall Credit Parties abandon any pending Trademark, Patent or Copyright application, or Trademark, Patent or Copyright which remain material to the Business without the prior written consent of Agent in its Permitted Discretion.

6.12 Taxes and Other Charges

All payments and reimbursements to Agent, for its own account and for the benefit of Lenders, made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on each Lender’s net income. If any Credit Party shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Agent, for its own account and for the benefit of Lenders, then the sum payable to Agent, for its own account and for the benefit of Lenders, shall be increased as may be necessary so that, after making all required deductions, each Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing or the making of any Advance or funding of the Term Loans (a) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (b) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (c) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (i) subjects Agent or such Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Agent, for its own account and for the benefit of Lenders, of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent and each Lender), or (ii) imposes on Agent or Lenders any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Agent or Lenders of making or continuing or maintaining any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, the Credit Parties shall promptly pay to Agent, for its own account and/or for the benefit of Lenders, any additional amounts necessary to compensate Agent and/or each Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Agent and such Lender. If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section 6.12 it shall promptly notify the Credit Parties of the event by reason of which Agent or such Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.12 submitted by Agent or such Lender to the Credit Parties shall, absent manifest error, be final, conclusive and binding for all purposes.

6.13 Foreign Currency Hedge Arrangements

Borrowers shall enter into and maintain such arrangements as Borrowers can obtain on commercially reasonable terms as a hedge against foreign currency exchange rate fluctuations in connection with all Material Contracts under which payments are in foreign currencies not tied to the U.S. Dollar and where, in the reasonable judgment of the Credit Parties, there is expected to be a gap of three months or more between the time of delivery of products or services under such Material Contract by the Credit Parties and the receipt by the Credit Parties of payment therefor. Under no circumstances shall the Credit Parties enter into hedging arrangements for speculative purposes. All such hedging arrangements shall be on terms acceptable to Agent in its Permitted Discretion.

VII. NEGATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) and termination of this Agreement:

7.1 Financial Covenants

No Credit Party shall violate, and each Credit Party shall fully comply with, the financial covenants set forth on Annex I to this Agreement, which annex is incorporated herein and made a part hereof.

7.2 Indebtedness

No Credit Party shall create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”): (a) Indebtedness under the Loan Documents; (b) any Indebtedness set forth on Schedule 7.2 and replacements thereof that do not increase the principal amount, interest rate or fees thereon as of the date of such replacement; (c) Capitalized Lease Obligations and Indebtedness for Borrowed Money pursuant to purchase money Liens in connection with the purchase of equipment in the normal course of business; provided, that no more than $1,000,000 shall be incurred in any 12-month period during the Term and the aggregate amount thereof outstanding at any time shall not exceed $3,000,000; (d) Indebtedness of any Credit Party consisting of financing of insurance premiums in the ordinary course of business on terms and conditions satisfactory to Agent in Agent’s Permitted Discretion; (e) Indebtedness of any Credit Party to any other Credit Party, so long as (i) immediately after such transaction, such Credit Party providing the Indebtedness will not be insolvent and (ii) no Event of Default then exists or will exist immediately after such transaction; (f) Contingent Obligations permitted under Section 7.9; (g) derivative obligations incurred as a hedge against interest rate and foreign currency exchange rate fluctuations (including interest rate options, rate swap transactions, currency options and currency swap transactions) provided that such obligations are (or were) entered into in the ordinary course of business for the purpose of directly mitigating risks and not for purposes of speculation; (h) Permitted Subordinated Debt not to exceed $6,000,000 in the aggregate at any time outstanding; (i) Capitalized Lease

Obligations and purchase money indebtedness assumed as the result of a Permitted Acquisition relating to the property or assets acquired; (j) any letter of credit issued for the account of any Borrower or any Subsidiary of any Borrower by any third party (including without limitation by any Prior Lender) that is cash collateralized in an amount equal to 105% of the stated face amount thereof pursuant to a cash collateral agreement in form and substance satisfactory to Agent in its Permitted Discretion (“Cash Collateralized Letter of Credit”); and (k) other unsecured Indebtedness not to exceed $500,000 in the aggregate at any time outstanding. For the avoidance of doubt, the balance payable or receivable on the intercompany amounts shall not be deemed to be Indebtedness.

7.3 Liens

Except as provided in the last sentence of this Section 7.3, no Credit Party shall create, incur, assume, pledge, grant or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties (whether real or personal) or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and Lenders; (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Agent in its Permitted Discretion; (c) (i) statutory Liens of landlords (provided that any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Agent in its Permitted Discretion), and of carriers, warehousemen, mechanics and materialmen, and (ii) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Agent in its Permitted Discretion; (d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations (in each case in form and substance satisfactory to Agent in its Permitted Discretion) that are not delinquent for more than 90 days or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Agent in its Permitted Discretion; (e) purchase money Liens and Liens in respect of Capital Lease Obligations securing Indebtedness permitted under Section 7.2(c); provided that such Indebtedness and amounts shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder and the security for such purchase money lien shall be limited to the asset which is being financed by the Indebtedness of Borrowers pursuant to Section 7.2 (and such other assets financed by the same financing source); (f) attachment and judgment Liens not otherwise constituting an Event of Default; (g) easements, covenants, conditions, restrictions, rights of way and other similar encumbrances relating to real property not interfering in any material respect with the business of any Credit Party; (h) Liens disclosed on Schedule 7.3 as of the Closing Date and replacements thereof securing any replacement Indebtedness for Borrowed Money permitted under Section 7.2; (i) leases, subleases, licenses and sublicenses granted in the ordinary course of business to third Persons that do not materially interfere with the conduct of the business of such Credit Party or result in a material diminution in value of the Collateral related thereto; (j) any right of set-off and bankers’ lien granted in favor of any financial institution in respect of Deposit Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement, provided, that Agent, for itself and the benefit of Lenders, shall have a perfected, first priority Lien on such Deposit Accounts and that such rights of set-off and bankers’ lien are contractually subordinated to Agent’s Lien in accordance with the applicable Deposit Account Control Agreements, all in form and substance satisfactory to Agent in its Permitted Discretion; (k) Liens granted in connection with Permitted Acquisitions and Liens on assets acquired in a Permitted Acquisition; (l) Liens granted or to be granted under any letter of credit agreement between any Credit Party and an L/C Issuer; (m) customary encumbrances and restrictions (including, without limitation, non-assignment provisions) in contracts, agreements, leases, permits and licenses entered into or issued in the ordinary course of business; (n) Liens on any cash deposited to secure a Cash Collateralized Letter of Credit, and (o) provisions limiting or prohibiting the disposition or distribution of securities, assets or property in joint venture agreements, asset sale agreements, securities sale agreements and other similar agreements entered into in the ordinary course of business and not otherwise prohibited by this Agreement, provided that any such limitation or prohibition is applicable only to the securities, assets or property that are the subject of the applicable agreement. The Credit Parties shall have up to fifteen (15) Business Days to remove any Lien that is prohibited by this Section 7.3 where such Lien was created by mistake and relates to an obligation that does not exceed $250,000.

7.4 Investments and Investment Property; Subsidiaries

(a) No Credit Party, directly or indirectly, shall (i) merge with, purchase, own, hold, invest in or otherwise acquire any obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture (or any business or business unit of such Person), (ii) purchase, own, hold, invest in or otherwise acquire any Investment Property (except (1) those set forth on Schedule 5.3, (2) Cash Equivalents with respect to which Agent, for itself and the benefit of Lenders, has a perfected, first priority Lien in form and substance satisfactory to Agent in its Permitted Discretion, (3) investments received in connection with the bankruptcy or reorganization of any Account Debtor in settlement of delinquent obligations of such Account Debtor arising in the ordinary course of business, or (4) other investments in an aggregate amount not exceeding $50,000 at any time), or (iii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person, in each case other than (A) transactions, including, without limitation, investments, intercompany loans (solely to the extent permitted under Section 7.2(f)) and acquisition of assets (solely to the extent permitted on a Permitted Acquisition), among the Credit Parties, (B) a merger of a wholly-owned Subsidiary of a Borrower with and into a Borrower or a merger of a Borrower with and into another Borrower, (C) transactions pursuant to the Loan Documents, (D) trade credit extended in the ordinary course of business, (E) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors, consultants and employees in an aggregate amount not exceeding $50,000 at any time outstanding, (F) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (G) Contingent Obligations permitted under Section 7.9, (H) Permitted Acquisitions, (I) securities received in connection with Permitted Asset Sales, (J) Indebtedness permitted under Section 7.2(h), (K) intercompany investments in CFCs in an aggregate amount not exceeding $4,250,000, unless otherwise approved by Agent in writing (for the avoidance of doubt, the balance payable or receivable on the intercompany amounts shall not be deemed to be an investment prohibited by this Section 7.5), and (L) deposits of cash to secure Cash Collateralized Letters of Credit.

(b) No Credit Party shall form any Subsidiaries that are not CFCs after the date hereof unless (i) such Subsidiary executes a Joinder Agreement as a Credit Party and becomes a party to such of the Loan Documents as Agent shall determine in its Permitted Discretion, (ii) the securities of such Subsidiary are pledged to Agent, for its benefit and the benefit of Lenders, pursuant to a Stock Pledge Agreement and (iii) Agent receives such documents and information as Agent deems necessary or desirable in its Permitted Discretion to evidence the validity and enforceability of the Loan Documents against such Person and the perfection of the Liens in favor of Agent, for itself and for the benefit of Lenders, on the assets of such Credit Party. Notwithstanding the foregoing, no Credit Party shall form any Subsidiaries that are CFCs unless (i) at least sixty-five percent (65%) of the total combined voting power of all classes of voting equity securities of any such CFC are pledged as security for the Obligations, and (ii) Agent receives such documents and information as Agent deems necessary or desirable in its Permitted Discretion to ensure the enforceability of the pledge in favor of Agent, for itself and for the benefit of Lenders, of such equity securities of such CFC.

(c) Parent shall not (i) hold any material assets other than the capital stock of FATS and, for a period of time not exceeding five (5) Business Days, cash held to pay liabilities or make other payments, in each case, permitted by this Agreement, (ii) have any material liabilities other than (A) liabilities under this Agreement or the Loan Documents and (B) tax liabilities in the ordinary course of business or (iii) engage in any business or activity other than owning the capital stock of FATS (including purchasing additional shares of capital stock after the Closing Date) and activities incidental or related thereto or to the maintenance of the corporate existence of Parent or compliance with applicable law.

(d) Notwithstanding anything to the contrary in this Agreement, the Credit Parties shall not permit the aggregate fair market value of all cash and cash equivalents (including without limitation Cash Equivalents as defined in this Agreement) owned, held, retained or controlled at any time by all CFCs of the Credit Parties to exceed $1,500,000; provided, however, that the Credit Parties shall have up to five (5) Business Days to transfer cash and cash equivalents in order to comply with the provisions of this Section 7.4(d).

7.5 Dividends; Redemptions; Equity

(a) No Credit Party shall (i) declare, pay or make any dividend or distribution on any shares of capital stock or other securities or ownership interests, (ii) acquire, redeem or otherwise retire any of its capital stock or other equity securities or interests or any options to purchase or acquire any of the foregoing, (iii) otherwise make any payments, dividends or Distributions to any stockholder, membership interest holder, partner or other equity owner in such Person’s capacity as such, (iv) make any payment of any management, service or related or similar fee to any Affiliate (except for management fees in an amount not to exceed $350,000 per annum, which are subject to a subordination agreement in form and substance satisfactory to Agent in its Permitted Discretion) or (v) issue, sell or create any capital stock or other equity interests.

(b) Notwithstanding the foregoing, (i) any Credit Party may declare, pay or make a dividend or distributions (A) to another Credit Party, or (B) payable in its stock to its equity holders on a pro rata basis (to the extent constituting Permitted Securities), (ii) any Credit Party may issue, sell or create any Permitted Securities and may redeem shares of its capital stock with cash received from, or in exchange for, the issuance and sale of Permitted Securities, (iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Credit Party may make, in connection with termination of an employee, officer or director of such Credit Party, Distributions to such employee, officer or director to redeem for cash equity securities or warrants or options to acquire any equity securities of such Credit Party owned by such employee, officer or director not to exceed $100,000 annually and $250,000 in the aggregate during the Term provided that after giving effect to such Distribution, Credit Parties are in compliance on a pro forma basis with the financial covenants set forth in Section 7.1 (recalculated for the most recent period for which financial statements have been delivered), and (iv) any Credit Party may sell or dispose of shares of capital stock of any CFC in order to qualify members of the board of directors (or other governing body) of such CFC if required by applicable law.

(c) Notwithstanding clause (a) of this Section 7.5, Parent may declare, pay or make a dividend to the holders of its Series C Preferred Stock if all of the following conditions are met: (i) the Total Leverage Ratio of the Credit Parties on a consolidated basis as determined by Borrowers and approved by Agent in its Permitted Discretion must be less than 2.25 to 1.00; (ii) all payments required under Section 2.13 shall have been paid in full, without giving effect to the proviso in Section 2.13(c); and (iii) after giving effect to the payment of such dividends, (A) Excess Availability shall be at least $2,500,000 and (B) the Credit Parties shall be in compliance with all covenants set forth in Annex I hereto.

(d) Notwithstanding clause (a) of this Section 7.5, Parent may utilize up to fifty percent (50%) of the Excess Cash Flow of the Credit Parties to redeem shares of its Series C Preferred Stock if all of the following conditions have been met: (i) the Total Leverage Ratio of the Credit Parties on a consolidated basis as determined by Borrowers and approved by Agent in its Permitted Discretion must be less than 2.25 to 1.00; (ii) all payments required under Section 2.13 shall have been paid in full, without giving effect to the proviso in Section 2.13(c); and (iii) after giving effect to the payment of any dividends permitted by Section 7.5(c), (A) Excess Availability shall be at least $2,500,000 and (B) the Credit Parties shall be in compliance with all covenants set forth in Annex I hereto.

7.6 Transactions with Affiliates

Except as otherwise expressly permitted by this Agreement, no Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise enter into or consummate any transaction of any kind with any of its Affiliates other than: (a) salary, bonus, employee stock option and other compensation and employment arrangements with directors, officers or employees in the ordinary course of business in amounts which are reasonable and customary for directors, officers or employees with similar responsibility and experience of other comparable companies in the same industry as the Credit Parties or a similar industry, (b) distributions and dividends permitted pursuant to Section 7.5, (c) so long as no Event of Default has occurred and remains in effect or would be caused by or result therefrom, management fees permitted by Section 7.5(a)(iv), and (d) other transactions under and pursuant to written agreements entered into by and between a Credit Party and one or more of its Affiliates that both (i) reflect and constitute transactions and payments on overall terms at least as favorable to such Credit Party as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power and (ii) if Agent requests, are subject to such subordination terms and conditions acceptable to Agent in its Permitted Discretion.

7.7 Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Taxes; Trade Names

No Credit Party shall (a) amend, modify, restate or change its certificate of incorporation or bylaws or similar charter documents in a manner that would be adverse to Agent or any Lender, as determined by Agent in its Permitted Discretion (it being understood that amendments authorizing Permitted Securities shall be deemed not to be adverse to Agent or any Lender); (b) change its state of organization or change its corporate name without thirty (30) days prior written notice to Agent; (c) change its fiscal year or method of accounting (except in accordance with GAAP) without thirty (30) days’ prior written notice to Agent and conforming amendments to this Agreement in form and content satisfactory to Agent; (d) amend, alter or suspend or terminate or make provisional in any material way, any Permit the suspension, amendment, alteration or termination of which could reasonably be expected to have or result in a Material Adverse Effect without the prior written consent of Agent, which consent shall not be unreasonably withheld; (e) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing; (f) use any proceeds of any Loans for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement; (g) except in accordance with Section 6.4 hereof, amend, modify, restate or change any insurance policy in any material respect (including, without limitation, any increase in the amount of any deductibles payable by Credit Parties under any such insurance policy or any change in the coverage, coverage amount, beneficiaries, loss payees and additional insureds (except that the Credit Parties may name as loss payees and additional insureds any lessors, purchase money lenders or customers of the Credit Parties)); (h) engage, directly or indirectly, in any business other than the Business; or (i) change its federal tax employer identification number without providing not less than thirty (30) days advance written notice to Agent.

7.8 Transfer of Assets

No Credit Party shall sell, lease, transfer, pledge, assign or otherwise dispose of (or agree to sell, lease, transfer, pledge, assign or otherwise dispose of), by merger or otherwise, any asset or any interest therein (including any capital stock of a Subsidiary) other than (i) pursuant to a

Permitted Asset Sale, (ii) sales of Inventory in the ordinary course of business for fair value and on an arm’s-length basis, (iii) sales of obsolete or damaged Inventory in the ordinary course of business in an aggregate amount not to exceed $250,000 during the Term, or (iv) interests that constitute Permitted Liens.

7.9 Contingent Obligations and Risks

No Credit Party shall directly or indirectly create or become or be liable with respect to any Contingent Obligation except (a) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business or guaranties by any Credit Party of the obligation of another Credit Party, which obligation is permitted hereunder; (b) those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies; (c) those arising with respect to this Agreement, the Loan Documents or customary indemnification obligations incurred in connection with Permitted Asset Sales or Permitted Acquisitions; (d) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $5,000,000 in aggregate liability; and (e) those incurred with respect to Indebtedness permitted by Section 7.2 or other obligations not otherwise prohibited by this Agreement (including guarantees by any Credit Party of the Indebtedness of another Credit Party permitted by Section 7.2) provided that any such Contingent Obligation is subordinated to the Obligations to the same extent, if any, as the Indebtedness to which it relates is subordinated to the Obligations. No Credit Party shall assume or become subject to any risks or liabilities other than those relating to its business or pursuant to the Loan Documents.

7.10 Truth of Statements

No Credit Party shall furnish to Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a fact necessary to make it not materially misleading in light of the circumstances under which it was furnished.

7.11 Payment on Certain Indebtedness.

Except (i) with respect to the Obligations as permitted or required hereunder, (ii) to the extent pursuant to any applicable Subordination Agreement, (iii) as permitted under Section 7.2 hereunder, (iv) payments not exceeding $250,000 in the aggregate during the Term, and (v) payments on secured Indebtedness that become due as a result of any sale or transfer not prohibited under this Agreement of the property or assets securing such Indebtedness, no Credit Party shall (a) make any payment or prepayment of any part or all of any Indebtedness for Borrowed Money, (b) repurchase, redeem, prepay or retire any instrument evidencing any such Indebtedness prior to maturity, or (c) enter into any agreement (oral or written) which could in any way be construed to amend, modify or alter in a manner adverse to Agent or any Lender, as determined by Agent in its Permitted Discretion, or to terminate any one or more instruments or agreements evidencing or relating to any such Indebtedness.

7.12 Negative Pledge

(a) No Credit Party shall pledge or grant a Lien on any of its assets or properties, whether now owned or hereafter acquired, to any Person other than Agent for itself and for the benefit of Lenders other than Permitted Liens. No Credit Party shall permit any of its Subsidiaries to pledge or grant a Lien on any of such Subsidiary’s assets or properties, whether now owned or hereafter acquired, to any Person other than Agent for itself and for the benefit of Lenders other than Permitted Liens. The Credit Parties shall not enter into or agree to, or otherwise become subject to, nor shall they permit any of their Subsidiaries to enter into or agree to, or otherwise become subject to, any agreement, contract or other arrangement with any Person (other than with respect to Permitted Liens) pursuant to the terms of which any Credit Party or any Subsidiary of a Credit Party is or would be prohibited from creating or permitting to exist any Lien on its properties or assets other than Permitted Liens, whether now owned or hereafter acquired, in favor of Agent or Lenders.

(b) Except for (i) restrictions imposed by applicable law and the governing documents of the Subsidiaries and (ii) restrictions imposed by the Loan Documents, Credit Parties shall not permit any of their Subsidiaries to enter into or agree to, or otherwise become subject to, any agreement, contract or other arrangement with any Person pursuant to the terms of which (a) such Subsidiary is or would be prohibited from declaring or paying any cash dividends or distributions on any class of its ownership interests owned directly or indirectly by any Credit Party or from making any other distribution on account of any class of any such ownership interests owned directly or indirectly by any Credit Party (herein referred to as “Upstream Dividends”); (b) the declaration or payment of Upstream Dividends by a Subsidiary to a Credit Party or to another Subsidiary of a Credit Party, on an annual or cumulative basis, is or would be otherwise limited or restricted; (c) such Subsidiary would be prohibited from guaranteeing the Indebtedness of a Credit Party or any of its Subsidiaries; or (d) such Subsidiary would be prohibited from repaying loans or advances to a Credit Party or any other Subsidiary of a Credit Party.

7.13 Deposit Accounts

No Credit Party shall open or maintain any Deposit Accounts or securities, brokerage, investment or similar account with more than $5,000 in such account or Deposit Account unless such Deposit Account or securities, brokerage, investment or similar account is subject to a blocked account, control or similar agreement in form and substance satisfactory to Agent.

7.14 Modifications of Agreements

No Credit Party shall make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of, and will not fail to enforce or diligently pursue its remedies under, any Subordination Agreements, and any and all documents or certificates executed in connection with any Subordinated Debt, in each case as and from in existence on the Closing Date, in a manner adverse to Agent or any Lender as determined by Agent in its Permitted Discretion.

VIII. EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) any Credit Party shall fail to pay any amount on the Obligations when due (in all cases, whether on any payment date, at maturity, by reason of acceleration, by required prepayment or otherwise), provided that with respect to the failure to pay any amount on the Obligations (other than principal) for which Agent has the authority to automatically pay from the Revolving Facility under the terms of this Agreement that are not so automatically paid, Credit Parties shall fail to pay such amount within three (3) Business Days of when due;

(b) any representation, statement or warranty made by any Credit Party in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

(c) any Credit Party or other party thereto, other than Agent or any Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.1(c), 6.1(e), 6.1(g), 6.1(h), 6.1(i), 6.2(a), 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(h), 6.4, 6.8, 6.10, 6.11 and 6.12, for which there shall be no cure period, and Sections 6.1(a), 6.1(b), 6.1(d) and 6.1(f), with respect to which a grace period is provided for separately below), there shall be a thirty (30) calendar day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any Authorized Officer thereof knew or became aware of such failure, violation, breach or default; and provided further that, with respect to the affirmative covenants set forth in Sections 6.1(a), 6.1(b), 6.1(d) and 6.1(f), there shall be a three (3) day grace period unless, in the immediately preceding calendar month, any deliverable required under those sections was delinquent without giving effect to the three (3) day grace period;

(d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid first priority (other than with respect to property or assets covered by Priority Permitted Liens) perfected (other than with respect to the Real Property Collateral unless Agent requires perfection with respect to any Real Property Collateral after the Closing Date) Lien on the Collateral in accordance with the terms thereof, or Agent, for the benefit of itself and Lenders, ceases to have a valid perfected first priority (other than with respect to property or assets covered by Priority Permitted Liens) security interest in any of the Collateral or any securities pledged to Agent, for the benefit of itself and Lenders, pursuant to the Security Documents;

(e) (i) one or more judgments or decrees is rendered against any Credit Party in an amount in excess of $1,000,000 individually or $2,000,000 in the aggregate (excluding judgments to the extent covered by insurance of such Person), which is/are not satisfied, stayed, fully bonded, vacated or discharged of record within thirty (30) calendar days of being rendered;

(f) (i) any default or breach occurs, which is not cured within any applicable grace or cure period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of any Credit Party in excess of $500,000 individually or in the aggregate, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Credit Party is a party or to which any of its properties or assets are subject or bound (1) that is a Material Contract and such default or breach could reasonably be expected to be, have or result in a Material Adverse Effect, or (2) under or pursuant to which any Indebtedness in excess of $500,000 individually or in the aggregate was issued, created, assumed, guaranteed or secured and such default or breach continues for more than any applicable grace period or permits the holder of any such Indebtedness to accelerate the maturity thereof, any Indebtedness of any Credit Party in excess of $500,000 individually or in the aggregate is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness in excess of $500,000 individually or in the aggregate (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof or there occurs an event which would cause any such obligations to become or allow any such obligations to be declared to be, due and payable, provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of any sale or transfer not prohibited under this Agreement of the property or assets securing such Indebtedness;

(g) any Credit Party shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(h) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against any Credit Party seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Credit Party or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Credit Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, (A) which is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) with respect to which any Credit Party takes any action to indicate its approval of or consent;

(i) (i) any Change of Control occurs or (ii) any Material Adverse Effect or Material Adverse Change occurs;

(j) an event of default occurs under any other Loan Document and remains unremedied or uncured for any applicable cure period;

(k) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $1,000,000 in the aggregate;

(l) any (i) Credit Party is indicted or convicted (A) of a felony or (B) under any law that could lead to a forfeiture of any material (as determined by Agent in its Permitted Discretion) Collateral, or (ii) director or senior officer of any Credit Party is indicted or convicted (A) of a felony that Agent determines in its Permitted Discretion would interfere with such individual’s ability to perform his or her duties for any Credit Party and such individual is not replaced within 90 days or (B) under any law that could lead to a forfeiture of any material (as determined by Agent in its Permitted Discretion) Collateral;

(m) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against any Credit Party or any of its Accounts, Inventory, property or assets or against any portion of any Collateral (other than Accounts or Inventory) that exceeds $500,000 individually or in the aggregate, in each case which is/are not satisfied, stayed, vacated, dismissed or discharged within thirty (30) calendar days of being issued or executed;

(n) (i) the subordination provisions of any Subordination Agreement and/or the subordination provisions contained in or otherwise pertaining to any other agreement or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or (ii) any Person shall contest in any manner the validity or enforceability thereof, deny that it has any further liability or obligation thereunder, or take any action in violation thereof or fail to take any action required by the terms thereof, or (iii) the Obligations for any reason shall not have the priority contemplated by this Agreement, any such Subordination Agreement or such subordination provisions;

(o) both the following events shall occur: (i) a Reportable Event, the occurrence of which would have a Material Adverse Effect which could cause the imposition of a Lien under Section 4068 of ERISA, with respect to any Plan or Plans; and (ii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code) of all accrued benefits under such Plan or Plans exceeds the then current value of the assets allocable to such benefits by more than $250,000 at such time;

then, and in any such event, notwithstanding any other provision of any Loan Document, Agent may (and at the request of Requisite Lenders, shall), by notice to Borrowers (i) terminate Lenders’ obligations hereunder, whereupon the same shall immediately terminate, and (ii) declare all or any of the Loans and Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(g) or (h) in which event all of the foregoing shall automatically and without further act by Agent or any Lender be due and payable and Lenders obligations hereunder shall terminate), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Credit Parties.

IX. RIGHTS AND REMEDIES AFTER DEFAULT

9.1 Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Credit Party held by Agent, for the benefit of Lenders, or by Lenders, to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Credit Party, as applicable, might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means and/or with judicial assistance, enter any premises at which Collateral or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Credit Party shall resist or interfere with such action, (vii) at the Credit Parties’ expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its Permitted Discretion, (viii) reduce or otherwise change the Facility Cap, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Agent, in its Permitted Discretion, shall have the right, at any time that any Credit Party fails to do so, and from time to time, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document unless such Credit Party is in good faith with due diligence by appropriate proceedings contesting those items; and (D) pay for the maintenance, repair or preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Agent and shall be secured by the Collateral, and such payments by Agent shall not be construed as a waiver by Agent or Lenders of any Event of Default or any other rights or remedies of Agent and Lenders.

(b) Credit Parties agree that notice given to any of them at least ten (10) Business Days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Credit Parties. At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by Credit Parties which right is hereby waived and released. Credit Parties jointly and severally covenant and agree not to, and not to permit or cause any of their Subsidiaries to, interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Agent and Lenders shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

(c) Upon the occurrence and continuance of an Event of Default specified in Section 8(g) or (h), all principal, interest and other amounts due hereunder and under the Notes, and all other Obligations, shall thereupon and concurrently therewith automatically become due and payable and the Commitments shall forthwith automatically terminate and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, all without any action by Agent or Lenders or Requisite Lenders or any of them and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

(d) Each Credit Party hereby grants to Agent, for the benefit of itself and Lenders, after the occurrence and during the continuance of an Event of Default, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Credit Party) to use, assign, license or sublicense any Intellectual Property, now owned or hereafter acquired by such Credit Party, and wherever the same may be located, including in such license reasonable access as to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof to the extent not prohibited by any Intellectual Property Agreement related thereto. All proceeds received by Agent or Lenders in connection with such license will be used by Agent or Lenders to satisfy the Obligations.

(e) Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Credit Party, and each Credit Party hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Credit Party now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Agent may fix and state in the notice of such sale, and Agent shall not be obligated to make any sale of any Collateral if Agent shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given, and Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice to any Credit Party or anyone else, be made at the time and place to which the same was so adjourned.

(f) In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Agent until the sale price is paid by the purchaser or purchasers thereof, but Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for Collateral so sold and, in case of any such failure, such Collateral may be sold again upon notice to Credit Parties as set forth in this Section.

(g) At any public sale, Agent may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay or appraisal on the part of Credit Parties (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using the Obligations as a credit against the purchase price, and Agent may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to Credit Parties therefor.

(h) For purposes of any sale of Collateral in accordance with this Agreement, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof. Agent shall be free to carry out such sale pursuant to such agreement, and Credit Parties shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after Agent shall have entered into such an agreement, all Events of Default shall have been remedied and the Obligations paid in full.

(i) Upon any sale of Collateral by Agent (including a sale pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral being sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Agent or such officer or be answerable in any way for the misapplication thereof.

9.2 Application of Proceeds

In addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of their remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority:

(i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting the Credit Parties’ business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Agent or Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Agent or Lenders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith);

(ii) second, to the payment of all fees, expense reimbursements, actual expenses related to indemnities and other amounts due Agent (in such capacity);

(iii) third, pro rata to the payment of all fees and actual expenses related to indemnities due to the Revolving Lenders, Term A Lenders and Term B Lenders;

(iv) fourth, to the payment of all accrued and unpaid interest on the Revolving Loans;

(v) fifth, to the payment of the principal of the Revolving Loans outstanding until paid in full;

(vi) sixth, to the payment of all accrued and unpaid interest on the Term A Loan;

(vii) seventh, to the payment of the principal of the Term A Loan outstanding in inverse order of maturity;

(viii) eighth, to the payment of all accrued and unpaid interest on the Term B Loan (including PIK Interest);

(ix) ninth, to the payment of the principal of the Term B Loan outstanding;

(x) tenth, to Lenders pro rata on the basis of their respective unpaid amounts, to the payment of any other unpaid Obligations;

(xi) eleventh, to the satisfaction of indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that, if requested by Agent, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Agent and Lenders need not address its claims; and

(xii) twelfth, to the payment of any surplus then remaining to the Borrowers, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that the Credit Parties shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this Section (other than Section 9.2(ii) through (x) to the extent the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) have been indefeasibly paid in full in cash).

9.3 Rights to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuance of an Event of Default, Agent and Lenders shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent to enforce its and Lenders’ rights and remedies in order to manage, protect and preserve the Collateral and such receiver shall have all available powers, rights, options and remedies that Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, including, without limitation, the right to sell or dispose of the Collateral and continue the operation of the businesses of the Credit Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. To the extent not prohibited by applicable law, each Credit Party hereby irrevocably consents to and waives any right to object to or otherwise contest the appointment of a receiver as provided above. Each Credit Party (i) grants such waiver and consent knowingly after having discussed the implications thereof with counsel, (ii) acknowledges that (A) the uncontested right to have a receiver appointed for the foregoing purposes is considered essential by Agent and Lenders in connection with the enforcement of their rights and remedies hereunder and under the other Loan Documents and (B)

the availability of such appointment as a remedy under the foregoing circumstances was a material factor in inducing Lenders to make the Loans to the Borrowers and (iii) to the extent not prohibited by applicable law, agrees to enter into any and all stipulations in any legal actions, or agreements or other instruments required or reasonably appropriate in connection with the foregoing, and to cooperate fully with Agent and Lenders in connection with the assumption and exercise of control by any receiver over all or any portion of the Collateral.

9.4 Attorney in Fact

Each Credit Party hereby irrevocably appoints Agent, for its benefit and the benefit of Lenders, as such Credit Party’s attorney in fact to take any action Agent deems necessary or desirable upon the occurrence and continuation of an Event of Default to protect and realize upon Agent’s and Lenders’ Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in such Credit Party’s name, and said appointment shall create in Agent, for its benefit and the benefit of Lenders, a power coupled with an interest.

9.5 Blocked Accounts

Without limiting any other provision of any Loan Document and in addition to any other rights, options and remedies that Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of any Event of Default, Agent shall have the right to require that all amounts in all Deposit Accounts of any Credit Party and that all cash payments received by such Credit Party are paid and delivered directly into the Blocked Account pursuant to Section 2.5.

9.6 Rights and Remedies not Exclusive

Agent shall have the right in its sole discretion to determine which rights, Liens or remedies Agent or Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X. WAIVERS AND JUDICIAL PROCEEDINGS

10.1 Waivers

Except as expressly provided for herein, each Credit Party hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Each Credit Party hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent or any Lender to obtain an order of court recognizing the assignment of, or Lien of Agent, for the benefit of itself and Lenders, in and to, any Collateral.

10.2 Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s or Lenders’ part in enforcing any such provision shall affect the liability of any Credit Party or operate as a waiver of such provision or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances and/or funding the Term Loans, neither Agent nor any Lender waives any breach of any representation or warranty of the Credit Parties under any Loan Document, and all of Agent’s and Lenders’ claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3 Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4 Amendment and Waivers

(a) Except as otherwise provided herein, no amendment, modification, termination, or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Credit Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders and Credit Parties; provided, that no amendment, modification, termination, or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following and that the agreement of Credit Parties shall not be required for any amendment, modification, termination, or waiver that does any of the following (other than items (iv) and (vi) below to the extent adverse to Credit Parties and unless any of the following would increase any commitment fee owing by Credit Parties): (i) increase the Commitment of any individual Lender or increase the Facility Cap (which actions shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan; (iii) extend the scheduled due date, or reduce the amount due on any scheduled due date, of any installment of principal, interest, or fees payable with respect to any Loan, or waive, forgive, extend, defer or postpone the payment thereof; (iv) change the percentage (A) of the Commitments, (B) of the aggregate unpaid principal amount of the Loans or (C) of Lenders which shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders) or alter, as between or among the Lenders, the amount payable to each hereunder including without limitation under Sections 2.12, 2.13 and 9.2; (v) except as otherwise permitted herein or in the other Loan Documents, release any Guaranty or release any of the Collateral (which action shall be deemed to directly affect all Lenders) (provided, that consent to such release shall not be required if such release is made after and during the continuance of an Event of Default in connection with the sale or disposition of the Collateral by Agent); (vi) amend, modify or waive this Section 10.4 or the definitions of the terms used in this Section 10.4 insofar as the definitions affect the substance of this Section 10.4 (which action shall be deemed to directly affect all Lenders); (vii) consent to the assignment or other transfer by any Credit Party or any other party (other than Agent or any Lender) to any Loan Documents of any of their rights and obligations under any Loan Document; and, provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no waiver or consent with respect to any Default (if in connection therewith Revolving Lenders have exercised their right to suspend the making or incurrence of further Advances) or any Event of Default shall be effective for purposes of the conditions precedent to the making of Advances unless the same shall be in writing and signed by the Requisite Lenders.

(b) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent, for the benefit of itself and the benefit of Lenders, to take additional Collateral pursuant to any Loan Document.

(c) Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Agent, each Lender and Credit Parties.

10.5 Waivers of Claims; Consequential and Punitive Damages

Each party hereby waives to the fullest extent permitted by law all claims to consequential and punitive damages in any lawsuit or other legal action brought by any of them against any other of them in respect of any claim between them arising under this Agreement, the other Loan Documents, or any other agreement or agreements between them at any time, including any such agreements, whether written or oral, made or alleged to have been made at any time prior to the date hereof, and all agreements made hereafter or otherwise, and any and all claims arising under common law or under any statute of any state or the United States of America, whether any such claims be now existing or hereafter arising, now known or unknown. This waiver of claims for consequential damages and punitive damages is a material element of the consideration for this Agreement.

10.6 No Third Party Beneficiaries

There shall be no third-party beneficiaries of this Agreement.

XI. EFFECTIVE DATE AND TERMINATION

11.1 Effectiveness and Termination

Subject to Agent’s and Lenders rights to accelerate the Loans and terminate and cease making and funding Advances in accordance with this Agreement, this Agreement shall continue in full force and effect until full performance and indefeasible payment in full in cash of all Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending), unless terminated sooner as provided in this Section 11.1. Borrowers may not terminate this Agreement or the Revolving Facility without terminating the entire Agreement and all Loans. Borrowers may not terminate this Agreement at any time on not less than ten (10) calendar days’ prior written notice to Agent and upon full performance and indefeasible payment in full in cash of all Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending). Upon the earlier of the Maturity Date or any such termination by Borrowers, the obligations of Lenders to make Advances under the Revolving Facility shall terminate. All of the Obligations shall be immediately due and payable upon the earlier of the Maturity Date or the termination date stated in any notice of termination, as applicable. Notwithstanding the foregoing, any termination notice by Borrowers pursuant to this Section 11.1 shall be revocable; provided, that any revocation shall be by written notice by Borrowers to Agent and to the extent Borrowers wish to terminate this Agreement after any such revocation Borrowers shall do so only in compliance with the time periods and other requirements of this Section 11.1 (i.e., once a termination notice is revoked, any subsequent termination notice shall be subject to the full advance notice and effectiveness requirements of this Section 11.1). Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect any Lender’s or Agent’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) have been fully performed and indefeasibly paid in cash in full and this Agreement has terminated. The Liens granted to Agent, for the benefit of itself and Lenders, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Agent and Lenders shall continue in full force and effect notwithstanding the fact that Borrowers’ borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) have been fully performed and indefeasibly paid in full in cash.

11.2 Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by any Credit Party in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loans and any termination of this Agreement until all Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.3, 3.4, 6.12, 10.1, 10.3, 10.5, 11.1, 11.2, 13.3, 13.4, 13.7, 13.9, 13.10, 13.11, 13.13, 13.14 and Article XII shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII. AGENCY PROVISIONS

12.1 Agent

(a) Appointment. Each Lender hereby designates and appoints CapitalSource Finance LLC (“CapitalSource”)as the administrative agent, payment agent and collateral agent, under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes CapitalSource, as the administrative agent, payment agent and collateral agent (in such capacity, “Agent”) for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such on the conditions contained in this Article XII. The provisions of this Article XII are solely for the benefit of Agent and Lenders, and Credit Parties shall have no rights as third-party beneficiaries of any of the provisions of this Article XII other than the second sentence of Section 12.1(h)(iii). Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b) Nature of Duties. In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders and its duties are administrative in nature and Agent does not assume and shall not be deemed to have assumed any obligation toward, or relationship of agency or trust with or for, Lenders, other than as expressly set forth herein and in the other Loan Documents, or the Credit Parties. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Each Lender shall make its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of the Credit Parties. Except for information, notices, reports, and other documents expressly required to be furnished to Lenders by Agent hereunder or given to Agent for the account of or with copies for Lenders, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender. Agent shall promptly notify (in writing) each Lender any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, managers, members, equity owners, employees or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith. Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder, and Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by Credit Parties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Credit Parties. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Credit Parties, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders, and, notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it in good faith believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees or agents to any personal liability unless Agent receives an indemnification reasonably satisfactory to it from Lenders with respect to such action.

(d) Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(e) Indemnification. Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees and agents (to the extent not reimbursed by Credit Parties), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent’s gross negligence or willful misconduct. The obligations of Lenders under this Article XII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) CapitalSource Individually. With respect to the Loans made by it, and the Notes issued to it, CapitalSource shall have and may exercise the same rights and powers hereunder and under the other Loan Documents and is subject to the same obligations and liabilities as and to the extent set forth herein and the other Loan Documents as any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include CapitalSource in its individual capacity as a Lender or one of the Requisite Lenders. CapitalSource may lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Subsidiary or Affiliate of any Credit Party as if it were not acting as Agent pursuant hereto.

(g) Successor Agent

(i) Resignation. Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) days’ prior written notice to Borrowers and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (g)(i) above, Requisite Lenders shall appoint a successor Agent reasonably acceptable to Borrowers, which consent shall not be unreasonably withheld, delayed or conditioned. If a successor Agent shall not have been so appointed within said thirty (30) day period, the retiring Agent, upon notice to Borrowers, may, on behalf of Lenders, then appoint a successor Agent reasonably acceptable to Borrowers, which consent shall not be unreasonably withheld, delayed or conditioned, who shall serve as Agent until such time as Requisite Lenders appoint a successor Agent as provided above. If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) day period, the resignation shall become effective and Requisite Lenders shall thereafter perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, except that any indemnity rights or other rights in favor of such retiring Agent shall continue. After any retiring Agent’s resignation as Agent under the Loan Documents, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

(h) Collateral Matters

(i) Collateral. Each Lender agrees that any action taken by Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and Agent. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (A) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (B) execute and deliver each Loan Document relating to the Collateral and each Subordination Agreement (if any) and accept delivery of each such agreement delivered by Credit Parties or any of their Subsidiaries; (C) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (D) manage, supervise and otherwise deal with the Collateral; (E) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral; and (F) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(ii) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent for the benefit of Lenders upon any property covered by the Loan Documents (A) upon termination of this Agreement and payment and satisfaction in full of all Obligations; (B) constituting property being sold or disposed of if Credit Parties certify to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (C) constituting property leased to any Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended.

(iii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 12.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by the Credit Parties, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 12.1(h)(ii). Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set froth in Section 12.1(h)(i) and (ii)), so long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the requisite percentage of Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days’ prior written request by the Credit Parties, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Credit Parties or any Subsidiary of the Credit Parties, in respect of), all interests retained by the Credit Parties or any Subsidiary of the Credit Parties, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents (including without limitation the Collateral).

(iv) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents (including without limitation the Collateral) exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 12.1(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the other Loan Documents or any act, omission, or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by this Agreement or the Loan Documents as one of Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account. Notwithstanding the foregoing, Agent shall be liable with respect to its own gross negligence or willful misconduct.

(i) Agency for Perfection. Each Lender hereby appoints Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or in accordance with Agent’s instructions and prior to such delivery shall hold such Collateral in trust for the benefit of Agent.

(j) Exercise of Remedies. Except as set forth in Section 12.3, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.

12.2 Consents

(a) In the event Agent requests the consent of a Lender and does not receive such consent within five (5) Business Days after such Lender’s Receipt of such request, then such Lender will be deemed to have denied such consent.

(b) In the event Agent requests the consent of a Lender in a situation where such Lender’s consent would be required and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loans to Agent for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest and fees and any other Obligations due such Lender, which principal, interest and fees will be paid to the Lender on or before the effective date of the assignment. In the event that Agent elects to require any Lender to assign its interest to Agent pursuant to this Section 12.2, Agent will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent no later than five (5) calendar days following receipt of such notice.

12.3 Set Off and Sharing of Payments

In addition to any rights and remedies now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by the Credit Parties at any time or from time to time, to the fullest extent permitted by law, with reasonably prompt subsequent notice to Credit Parties or to any other Person (any prior or contemporaneous notice being hereby expressly waived), to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender or such holder at any of its offices for the account of any Credit Party or any of its Subsidiaries (regardless of whether such balances are then due to any Credit Party or any of its Subsidiaries), and (b) other property at any time held or owing by such Lender or such holder to or for the credit or for the account of any Credit Party or any of its Subsidiaries, against and on account of any of the Obligations which are not paid when due; except that no Lender or any such holder shall exercise any such right without prior written notice to Agent; provided, however, that the failure to give notice to any Credit Party or to any other Person shall not affect the validity of such set-off and application. Any Lender which has exercised its right to set off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set-off or payment exceeds its Pro Rata Share of payments obtained by all of Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loans shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with the other Lenders or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery. Each Credit Party agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender or holder so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loans and other Obligations in the amount of such participation.

12.4 Disbursement of Funds

Agent may, on behalf of Revolving Lenders, disburse funds to Borrowers for Advances requested. Each Revolving Lender shall reimburse Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Agent, or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Advance before Agent disburses same to Borrowers. If Agent elects to require that funds be made available prior to disbursement to Borrowers, Agent shall advise each Revolving Lender by telephone, telex or telecopy of the amount of such Revolving Lender’s Pro Rata Share of such requested Advance no later than one (1) Business Day prior to the funding date applicable thereto, and each such Revolving Lender shall pay Agent such Revolving Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account not later than 3:00 p.m. (New York City time). If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrowers, and Borrowers shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 12.4 shall be without premium or penalty. Nothing in this Section 12.4 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of Section 12.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

12.5 Settlements; Payments and Information

(a) Advances; Payments; Interest and Fee Payments.

(i) The amount of outstanding Loans pursuant to Advances may fluctuate from day to day through Agent’s disbursement of funds to, and receipt of funds from, Borrowers. In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 12.4, Advances and repayments may be settled according to the procedures described in Sections 12.5(a)(ii) and 12.5(a)(iii) of this Agreement. Payments of principal, interest and fees in respect of the Loans will be settled, in accordance with each Revolving Lender’s Pro Rata Share on the first Business Day after such payments are received. Notwithstanding these procedures, each Lender’s obligation to fund its Pro Rata Share of any Advances made by Agent to Borrowers will commence on the date such Advances are made by Agent; provided, however, nothing contained in this Agreement shall obligate a Lender to make an Advance at any time an Event of Default exists. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

(ii) Once each week, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by 1:00 p.m. (New York City time) on a Business Day by telephone, telex, or telecopy of the amount of each such Lender’s Pro Rata Share of the outstanding Loans. In the event payments are necessary to adjust the amount of such Lender’s share of the Loans to such Lender’s Pro Rata Share of the Loans, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other’s account not later than 3:00 p.m. (New York City time) on the Business Day following the Settlement Date.

(iii) On the first Business Day of each month (“Interest Settlement Date”), Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrowers for the proceeding month in respect of the applicable Loans. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on Schedule A of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 3:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date such Lender’s share of such interest and fees.

(b) Availability of Lenders’ Pro Rata Share

(i) Unless Agent has been notified by a Revolving Lender prior to any proposed funding date of such Lender’s intention not to fund its Pro Rata Share of the Advance amount requested by Borrowers, Agent may assume that such Lender will make such amount available to Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable; provided, however, nothing contained in this Agreement shall obligate a Lender to make an Advance at any time an Event of Default exists. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim, or deduction of any kind.

(ii) Nothing contained in this Section 12.5(b) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrowers may have against such Lender as a result of any default by such Lender under this Agreement.

(c) Return of Payments

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from any Credit Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.

12.6 Dissemination of Information

Upon request by each Lender, Agent will distribute promptly to such Lender, unless previously provided by any Credit Party to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and other information, including, but not limited to, financial and reporting information received from any Credit Party or its Subsidiaries or generated by a third party (and excluding only internal information generated by CapitalSource for its own use as a Lender or as Agent), as provided for in this Agreement and the other Loan Documents as received by Agent. Agent shall not be liable to Lenders for any failure to comply with its obligations under this Section 12.6, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender.

XIII. MISCELLANEOUS

13.1 Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall, pursuant to New York General Obligations Law Section 5-1401, be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law provisions. Any judicial proceeding against any Credit Party with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of New York. By execution and delivery of each Loan Document to which it is a party, each Credit Party (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 13.5 hereof, and (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens in the aforesaid courts. Nothing shall affect the right of Agent or any Lender to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Credit Party in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Agent or any Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of New York. All parties acknowledge that they participated in the negotiation and drafting of this Agreement with the assistance of counsel and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

13.2 Successors and Assigns; Assignments and Participations

(a) Each Lender may at any time sell, transfer or assign all or a portion of its rights and delegate all or a portion of its obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loans, Obligations and/or Collateral) to one or more Persons (a “Transferee”); provided that such Transferee and such assigning Lender shall execute and deliver to Agent for acceptance and recording in the Register, a Lender Addition Agreement, which shall be in form and substance reasonably acceptable to Agent in its Permitted Discretion; provided further that (A) any such assignment shall be in a minimum amount of $2,000,000 or, if less, the entire Commitment and/or Loans of such Lender, and (B) so long as no Event of Default has occurred and is continuing and CapitalSource Finance LLC (“CapitalSource”) has not previously resigned as Agent and/or assigned any of its rights in each case during the continuance of Default or Event of Default, CapitalSource shall insure that it shall remain the Agent and its aggregate Commitment and holding of principal amount of outstanding Term Loans shall equal at least 51% of the total outstanding amount of the Term Loans and Commitments for the Revolving Facility; provided however that the provisions of Section 13.2(h) of this Agreement shall apply to the exclusion of all other provisions of this Agreement, including without limitation any limitation set forth in this Section 13.2(a), and in the event of any conflict between the provisions of this Section 13.2(a) and the provisions of Section 13.2(h), the provisions of Section 13.2(h) shall control. Without limiting the generality of the foregoing, there shall be no limitation or restriction on CapitalSource’s or any Lender’s ability to assign, pledge or otherwise transfer any Note or other Obligation to any Affiliate of CapitalSource or such Lender or to any funding or financing source of CapitalSource, of such Lender or of any of their respective Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, shall have the same rights, benefits and obligations as it would if it were a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall nevertheless continue to be entitled to the benefits of Sections 13.4 and 13.7). The Credit Parties hereby acknowledge and agree that any assignment will give rise to a direct obligation of the Credit Parties to the Transferee and that the Transferee shall be considered to be a “Lender” hereunder. The Credit Parties may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including the Credit Parties’ rights, title, interests, remedies, powers, and duties hereunder or thereunder.

(b) Each Lender may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loans, Obligations and/or Collateral) to one or more Persons (each, a “Participant”). In the event of any such sale by a Lender of a participation to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents and Credit Parties and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which any Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender’s rights and enforce each of Credit Parties’ obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver of: (i) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (ii) any extension of the termination date of this Agreement or the date fixed for any payment of principal, interest or fees payable with respect to any Loan in which such holder participates; and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents). Credit Parties hereby acknowledge and agree that the Participant under each participation shall, solely for the purposes of Sections 10.4, 13.4 and 13.7 of this Agreement be considered to be a “Lender” hereunder.

(c) Agent, on behalf of the Credit Parties, shall maintain at its address referred to in Section 13.5 a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the “Register”) for the recordation of the names and addresses of Lenders and the Commitment of, and the principal amount of the Loans owing to, and the Notes evidencing such Loans owned by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, each of the Credit Parties, Agent and Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans, the Notes and the Commitment recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Credit Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything in this Agreement to the contrary, no assignment under Section 13.2(a) of any rights or obligations under or in respect of the Loans or the Notes evidencing such Loans shall be effective unless and until Agent shall have recorded the assignment pursuant to Section 13.2(c). Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and the Transferee, Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to Lenders and Borrowers. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it, all or a portion of which are being assigned, and Borrowers, at their own expense, shall, upon the request of Agent by the assigning Lender or the Transferee, as applicable, execute and deliver to Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.

(e) Except as otherwise provided in this Section 13.2 no Lender shall, as between the Credit Parties and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender. Each Lender may furnish any information concerning the Credit Parties and their Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements hereunder.

(f) Notwithstanding any other provision set forth in this Agreement or any other Loan Document, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement, including, without limitation, the Loans owing to it and the Notes held by it and the other Loan Documents and Collateral, but no transfer shall be made except in accordance with the terms of this Section 13.2.

(g) The Credit Parties agree to use commercially reasonable efforts to assist any Lender (or any Affiliate thereof) in assigning or selling participations in all or any part of any Loans made by such Lender to another Person identified by such Lender.

(h) Notwithstanding anything in the Loan Documents to the contrary, (i) any Lender and its respective Affiliates shall not be required to execute and deliver a Lender Addition Agreement in connection with any transaction involving their Affiliates, lenders, financing or funding sources, (ii) no lender to or Affiliate, funding or financing source of any Lender or any of their Affiliates shall be considered a transferee, and (iii) there shall be no limitation or restriction on (A) the ability of any Lender to assign or otherwise transfer any Loan Document, Commitment or Obligation to any such Affiliate or lender or financing or funding source or (B) such Affiliate’s, lender’s, or funding or financing source’s ability to assign or otherwise transfer any Loan Document, Commitment or Obligation; provided, however, such Lender shall continue to be liable as a “Lender” under the Loan Documents unless any such Affiliate, lender or funding or financing source executes a Lender Addition Agreement and thereby becomes a “Lender”. For purposes of this Section 13.2(h), any Person that is managed or submanaged by First Source Financial, Inc. shall be considered an Affiliate of Special Situations Opportunity Fund I, LLC.

(i) The Loan Documents shall inure to the benefit of each Lender, Agent, Transferees, Participants (to the extent expressly provided therein only) and all future holders of the Notes, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons other than Lender and Agent that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of all Lenders. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Credit Party. Nothing contained in any Loan Document shall be construed as a delegation to Agent or any Lender of any other Person’s duty of performance. CREDIT PARTIES ACKNOWLEDGE AND AGREE THAT AGENT OR ANY LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) THE NOTES, OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN. Each Transferee and, solely to the extent provided in Section 13.2(b), each Participant, shall have all of the rights and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, provided that, notwithstanding anything to the contrary in any Loan Document, no Credit Party shall be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to Lenders had such assignment or participation not been effected. Notwithstanding any other provision of any Loan Document, Agent and Lenders may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document; provided, that Transferees and Participants shall be subject to the confidentiality provisions contained herein that are applicable to Agent and Lenders.

13.3 Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent or any Lender and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent or any Lender. Except as specifically provided in this Agreement, including without limitation in Sections 9.2, 12.12, and 12.13, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion.

13.4 Indemnity

Each of the Credit Parties, jointly and severally, shall indemnify Agent and each Lender, their respective Affiliates and managers, members, officers, employees, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that a final and nonappealable order of judgment binding on such Indemnified Person of a court of competent jurisdiction determines that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which Credit Parties are responsible to pay or indemnify, Credit Parties expressly agree that their indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed. Agent agrees to give Credit Parties reasonable notice of any event of which Agent becomes aware for which indemnification may be required under this Section 13.4, and Agent may elect (but is not obligated) to direct the defense thereof; provided, that the selection of counsel shall be subject to Credit Parties’ consent, which consent shall not be unreasonably withheld or delayed, and Credit Parties shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 13.4 and to employ counsel at their own expense to assist in the handling of such matter. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Agent agrees not to exercise its right to select counsel to defend the event if that would cause Credit Parties’ insurer to deny coverage; provided, however, that Agent reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Agent or any Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that Credit Parties have paid to Agent or any Lender pursuant to the indemnity set forth in this Section 13.4, then Agent and Lender shall promptly pay to Credit Parties the amount of such recovery. Without limiting any of the foregoing, each of the Credit Parties hereby agrees, jointly and severally, to indemnify the Indemnified Parties for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Party has directly contracted in writing) which may be made in connection with any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby.

13.5 Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 13.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such notice or request is received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

13.6 Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

13.7 Expenses

Each of the Credit Parties jointly and severally shall pay, whether or not the Closing occurs, all costs and expenses incurred by Agent, Lenders and their Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys’ fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) with respect to costs and expenses incurred by Agent only, in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents or any related agreements, documents or instruments, (iii) arising in any way out of the administration of the Obligations or the taking or refraining from taking by Agent or Lender of any action requested by Credit Parties, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent’s, for the benefit of itself and Lenders, Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent’s and/or Lenders’ transactions with Credit Parties, (vi) in seeking, obtaining or receiving any advice with respect to their rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (viii) in connection with all actions, visits, audits and inspections undertaken by Agent or Lenders or their Affiliates pursuant to the Loan Documents (subject to any limitations provided in the Loan Documents) and/or (ix) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and any related agreement, document or instrument. All of the foregoing shall be charged to Credit Parties’ account and shall be part of the Obligations. If Agent, any Lender or any of their Affiliates uses in-house counsel for any purpose under any Loan Document for which Credit Parties are responsible to pay or indemnify, Credit Parties expressly agree that their Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent, such Lender or such Affiliate in its sole discretion for the work performed. Without limiting the foregoing, Credit Parties shall pay all taxes (other than taxes based upon or measured by each Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents or financing statements.

13.8 Entire Agreement

This Agreement and the other Loan Documents to which Credit Parties are parties constitute the entire agreement between Credit Parties, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including but not limited to the term sheet dated August 17, 2004), relating to the subject matter hereof or thereof). Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by the Credit Parties, Agent and Lenders or Requisite Lenders, as appropriate. Except as set forth in and subject to Section 10.4, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by the Credit Parties, Agent and Requisite Lenders; provided, that no consent or agreement by the Credit Parties shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XII so long as no additional duties are required to be assumed by or restrictions imposed on Credit Parties. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. The schedules attached hereto may be amended or supplemented by the Credit Parties upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent.

13.9 Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent or Lenders, as applicable, in their sole and absolute discretion. Other than Agent’s duty of reasonable care with respect to Collateral delivered pursuant to the Stock Pledge Agreements, Agent and Lenders shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

13.10 Confidentiality and Publicity

(a) The Credit Parties agree, and agree to cause each of their Affiliates, (i) except to the extent required by applicable laws or regulations (in which case (to the extent that they have not been publicly disclosed pursuant to any applicable securities laws, rules or regulations) the Credit Parties shall, and shall cause their Affiliates to, request and use commercially reasonable efforts to obtain confidential treatment of such information to the extent permitted by applicable law), not to transmit or disclose any provision of any Loan Document to any Person (other than to the Credit Parties’ directors, advisors and officers on a need-to-know basis) without Agent’s prior written consent, and (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions (to the extent that they have not been publicly disclosed pursuant to any applicable securities laws, rules or regulations). Agent and each Lender reserve the right to review and approve all materials that the Credit Parties or any of their Affiliates prepare that contain Agent’s or such Lender’s name. The Credit Parties shall not, and shall not permit any of their Affiliates to, use either Agent’s or any Lender’s name (or the name of any of Agent’s or any Lenders’ Affiliates) in connection with any of their business operations (other than with respect to their periodic reporting and other disclosure obligations pursuant to any applicable securities laws, rules or regulations, but subject to the parenthetical in clause (i) above). Nothing contained in any Loan Document is intended to permit or authorize any Credit Party or any of its Affiliates to contract on behalf of Agent or any Lender. The Credit Parties agree that Agent or any Affiliate of Agent may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes, (ii) use any Credit Party’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes, and (iii) may disclose financial statements and reports of the Credit Parties delivered hereunder to rating agencies.

(b) Except as set forth in the last sentence of Section 13.10(a), Agent and each Lender agree to exercise commercially reasonable efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such in writing by Credit Parties and not to disclose such information to Persons other than to potential Transferees or Participants or to Persons employed by or engaged by Agent, a Lender or a Lender’s Transferees or Participants including Affiliates of Agent or any Lender with a need to know such information, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, all of whom shall be notified of the confidential nature of such information. The confidentiality provisions contained in this Section 13.10(b) shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process or (ii) consisting of general portfolio information that does not identify Credit Parties. The obligations of Agent and Lenders under this Section 13.10(b) shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

13.11 Release of Collateral

So long as no Event of Default has occurred and is continuing, upon the written request of Borrowers, Agent shall release any Lien granted to or held by Agent for the benefit of Lenders upon any Collateral being sold or disposed of in compliance with the provisions of the Loan Documents, as determined by Agent in its Permitted Discretion. Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) and the termination of this Agreement, the Liens created hereby shall terminate and Agent and Lenders shall execute and deliver such documents, at Credit Parties’ expense, as are necessary to release Lenders’ Liens in the Collateral and shall return the Collateral to Credit Parties; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent or any Lender and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent or any Lender. Agent and Lenders shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts and that any document executed by Agent in connection therewith has been duly authorized, executed and delivered.

13.12 Senior Debt

The Obligations are secured by the Security Documents and are intended by the parties hereto to be senior in right of payment to any Subordinated Debt.

13.13 No Consequential Damages

No party to this Agreement, nor any agent or attorney of Agent or any Lender, shall be liable to any other Person under any theory of liability for any special, indirect, consequential or punitive damages.

13.14 Conflict

In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the other Loan Documents, the provisions of this Agreement shall control and govern; provided, that, for purposes of this Section 13.14, to the extent that any provisions of any of the other Loan Documents provide rights, remedies and benefits to Agent or Lenders that exceed the rights, remedies and benefits provided to Agent or Lenders under this Agreement, such provisions of the applicable Loan Documents shall be deemed to supplement (and not to conflict with) the provisions of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has duly executed this Revolving Credit, Term Loan and Security Agreement as of the date first written above.

FIREARMS TRAINING SYSTEMS, INC.

By:	/s/ Ron Mohling
Name:	Ron Mohling
Title:	Chairman and CEO

7340 McGinnis Ferry Road
Suwanee, Georgia 30024

Attention:	Mr. Ron Mohling
Telephone:	(770) 622-3363
Fax:	(770) 813-1914
Email:	rmohling@fatsinc.com

FATS, INC.

By:	/s/ Ron Mohling
Name:	Ron Mohling
Title:	Chairman and CEO

7340 McGinnis Ferry Road
Suwanee, Georgia 30024

Attention:	Mr. Ron Mohling
Telephone:	(770) 622-3363
Fax:	(770) 813-1914
Email:	rmohling@fatsinc.com

FATS

REVOLVING CREDIT, TERM LOAN AND

SECURITY AGREEMENT

SIGNATURE PAGE

AGENT AND LENDER:	CAPITALSOURCE FINANCE LLC

	By:	/s/ Steven A. Museles
	Name:	Steven A. Museles
	Title:	Senior Vice President

CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815

	Attention:	Jason Schwartz
	Telephone:	(866) 876-8723
	Fax:	(301) 841-2366
	Email:	jschwartz@capitalsource.com

LENDER:	SPECIAL SITUATIONS OPPORTUNITY FUND I, LLC

	By:	First Source Financial, Inc.
	Its:	Authorized Agent

	By:	/s/ James M. Cassady
	Name:	James M. Cassady
	Title:	Vice President

Special Situations Opportunity Fund I, LLC
2850 West Golf Road, Suite 520
Rolling Meadows, Illinois 60008

	Attention:	Jim Cassady
	Telephone:	(847) 734-2058
	Fax:	(847) 734-7910
	E-mail	jim_cassady@fsfi.com

FATS

REVOLVING CREDIT, TERM LOAN AND

SECURITY AGREEMENT

SIGNATURE PAGE

2

APPENDIX A

DEFINITIONS

“Accommodation Payment” shall have the meaning assigned to it in Section 3.7(c) hereof.

“Account Debtor” shall mean any Person who is obligated under an Account.

“Accounts” shall mean all “accounts” (as defined in the UCC) of any Credit Party (or, if referring to another Person, of such other Person), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, Contract Rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Advances” shall mean a borrowing under the Revolving Facility. Any amounts paid by Agent or any Lender on behalf of any Credit Party under and pursuant to any Loan Document (other than the Term Loans) shall be an Advance for purposes of this Agreement.

“Affiliate” or “affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) with respect to any Credit Party which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of any Credit Party. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. For all purposes of this Agreement, neither Agent nor any of its Affiliates shall be deemed an Affiliate of a Credit Party.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Allocable Amount” shall have the meaning assigned to it in Section 3.7(c) hereof.

“Applicable Rate” shall mean the interest rates applicable from time to time to Loans under this Agreement.

“Authorized Officer” shall mean, with respect to any Person, the chief executive officer, chief operating officer or chief financial officer of such Person.

“Bankruptcy Code” shall have the meaning assigned to it in Section 3.7(b) hereof.

“Blocked Accounts” shall mean the lockbox and accounts maintained by any Credit Party at the Lockbox Banks into which all collections or payments on their Accounts and other Collateral and other cash payments received by such Credit Party (other than direct proceeds of any Subordinated Debt) are paid pursuant to this Agreement.

“Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A hereto.

“Borrowing Date” shall have the meaning assigned to it in Section 2.4 hereof.

“Business” shall mean the business of Borrowers of (i) the development, marketing, distribution and production of training systems and solutions designed to provide training for military, law enforcement, and other security personnel in, among other things, direct and indirect fire, tactical decision making, close air support, judgmental use of lethal and non-lethal force and marksmanship, (ii) the operation of training centers related to such systems and solutions, and (iii) similar lines of business.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Agent is closed.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” on the balance sheet of such Person in accordance with GAAP.

“Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“CFC” shall mean a Subsidiary of a Credit Party constituting a “controlled foreign corporation,” as defined in Section 957 of the Code.

“Change of Control” shall mean, with respect to any Credit Party, individually and/or collectively, the occurrence of any of the following: (a) a merger, consolidation, reorganization, recapitalization or share or equity interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, managers, partners, owners or equity interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or equity interests owned by them, cash, property or equity securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of 50% or more of its voting stock, securities or equity, partnership or ownership interests immediately prior to such transaction or series of transactions hold less than 50% of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, (b) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, (c) any “change in/of control” or “sale” or “disposition” or similar event as defined in any certificate or incorporation or formation or statement of designations or operating agreement of any Credit Party, (d) Centre Partners Management LLC ceases to be the beneficial owner of at least 24% of the voting power of Parent, calculated on a fully diluted basis, (e) Parent ceases to be the record owner of 100% of the voting power of FATS, calculated on a fully diluted basis, or ceases to have the right to appoint or elect all members of the Board of Directors of FATS, (f) Ron Mohling ceases to be employed as Chief Executive Officer of Borrowers or he otherwise becomes disabled and, in each case, he is not replaced within 180 days by a permanent Chief Executive Officer of comparable stature and experience, or any such replacement Chief Executive Officer ceases such employment or otherwise becomes disabled unless replaced in the same time period with a Person whose stature and experience is comparable to Mr. Mohling’s, or (g) David McGrane ceases to be employed as Chief Operating Officer of Borrowers or he otherwise becomes disabled and, in each case, he is not replaced within 180 days by a permanent Chief Operating Officer of comparable stature and experience, or any such replacement Chief Operating Officer ceases such employment or otherwise becomes disabled unless replaced in the same time period with a Person whose stature and experience is comparable to Mr. McGrane’s. As used in this paragraph, the term “equity interest” and “equity security” includes any interest or security that is convertible into, or exchangeable or exercisable for, any equity interest or equity security.

“Charter and Good Standing Documents” shall mean, for each Credit Party, (i) a copy of the certificate of incorporation or formation (or other applicable charter document) certified as of a date not more than ten (10) Business Days before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Credit Party, (ii) a copy of the bylaws or similar organizational documents of certified as of a date not more than five (5) Business Days before the Closing Date by the corporate secretary or assistant secretary of such Credit Party, (iii) an original certificate of good standing as of a date acceptable to Agent issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Credit Party and of every other jurisdiction in which such Credit Party has an office or conducts business or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Credit Party is a party, certified by an Authorized Officer of such Person as of the Closing Date.

“Closing” shall mean the satisfaction, or written waiver by Agent, of all of the conditions precedent set forth in this Agreement required to be satisfied on or prior to the consummation of the transactions on the Closing Date contemplated hereby.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively and each individually, all collateral and security granted and securities pledged to Agent, for the benefit of itself and Lenders, by the Credit Parties, pursuant to the Loan Documents including, without limitation, the items set forth in Section 2.15 of this Agreement.

“Collateral Access Agreement” shall mean a Landlord Waiver and Consent, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Agent.

“Collateral Management Fee” shall have the meaning assigned to it in Section 3.2 hereof.

“Commitment” or “Commitments” shall mean, (i) with respect to the Revolving Facility, as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Advances, as set forth on Schedule A or in the most recent Lender Addition Agreement executed by such Revolving Lender, (ii) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Advances, (iii) with respect to the Term A Loan, as to any Term A Lender, the aggregate commitment of such Term A Lender to fund the Term A Loan, as set forth on Schedule A or in the most recent Lender Addition Agreement executed by such Term A Lender, (iv) as to all Term A Lenders, the aggregate commitment of all Term A Lenders to fund the Term A Loan, (v) with respect to the Term B Loan, as to any Term B Lender, the aggregate commitment of such Term B Lender to fund the Term B Loan, as set forth on Schedule A or in the most recent Lender Addition Agreement executed by such Term B Lender, (vi) as to all Term B Lenders, the aggregate commitment of all Term B Lenders to fund the Term B Loan, (vii) as to all Term Lenders, the aggregate commitments of all Term Lenders to fund the Term Loans, and (viii) as to all Lenders, the aggregate commitments of all Lenders to fund the Loans, in each case as the same may be reduced, modified or terminated pursuant to this Agreement.

“Computer Hardware and Software” shall mean, with respect to any Credit Party, all of such Credit Party’s rights (including rights as licensee and lessee) with respect to (a) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (b) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (a) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever) and any other software; (c) any firmware associated with any of the foregoing; (d) any other software; and (e) any documentation for or related to hardware, software and firmware described in clauses (a), (b), (c) and (d) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Concentration Account” shall have the meaning assigned to it in Section 2.5 hereof.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Right” shall mean any right of any Credit Party to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Control Agreement” shall mean a Control Account Agreement for each Deposit Account of each Credit Party, among such Credit Party, Agent and such banking institution of such Credit Party with which it has such Deposit Account, in each case in form and substance satisfactory to Agent in its Permitted Discretion.

“Copyrights” shall mean, with respect to any Credit Party, all of such Credit Party’s now existing or hereafter acquired right, title, and interest in and to: (i) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and (ii) all renewals of any of the foregoing.

“Credit Parties” shall mean, collectively, Borrowers and the Guarantors and a “Credit Party” shall mean, individually, any Borrower or Guarantor.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 3.5 hereof.

“Deposit Account” shall mean, individually and collectively, any Blocked Accounts and all other bank or other depository accounts of any Credit Party.

“Distribution” shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.

“Documentary Letter of Credit” shall have the meaning assigned to it in Section 2.21(a).

“Documentary Letter of Credit Application” shall have the meaning assigned to it in Section 2.21(b).

“Dollars” and “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the legally-binding rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

“Equipment” shall mean, with respect to a Credit Party, all “equipment” (as defined in the UCC) of such Credit Party (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Equity Interests” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event set forth in Article VIII.

“Excess Availability” as of any date of determination shall be calculated using the following formula, which calculation shall be subject to approval by Agent in its Permitted Discretion: FC + A – B, where FC equals the Facility Cap; where A equals the Credit Parties’ cash and Cash Equivalents on the date of determination; and where B equals the 30-day average of (i) the outstanding balance of all Revolving Loans plus (ii) the Letter of Credit Usage for the 30 days immediately preceding the date of determination.

“Excess Cash Flow” shall mean, for any fiscal year, without duplication, an amount equal to EBITDA (as defined in Annex I hereto) for the Credit Parties on a consolidated basis, minus (i) cash tax expense during such fiscal year, minus (ii) cash interest expense paid during such fiscal year, minus (iii) an amount equal to non-financed Capital Expenditures (as defined in Annex I hereto) and Capital Expenditures financed under the Revolving Facility, minus (iv) an amount equal to the sum of all regularly scheduled payments of principal on Loans actually made during such period, minus (v) an amount equal to the aggregate amount of prepayments of the Term Loans, minus (vi) an amount equal to the aggregate amount of regularly scheduled payments and mandatory prepayments of principal on Indebtedness of the Credit Parties permitted hereunder, actually made during such period to the extent permitted under this Agreement. Excess Cash Flow for the fiscal year ended March 31, 2005 shall be calculated for the stub period beginning on the Closing Date and ending on March 31, 2005, provided that such calculation shall be subject to seasonal adjustments to be mutually agreed upon by Agent and Borrowers.

“Facility Cap” shall mean $12,000,000, minus the Rent Reserve, subject to adjustment as provided in Section 9.1(a) hereof.

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s-length transaction.

“FATS” shall mean FATS, Inc., a Delaware corporation.

“Fee Letter” shall mean that certain fee letter dated as of September 30, 2004 by and among the Borrowers and Agent.

“Float Day Fee” shall have the meaning assigned to it in Section 3.2 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other government or governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Government Account” shall be defined to mean all Accounts arising out of or with respect to any Government Contract.

“Government Contracts” shall mean all contracts with the United States government or any other Governmental Authority or any agency of any of the foregoing, and all amendments, modifications and supplements thereto.

“Guarantor” shall mean, collectively and each individually, all guarantors of the Obligations or any part thereof, including, without limitation, all Persons who execute a Guaranty.

“Guaranty” shall mean, collectively and each individually, all guarantees executed by any Guarantors, if any, including, without limitation, any guarantees set forth in any Stock Pledge Agreement executed by any Person relating to the securities of Borrowers or any of their respective Subsidiaries.

“Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes or hazardous or toxic substances as defined in or subject to and regulated under any applicable Environmental Law.

“Indebtedness” of any Person means, without duplication: (a) all Indebtedness for Borrowed Money; (b) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; and (c) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) and (b) above.

“Indebtedness for Borrowed Money” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds (excluding performance or other surety bonds), debentures, notes or similar instruments or issued or assumed as the deferred purchase price of property or services purchased by such Person which, in accordance with GAAP, would be included in determining total liabilities as shown on the balance sheet of such Person as of the date as of which indebtedness is to be determined (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business for payroll or other similar payment obligations to employees or subcontractors of any Credit Party that are not past due by more than ninety (90) days and which are classified as short term liabilities in accordance with GAAP, and, in the case of any other trade accounts payable and accrued obligations in the ordinary course of business, that are not past due by more than ninety (90) days unless being contested in good faith and which are classified as short term liabilities in accordance with GAAP), (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) reimbursement obligations in respect of letters of credit issued for the account of such Person (including Letter of Credit Usage), (d) Capitalized Lease Obligations and the principal portion of synthetic leases, and (e) all of the foregoing of any partnership or joint venture to the extent such Person is legally obligated therefor.

“Initial Advance” shall have the meaning assigned to it in Section 4.1 hereof.

“Insured Event” shall have the meaning assigned to it in Section 13.4 hereof.

“Intellectual Property” shall mean all present and future: trade secrets, know-how and other proprietary information; Trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Agreement” shall mean any agreement relating to Intellectual Property, and including any agreements, rights, options, or licenses to purchase or otherwise acquire or use or benefit from (or to sell or otherwise permit any other Person to acquire or use or benefit from) any Intellectual Property.

“Intellectual Property Security Agreement” shall mean that certain Acknowledgment of Intellectual Property Collateral Lien executed by any Credit Party in favor of Agent, for the benefit of itself and Lenders, as such may be modified, amended or supplemented from time to time.

“Inventory” shall mean, with respect to any Credit Party, all “inventory” (as defined in the UCC) of such Credit Party (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Investment Property” shall mean all “investment property” (as “investment property” is defined in the UCC), (ii) securities (as “security” is defined in the UCC), whether certificated or uncertificated, (iii) security entitlements (as “security entitlement” is defined in the UCC), (iv)

securities accounts (as “securities account” is defined in the UCC), (v) commodity contracts (as “commodity contract” is defined in the UCC), and (vi) commodity accounts (as “commodity account” is defined in the UCC).

“Joinder Agreement” shall mean an agreement in form and substance acceptable to Agent in its Permitted Discretion, the material terms of which shall provide that a Person shall become a party to and become bound by the terms of this Agreement or the other Loan Documents in the same capacity and to the same extent as a Credit Party.

“Landlord Waiver and Consent” shall mean a waiver/consent in form and substance satisfactory to Agent in its Permitted Discretion from the owner/lessor of any premises not owned by a Credit Party at which any of the Collateral is now or hereafter located for the purpose of providing Agent access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

“L/C Disbursement” shall mean a payment by the L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” shall mean LaSalle Bank, N.A. or any other Lender that, at the request of Agent and Borrowers agrees, in such Lender’s sole discretion, to become an L/C Issuer for the purpose of issuing Letters of Credit or L/C Undertakings pursuant to Section 2.21.

“L/C Undertaking” shall have the meaning assigned to it in Section 2.21.

“Lender Addition Agreement” shall mean an agreement among Agent, a Lender and such Lender’s assignee regarding their respective rights and obligations with respect to assignments of the Loans and other interests under this Agreement and the other Loan Documents, in form and substance acceptable to Agent in its Permitted Discretion, it being agreed and understood that the consent or approval of the Credit Parties shall not be required in connection with any Lender Addition Agreement but may be obtained and shall be given by the Credit Parties upon request of Agent.

“Lenders” shall mean the financial institutions, from time to time named on Schedule A under the headings “Revolving Lenders,” “Term A Lenders” and “Term B Lenders,” their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that is not otherwise a party to this Agreement).

“Letter of Credit” shall have the meaning assigned to it in Section 2.21.

“Letter of Credit Fee” shall have the meaning assigned to it in Section 3.6(a).

“Letter of Credit Usage” shall mean, as of any date of determination, the sum of (a) the aggregate undrawn and unexpired amount of all outstanding Letters of Credit plus (b) 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit plus (c) the aggregate unreimbursed amount of all drawn Letters of Credit.

“Letters of Credit” shall have the meaning assigned to it in Section 2.21(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, transfer or other restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Lockbox Agreement” shall have the meaning assigned to it in Section 2.5 hereof.

“Lockbox Bank” shall have the meaning assigned to it in Section 2.5 hereof.

“Loan” or “Loans” shall mean, individually and collectively, the Term Loans and the Revolving Facility and all Advances thereunder.

“Loan Documents” shall mean, collectively and each individually, this Agreement, the Notes, the Security Documents, the Landlord Waiver and Consents, the Borrowing Certificates and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered by any Credit Party to Agent or Lenders in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.

“Material Adverse Effect” or “Material Adverse Change” shall mean any event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which (i) has, had or would reasonably be expected to have any material adverse effect upon or change in the validity or enforceability of any Loan Document, (ii) has been or would reasonably be expected to be material and adverse to the value of any material portion of the Collateral or to the business, operations, properties, assets, liabilities or condition of Credit Parties, taken as a whole, or (iii) has materially impaired or would reasonably be expected to materially impair the ability of any of the Credit Parties to perform the Obligations or to consummate the transactions under the Loan Documents executed by such Persons.

“Material Contract” means, with respect to any Person, each contract or agreement to which such Person or any of its Subsidiaries is a party involving (i) aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more, or (ii) an obligation (contingent or otherwise) payable to or by such Person or such Subsidiary of $1,000,000 or more.

“Maturity Date” shall mean the earliest of (i) the occurrence of an Event of Default if amounts outstanding under the Loan Documents and other Obligations shall be due and payable in connection therewith or as a result thereof as required by this Agreement, (ii) Agent’s demand upon an Event of Default of payment of all amounts outstanding under the Loan Documents and all other Obligations, and (iii) the last day of the Term.

“Mortgage” shall mean and includes any mortgage, deed of trust, deed to secure debt, assignment, or other instrument executed and delivered by any Credit Party to or for the benefit of Agent by which Agent, for the benefit of Agent and Lenders, acquires a Lien on any real estate or a collateral assignment of such Credit Party’s interest under a lease of real estate, and any amendment, modification, or supplement thereto.

“Net CFC Advances” shall mean, during any fiscal period, to the extent resulting in a positive number, the difference between (i) any investments, loans, payments or advances made to any CFCs of the Credit Parties by a Credit Party and (ii) any payments or distributions made by CFCs of the Credit Parties to a Credit Party.

“Net Proceeds” shall mean: (i) in respect of any issuance of debt or equity securities, cash proceeds and non-cash proceeds received or receivable in connection therewith, net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith; and (ii) in respect of any sale, transfer or other disposition of property or any casualty, taking, condemnation or similar event of loss or taking, proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making such sale, transfer or other disposition and insurance proceeds and awards received on account of such casualty, taking, condemnation or similar event of loss, net of: (a) in the event of any such sale, transfer or other disposition (I) the direct costs relating thereto, (II) income, sale, use or other transaction taxes paid or payable as a result thereof, and (III) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness (other than Indebtedness under the Loan Documents) secured by a Lien on the asset which is the subject thereof, and (b) in the event of any such casualty, taking, condemnation or similar event of loss, (I) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (II) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Note” shall mean, collectively and each individually, the Revolving Notes and the Term Notes, as the same may be amended, modified, divided, supplemented or restated from time to time.

“Obligations” shall mean, without double counting, all present and future obligations, Indebtedness and liabilities of the Credit Parties to Agent and Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, in each case arising under any of the Loan Documents or otherwise relating to Notes and/or Loans, including, without limitation, interest, all applicable fees, charges and expenses or all amounts paid or advanced by Agent or Lenders on behalf of or for the benefit of any Credit Party for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

“Parent” shall mean Firearms Training Systems, Inc., a Delaware corporation.

“Participant” shall have the meaning assigned to it in Section 13.2(b) hereof.

“Patents” shall mean, with respect to any Credit Party, all of such Credit Party’s now existing or hereafter acquired right, title and interest in and to: (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing.

“Payment Office” shall mean initially the address set forth beneath Agent’s name on the signature page of this Agreement, and thereafter, such other office of Agent, if any, which it may designate by notice to Borrowers to be the Payment Office.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals issued by any Governmental Authority.

“Permitted Acquisition” shall mean any acquisition by any Credit Party or any wholly-owned Subsidiary of Credit Party, whether through a purchase of stock or assets or through a merger, consolidation or amalgamation, of another Person or of a business unit of another Person, which complies with each of the following:

(a) such Credit Party shall have delivered to Agent and Lenders an information packet with respect to such proposed Permitted Acquisition at least thirty (30) days prior to the date upon which such Credit Party intends to consummate such proposed Permitted Acquisition, which information packet shall include, but shall not be limited to, (i) a description of the Persons party to such proposed Permitted Acquisition, (ii) a description of the structure and material terms of such proposed Permitted Acquisition, (iii) any and all material historical financial statements of any Person to be acquired by a Credit Party in such proposed Permitted Acquisition, (iv) a revised budget for Credit Parties for the fiscal year in which the proposed Permitted Acquisition is to occur, as well as revised pro forma financial projections for Credit Parties, and (v) such other information related to the proposed Permitted Acquisition as shall have been requested by Agent in its Permitted Discretion;

(b) the assets so acquired or, as the case may be, the assets of the Person so acquired shall only involve assets (including equity interests) comprising a business or business unit, or those assets of a business or business unit, of the type or related to the Business, and which business would not to the knowledge of any Credit Party after inquiry with the Agent and the Lenders subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Credit Parties and their Subsidiaries prior to such Permitted Acquisition (provided, however, that if any regulatory or third party approvals are required, Agent shall so notify the Credit Parties and Agent and each Lender hereby agree to use commercially reasonable efforts to obtain such approvals if requested to do so in writing by Borrowers);

(c) such Permitted Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose capital stock or assets are proposed to be acquired;

(d) any earn-out, holdback or similar obligation must have an ascertainable maximum dollar amount that either (i) could have been paid in cash by Borrowers under the terms of the Loan Documents at the time of the closing of the Permitted Acquisition or (ii) is acceptable to Agent in its Permitted Discretion;

(e) the Subsidiary to be acquired or formed as a result of such Permitted Acquisition shall be engaged in the same, similar or related business as the Credit Parties;

(f) such Permitted Acquisition shall be effected in such a manner so that the acquired capital stock or assets are owned either by a Credit Party or a wholly-owned Subsidiary of a Credit Party and, if effected by merger or consolidation involving a Credit Party, such Credit Party shall be the continuing or surviving Person;

(g) any Subsidiary of a Credit Party that is organized, created, acquired, resulting from or otherwise party to such Permitted Acquisition and that is not already a Credit Party (as determined by Agent) hereunder (or that has not otherwise complied with the provisions of Section 7.4) shall have complied with the provisions of Section 7.4;

(h) such Credit Party shall have delivered evidence that it is acquiring the assets or stock free and clear of all Liens (other than Permitted Liens) to Agent’s satisfaction;

(i) such Credit Party shall have delivered Security Documents and any other documents or agreements requested by Agent to perfect Agent’s, for the benefit of itself and Lenders, Lien on all such assets or stock acquired or formed by such Credit Party in such Permitted Acquisition, and, if requested by Agent, such Credit Party shall deliver a written legal opinion of counsel to such Person addressed to Agent, for the benefit of itself and Lenders, in form and substance satisfactory to Agent in its Permitted Discretion and its counsel;

(j) the total consideration (including cash, earn-out payments, assumption of Indebtedness and non-cash consideration) for any single Permitted Acquisition shall not exceed $2,500,000 and for all such Permitted Acquisitions shall not exceed $7,500,000 in the aggregate during the Term;

(k) in the case of such acquisition, such Person shall have as of the last day of the most recent four consecutive fiscal quarters of such Person which precedes or ends on the date of such acquisition, EBITDA, as of the last day of the most recent four consecutive fiscal quarters of such Person which precedes or ends on the date of such acquisition, exceeding an amount equal to 10% of the total consideration (including cash, earn-out payments, assumption of Indebtedness and non-cash consideration) for such acquisition provided that the calculation of EBITDA under this clause (k) shall be subject to Agent’s review and approval in its Permitted Discretion;

(l) the Credit Parties shall have Excess Availability of at least $2,500,000 after giving effect to any Advances to fund such acquisition;

(m) the Agent shall be entitled to examine and conduct a customary (as determined by Agent in its Permitted Discretion) secured lender’s audit of all of the financial statements, books of account, records, reports and other papers of the acquired Person following the closing of such acquisition at the cost and expense of the Credit Parties, and any such audit shall not be counted as an audit for purposes of the limitations set forth in Section 6.6; and

(n) no Default or Event of Default shall exist prior to or will be caused as a result of such acquisition.

“Permitted Asset Sale” means any sale, lease, transfer or other disposition of any assets (a) to any Credit Party, (b) if such assets are obsolete, worn out or replaced equipment or excess equipment no longer used or needed in the ordinary course of business, (c) if such assets are Investment Property permitted under Section 7.4(a), (d) if such assets are past due accounts receivable sold in the ordinary course of business with a face value not to exceed $250,000 in the aggregate during the Term, and (e) if such assets are securities of an Account Debtor received by any Credit Party in connection with the reorganization of such Account Debtor under any Debtor Relief Law.

“Permitted Discretion” shall mean a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Indebtedness” shall mean Indebtedness of Credit Parties permitted under Section 7.2.

“Permitted Liens” shall mean Liens permitted under Section 7.3.

“Permitted Securities” shall mean any Equity Interests of Parent that by their terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or otherwise (A) are not convertible or exchangeable for Indebtedness or any securities that are not Permitted Securities, (B) (i) do not mature and (ii) are not putable or redeemable at the option of the holder thereof, in each case under clause (i) or (ii) in whole or in part on or prior to the date six (6) months after the earlier of the end of the Term or the indefeasible payment in full in cash of the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending), (C) do not have payments of dividends on or prior to the date six (6) months after the earlier of the end of the Term or the actual payment in full of the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending), (D) are unsecured and by operation of law or by legally binding agreement are subordinated in right of repayment, liens, security and remedies to all of the Obligations and to all of Agent’s and Lenders’ rights, Liens and remedies, or (E) do not have any veto or supermajority voting rights or approval rights with respect to any issues other than to protect their own rights and preferences.

“Permitted Subordinated Debt” shall mean any Indebtedness of the Credit Parties that (i) is unsecured and subordinated in right of repayment, liens, security and remedies to all of the Obligations and to all of Agent’s and Lenders’ rights, Liens and remedies, (ii) has a cash interest payment requirement of no more than 12% per annum, (iii) does not provide for any fees, principal, or other amounts to be repaid or prepaid prior to six (6) months after the earlier of the end of the Term or the actual indefeasible payment in full in cash of the Obligations (other than any indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not, to the knowledge of any Credit Party, then pending) and the termination of this Agreement, and (iv) is subject to Subordination Agreements in form and substance satisfactory to Agent in its Permitted Discretion.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“PIK Interest” shall have the meaning assigned to such term in Section 2.8(d) hereof and shall be considered interest for all purposes under the Loan Documents except as otherwise stated or treated in this Agreement.

“PIK Note(s)” shall mean, individually and collectively, one or more PIK Notes and any additional promissory note(s) payable to the order of each Term B Lender executed by Borrowers evidencing the aggregate amount of PIK Interest accrued during the Term on the Term B Loan.

“Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced publicly from time to time by Citibank, N.A. as its base rate; provided, that such rate is not necessarily the best rate offered to its customers, and, should Agent be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Agent; provided, further, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

“Prior Lenders” shall mean Bank of America, N.A., First Source Financial LLC and US Bank.

“Priority Permitted Liens” shall mean Permitted Liens contemplated by and permitted pursuant to Section 7.3(b), (c), (d), (e), (h) and (l).

“Pro Rata Share” shall mean (a) with respect to matters relating to a particular Commitment of a Revolving Lender, the percentage obtained by dividing (i) such Commitment of that Revolving Lender by (ii) all such Commitments of all Revolving Lenders; provided, however, that if any Commitment of a Revolving Lender is terminated pursuant to the terms hereof, then “Pro Rata Share” means the percentage obtained by dividing (x) the aggregate amount of such Revolving Lender’s outstanding Loans related to such Commitment by (y) the aggregate amount of all outstanding Loans related to such Commitment, (b) with respect to matters relating to a particular Term A Loan of a Term A Lender, the percentage obtained by dividing (i) the aggregate amount of outstanding Term A Loans made by such Lender by (ii) the aggregate amount of all outstanding Term A Loans; provided, however, that if any Commitment is terminated pursuant to the terms hereof, then “Pro Rata Share” means the percentage obtained by dividing (x) the aggregate amount of outstanding Term A Loans made by such Term A Lender related to such Commitment by (y) the aggregate amount of all outstanding Term A Loans related to such Commitment, (c) with respect to matters relating to a particular Term B Loan of a Term B Lender, the percentage obtained by dividing (i) the aggregate amount of outstanding Term B Loans made by such Lender by (ii) the aggregate amount of all outstanding Term B Loans; provided, however, that if any Commitment is terminated pursuant to the terms hereof, then “Pro Rata Share” means the percentage obtained by dividing (x) the aggregate amount of outstanding Term B Loans made by such Term B Lender related to such Commitment by (y) the aggregate amount of all outstanding Term B Loans related to such Commitment, and (d) with respect to all other matters, the percentage obtained by dividing (i) the aggregate amount of a Lender’s Loans outstanding and such Lender’s Commitment by (ii) the aggregate amount of all Lenders’ Loans outstanding and all Lender’s Commitments; in any case as such percentage may be adjusted by assignments permitted pursuant to Section 13.2.

“Public Offering” shall mean any offer or sale of securities pursuant to any registration statement filed and effective with the Securities and Exchange Commission or any other Governmental Authority.

“Receipt” shall have the meaning given such term in Section 13.5.

“Rent Reserve” shall mean a rent reserve equal to three (3) months of rent with respect to any location at which Inventory is maintained for which a landlord waiver has not been obtained.

“Requisite Lenders” shall mean (a) with respect to matters relating solely to Revolving Lenders, Revolving Lenders holding or being responsible for 51% or more of the sum of all outstanding Revolving Loans and all unutilized Commitments to make Advances, (b) with respect to matters relating solely to Term A Lenders, Term A Lenders holding or being responsible for 51% or more of the sum of all outstanding Term A Loans, (c) with respect to matters relating solely to Term B Lenders, Term B Lenders holding or being responsible for 51% or more of the sum of all outstanding Term B Loans, and (d) with respect to all other matters, Lenders holding or being responsible for 51% or more of all outstanding Loans and unutilized Commitments.

“Revolving Facility” shall have the meaning given such term in the recitals of this Agreement.

“Revolving Lenders” shall mean the financial institutions from time to time named on Schedule A under the heading “Revolving Lenders”, their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that is not otherwise a party to this Agreement).

“Revolving Loans” shall mean, collectively, the Advances made by Revolving Lenders to Borrowers in the maximum aggregate principal amount equal to the Facility Cap minus the Letter of Credit Usage, and all Obligations related thereto.

“Revolving Note(s)” shall mean, individually and collectively, one or more Revolving Notes and any additional promissory note(s) payable to the order of each Revolving Lender executed by Borrower evidencing the Revolving Facility and Advances thereunder, as the same may be amended, modified, divided, split, supplemented or restated from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean this Agreement, the Intellectual Property Security Agreement, the Stock Pledge Agreements, the Control Agreements, the Lockbox Agreements, the UCC financing statements, any Subordination Agreements, agreements related to the creation and perfection of Liens on Accounts, and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Solvency Certificate” shall have the meaning assigned to it in Section 4.1(d) hereof.

“Standby Letter of Credit” shall have the meaning assigned to it in Section 2.21(a).

“Standby Letter of Credit Application” shall have the meaning assigned to it in Section 2.21(b).

“Standby Letter of Credit Fee” shall have the meaning assigned to it in Section 3.6.

“Stock Pledge Agreement” shall mean, collectively and individually, if applicable, all stock pledge agreements executed between Agent and any Credit Parties, in each case as such may be modified, amended or supplemented from time to time.

“Subordinated Debt” shall mean any Indebtedness, contingent equity, earnout or other obligations (including without limitation Permitted Subordinated Debt) that are unsecured and subordinated in right of repayment, liens, security and remedies to all of the Obligations and to all of Agent’s and Lenders’ rights, Liens and remedies pursuant to a Subordination Agreement in form and substance satisfactory to Agent in its Permitted Discretion.

“Subordination Agreement” shall mean, individually and collectively, any agreements between Agent and holders of Subordinated Debt relating to Subordinated Debt, in each case as the same may be modified, amended, restated or supplemented from time to time, in each case in form and substance satisfactory to Agent in its Permitted Discretion.

“Subsidiary” shall mean, (i) as to any Credit Party, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Credit Party or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries.

“Term” shall mean, the period commencing on the Closing Date and ending on September 30, 2009.

“Term A Lenders” shall mean the financial institutions from time to time named on Schedule A under the heading “Term A Lenders,” their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that is not otherwise a party to this Agreement).

“Term B Lenders” shall mean the financial institutions from time to time named on Schedule A under the heading “Term B Lenders,” their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that is not otherwise a party to this Agreement).

“Term Lenders” shall mean collectively, the Term A Lenders and the Term B Lenders.

“Term A Loan” shall mean, collectively, the Term A Loan made by Term A Lenders to Borrowers in the maximum aggregate principal amount of $15,000,000, and all obligations related thereto.

“Term B Loan” shall mean, collectively, the Term B Loan made by Term B Lenders to Borrowers in the maximum aggregate principal amount of $15,000,000, and all obligations related thereto.

“Term Loans” shall mean, individually and collectively, the Term A Loan and the Term B Loan.

“Term A Note” or “Term A Note(s)” shall mean, individually and collectively, the Term A Notes and any additional promissory note(s) payable to the order of each Term Lender executed by any Borrower evidencing the Term A Loan, as the same may be amended, modified, split, divided, supplemented or restated from time to time.

“Term B Note” or “Term B Note(s)” shall mean, individually and collectively, the Term B Notes and any additional promissory note(s) payable to the order of each Term B Lender executed by any Borrower evidencing the Term B Loan, as the same may be amended, modified, split, divided, supplemented or restated from time to time.

“Term Note” or “Term Note(s)” shall mean, individually and collectively, the Term A Notes and the Term B Notes, and any additional promissory note(s) payable to the order of each Term A Lender or Term B Lender, as applicable, executed by any Borrower evidencing the Term A Loan or the Term B Loan, as applicable, as the same may be amended, modified, split, divided, supplemented or restated from time to time.

“Termination Date” shall have the meaning assigned thereto in Section 2.21(m) hereof.

“Termination Fee” shall have the meaning assigned thereto in Section 3.3 hereof.

“Trademarks” shall mean, with respect to any Credit Party, all of such Credit Party’s now existing or hereafter acquired right, title, and interest in and to: (i) all of such Credit Party’s trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, designs, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country; and (ii) all renewals thereof.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“UFCA” shall have the meaning assigned to it in Section 3.7(c) hereof.

“UFTA” shall have the meaning assigned to it in Section 3.7(c) hereof.

“Underlying Issuer” shall mean a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the L/C Issuer for the benefit of Borrower.

“Underlying Letter of Credit” shall mean a letter of credit that has been issued by an Underlying Issuer.

“Unused Line Fee” shall have the meaning assigned to it in Section 3.2 hereof.

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of capital stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time capital stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any capital stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into capital stock of such Person described in clause (a) of this definition.

“Yield Maintenance Fee” shall mean an amount equal to the difference between (x) the maximum total interest (excluding the Default Rate) and fees which would have been earned based on the interest rate hereunder in effect on the date of such prepayment on the principal amount of the Term B Loan being prepaid from the effective date of any prepayment through and including the date twenty-four (24) months following the Closing Date (or, if such prepayment results from, or is in connection with, a Change of Control, twelve (12) months following the Closing Date), and (y) the total amount of interest which would accrue on an amount equal to the amount being prepaid from the date of such prepayment through and including the date twenty-four (24) months following the Closing Date (or, if such prepayment results from, or is in connection with, a Change of Control, twelve (12) months following the Closing Date) calculated at an interest rate per annum equal to the latest published (as published in the Wall Street Journal) rate preceding the later of the effective date of any prepayment for United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to twenty four (24) months following the Closing Date (or if such prepayment results from, or is in connection with, a Change of Control, twelve (12) months following the Closing Date).

ANNEX I

Financial Covenants

1) Senior Leverage Ratio

As measured at the end of each fiscal quarter during any period set forth below, the Senior Leverage Ratio shall not exceed the following:

Period	Maximum Senior Leverage Ratio
September 30, 2004 through and including December 31, 2004	3.25 to 1.00
March 31, 2005 through and including June 30, 2005	3.50 to 1.00
September 30, 2005 through and including March 31, 2006	3.25 to 1.00
June 30, 2006 through and including December 31, 2006	3.00 to 1.00
March 31, 2007 through and including December 31, 2007	2.95 to 1.00
March 31, 2008 through and including December 31, 2008	2.70 to 1.00
March 31, 2009 through and including the Maturity Date	2.50 to 1.00

2) Total Leverage Ratio

As measured at the end of each fiscal quarter during any period set forth below, the Total Leverage Ratio shall not exceed the following:

Period	Maximum Senior Leverage Ratio
September 30, 2004 through and including June 30, 2005	3.75 to 1.00
September 30, 2005 through and including March 31, 2006	3.50 to 1.00
June 30, 2006 through and including December 31, 2006	3.25 to 1.00
March 31, 2007 through and including December 31, 2007	3.20 to 1.00
March 31, 2008 through and including December 31, 2008	2.95 to 1.00
March 31, 2009 through and including the Maturity Date	2.75 to 1.00

Ann. I-1

3) Minimum EBITDA

As measured at the end of each fiscal quarter during the periods set forth below, EBITDA for the twelve (12) months then ending for the Credit Parties on a consolidated basis shall not be less than the following:

Period	Minimum EBITDA
September 30, 2004 through and including March 31, 2005	$10,000,000
June 30, 2005 through and including December 31, 2006	$10,500,000
March 31, 2007 through and including December 31, 2007	$11,000,000
March 31, 2008 through and including December 31, 2008	$11,500,000
March 31, 2009 through and including the Maturity Date	$12,000,000

4) Fixed Charge Coverage Ratio

As measured on December 31, 2004 and on each March 31, June 30 and September 30 thereafter, the Fixed Charge Coverage Ratio shall not be less than 1:25 to 1.00.

5) Capital Expenditures

As measured at the end of any fiscal period within the period set forth below, Borrowers shall not make Capital Expenditures that exceed, for the 12-month period then ended, in the aggregate, the amount (the “Maximum Capital Expenditures Amount”) set forth opposite each such period below; provided that the Maximum Capital Expenditures Amount for any such fiscal period (the “current fiscal period”), commencing with the fiscal year beginning on April 1, 2005 shall be increased by the Carry-Over Amount for such current fiscal period. The “Carry-Over Amount” for any current fiscal period shall equal the least of (a) the amount, if any, by which the Maximum Capital Expenditures Amount for the immediately prior fiscal period exceeds the actual amount of Capital Expenditures made during such immediately prior fiscal period, and (b) 50% of the Maximum Capital Expenditures Amount for the immediately prior fiscal period; provided that the Carry-Over Amount shall only be available for a period of 12 months following the end of the immediately prior fiscal period; and provided further that Agent will review the Capital Expenditures covenant at the request of the Credit Parties in light of new agreements entered into by a Credit Party:

Period	Maximum Capital Expenditures
September 30, 2004	$1,850,000
December 31, 2004 through and including June 30, 2005	$1,950,000
September 30, 2005 through and including December 31, 2005	$2,250,000
March 31, 2006 through and including the Maturity Date	$2,500,000

Ann. I-2

6) Defined Terms

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

“Capital Expenditures” shall mean the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) that are or are required to be treated as capital expenditures under GAAP, excluding expenditures for Capitalized Lease Obligations, expenditures made with the proceeds of Permitted Asset Sales, and expenditures made with insurance proceeds in compliance with Section 2.13(b).

“EBITDA” shall mean the sum, without duplication, of the following: Net Income, plus to the extent included in calculating Net Income (a) Interest Expense, (b) taxes on income, (c) depreciation expense, (d) amortization expense, (e) non-cash charges and expenses determined in accordance with GAAP, (f) all other non-recurring charges and expenses approved by Agent in its Permitted Discretion, excluding accruals for cash expenses made in the ordinary course of business, (g) loss from any sale of assets other than sales in the ordinary course of business, (h) management fees paid in cash or accrued in the ordinary course of business, (i) all costs related to transactions contemplated by this Agreement, and (j) costs and expenses incurred in connection with Permitted Acquisitions, less (x) gain from any sale of assets other than sales in the ordinary course of business, and (y) all non-cash or non-recurring income that is in each case not operating income, all of the foregoing determined in accordance with GAAP. For purposes of calculating EBITDA for any four fiscal quarter period to determine compliance with the Fixed Charge Coverage Ratio and the Senior Leverage Ratio covenants only: (A) acquisitions that have been made by such Person and its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the such four fiscal quarter period shall be deemed to have occurred on the first day of such four fiscal quarter period; provided, however, that only the actual historical results of operations of the Persons so acquired, without pro forma adjustments other than pro forma adjustments made in compliance with Regulation S-X (unless otherwise approved by Agent in its Permitted Discretion), shall be used for such calculation; and (B) the EBITDA of such Person and its Subsidiaries attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the end of such four fiscal quarter period, shall be excluded.

“Fixed Charge Coverage Ratio” shall mean, for the Credit Parties on a consolidated basis, at any date of determination, the ratio of (a) EBITDA, minus non-financed Capital Expenditures and Capital Expenditures financed under a revolving line of credit or similar facility, minus income taxes paid in cash, minus management fees paid in cash to (b) Fixed Charges, in each case for the twelve (12) months then ending taken as one accounting period.

Ann. I-3

“Fixed Charges” shall mean, the sum of the following for the Credit Parties on a consolidated basis: (a) Total Debt Service, (b) dividends and/or distributions paid in cash, and (c) cash paid for stock repurchases and/or redemptions (excluding such repurchases or redemptions paid with cash from the issuance and sale of Permitted Securities).

“Interest Expense” shall mean total interest expense generated during the period in question (including attributable to conditional sales contracts, Capital Leases and other title retention agreements in accordance with GAAP) of the Credit Parties on a consolidated basis with respect to all outstanding Indebtedness including accrued interest, interest paid in kind, capitalized interest and all fees and expenses due and payable to Agent and the Lenders related to the Obligations but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing.

“Net Income” shall mean the net income (or loss) of the Credit Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than the Credit Parties) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Credit Party by such Person during such period, and (ii) the income of any Subsidiary of the Credit Parties to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Senior Leverage Ratio” shall mean, for the Credit Parties on a consolidated basis, at any date of determination, the ratio of (i) Total Senior Debt less cash and Cash Equivalents (excluding restricted cash) on such date, to (ii) EBITDA for the twelve (12) months then ending taken as one accounting period.

“Total Leverage Ratio” shall mean, for the Credit Parties on a consolidated basis, at any date of determination, the ratio of (i) the principal amount of all Indebtedness of the Credit Parties under the Agreement outstanding on such date, to (ii) EBITDA for the twelve (12) months then ending taken as one accounting period.

“Total Senior Debt” shall mean, at any date of determination, the principal amount of total Indebtedness of Borrower, including, without limitation, all principal Obligations (including, but not limited to, all Letters of Credit Usage) under the Loan Documents, and all Capital Lease Obligations but excluding current operating liabilities.

“Total Debt” shall mean, at any date of determination, the total Indebtedness of the Credit Parties on a consolidated basis, including, without limitation, all Indebtedness under the Loan Documents and all Subordinated Debt and all accrued interest on the foregoing (including, without limitation, all interest paid in kind) and all Capital Leases, but excluding current operating liabilities. For all purposes, the term “Total Debt” shall be calculated to include (i.e., not net of) discounts, deductions or allocations relating or applicable to or arising from any equity or equity participation.

Ann. I-4

“Total Debt Service” shall mean the sum, without duplication, of (i) scheduled payments of principal on Total Debt, (ii) other required payments of principal on Total Debt other than the Obligations (excluding payments on secured Indebtedness that becomes due as a result of any sale or transfer not prohibited under this Agreement of the property or assets securing such Indebtedness), (iii) any other cash amounts due or payable in connection with or on Total Debt (other than expenses incurred in connection with the administration thereof and excluding any mandatory prepayments of the Obligations), and (iv) cash Interest Expense.

Ann. I-5

EXHIBIT A

Borrowing Certificate

SCHEDULE A

Lenders/Commitments

Revolving Lenders		Revolving Commitment
CapitalSource Finance LLC		$12,000,000
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Corporate Finance Group, Portfolio Manager
Telephone: (301) 841-2700
FAX: (301) 841-2366
E-Mail: jschwartz@capitalsource.com

Wire Instructions:

Bank:	Bank of America, New York
Account:	003939396662
ABA:	026009593
Account Name:	CapitalSource Funding LLC
Reference:	FATS

Total:		$12,000,000

Term A Lenders		Term A Loan Commitment
Special Situations Opportunity Fund I, LLC		$10,500,000
2850 West Golf Road, Suite 520
Rolling Meadows, Illinois 60008
Attention: Jim Cassady
Telephone: (847) 734-2058
FAX: (847) 734-7910
E-Mail: jim_cassady@fsfi.com

Wire Instructions:

Bank:	LaSalle National Bank
Account:	5800374422
ABA:	071-000-505
Account Name:	SSOFI LLC Aggregate Collection Account
Reference:	FATS

Sch. A-1

CapitalSource Finance LLC		$4,500,000
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Corporate Finance Group, Portfolio Manager
Telephone: (301) 841-2700
FAX: (301) 841-2366
E-Mail: jschwartz@capitalsource.com

Wire Instructions:

Bank:	Bank of America, New York
Account:	003939396662
ABA:	026009593
Account Name:	CapitalSource Funding LLC
Reference:	FATS

Total:		$15,000,000

Term B Lenders		Term B Loan Commitment
CapitalSource Finance LLC		$15,000,000
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Corporate Finance Group, Portfolio Manager
Telephone: (301) 841-2700
FAX: (301) 841-2366
E-Mail: jschwartz@capitalsource.com

Wire Instructions:

Bank:	Bank of America, New York
Account:	003939396662
ABA:	026009593
Account Name:	CapitalSource Funding LLC
Reference:	FATS

Total:		$15,000,000

Sch. A-2

Schedule 6.7

Further Assurances and Post Closing Deliverables

In accordance with and in furtherance of the provisions of Section 6.7 of the Agreement, the following actions, items and deliverables will be completed, taken and/or delivered to Agent’s satisfaction on or before the date specified below. The failure to take, comply with or provide any of the actions or items referred to herein on or before such date shall constitute and be deemed an Event of Default under the Agreement. Nothing in this Schedule 6.7 shall limit the effect of any provision of the Agreement or Credit Parties’ obligations thereunder. Capitalized terms not otherwise defined in this Schedule 6.7 shall have the same meaning as in the Agreement.

1. Delivery of Landlord Waiver. The Credit Parties shall use their commercially reasonable efforts to obtain and deliver to Agent, within 90 days following the Closing Date, a fully executed Landlord Waiver and Consent (in form and substance satisfactory to Agent in its Permitted Discretion) with respect to the property leased by the Borrowers at 3520 Piedmont Road, Suite 410, Atlanta, GA 30305.

2. Stock Pledge Agreement. The Credit Parties will deliver to Agent within 90 days after the Closing Date a fully executed Stock Pledge Agreement (in form and substance satisfactory to Agent in its Permitted Discretion) covering the stock of all CFCs together with such other documents as may be requested by Agent in its Permitted Discretion to effect the pledge of the CFCs’ stock.

3. Delivery of Certificates of Insurance. The Credit Parties will deliver to Agent within 30 days after the Closing Date Certificates of Insurance for all the required insurance policies identified on Schedule 5.17 complying with the representations identified in Section 6.4 of the Agreement.

4. Amendment of Financing Statement. The Credit Parties will either (i) deliver to Agent within 14 days after the Closing Date evidence that the UCC-1 Financing Statement filed by Ford Motor Credit Company on April 3, 2002 (UCC #21036502) has been amended to cover only the seven vehicles Firearms Training Systems, Inc. leased from Ford Motor Credit Company, or (ii) within 45 days after the Closing Date pay in full all amounts owing to Ford Motor Credit Company and deliver evidence to Agent that such UCC-1 Financing Statement has been terminated. If the Credit Parties fail to comply with this paragraph, in addition to constituting an Event of Default, the Facility Cap shall be reduced by a reserve equal to $115,000 until the Credit Parties have taken the action specified in either clause (i) or (ii) of this paragraph (without reference to the time requirements thereof).

5. Georgia Qualification. Within 30 days after the Closing Date, FATS, Inc. will become qualified to do business in the State of Georgia.

6. Termination of KeyCorp Financing Statement. Within 30 days after the Closing Date, the Credit Parties will deliver to Agent evidence that the UCC-1 Financing Statement filed by KeyCorp Leasing (UCC #007-2001-004842) has been terminated.

7. Closure of Deposit Account. Within 30 days after the Closing Date, the Credit Parties shall have closed the Deposit Account of FATS, Inc., account number 4173810009, held at San Paolo Imi Bank, New York.

8. Nations Fund Account. Within 60 days after the Closing Date, the Credit Parties will deliver to Agent an executed account control agreement with Nations Fund covering account number 892626, in form and substance satisfactory to Agent in its Permitted Discretion. The Credit Parties hereby agree that, until such account control agreement is delivered, no funds shall in held in such account.

9. Legal Opinion. Within 21 days after the Closing Date, the Credit Parties will deliver to Agent an executed legal opinion of counsel to the Credit Parties, in form and substance satisfactory to Agent in its Permitted Discretion, opining that the outstanding shares of FATS, Inc. have been validly and duly authorized by all requisite corporate action of FATS, Inc. and are validly issued, fully paid and non-assessable.

LA 316300 v9

Sch. A-2